UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. _____)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

TEMPUR SEALY INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 5, 2022

Time:	8:30 a.m.. Eastern Time

Website:	www.virtualshareholdermeeting.com/TPX2022

Purpose:
•Elect seven Directors to each serve for a one-year term and until the Director's successor has been duly elected and qualified;
•Ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2022;
•Approve, on an advisory basis, the compensation of our Named Executive Officers;
•Approve the Amended and Restated 2013 Equity Incentive Plan; and
•Transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on March 10, 2022, are entitled to vote at the annual meeting and any adjournment or postponement of the meeting.

Joining the Virtual Annual Meeting:	This year's annual meeting will be conducted virtually via a live audio webcast, accessible at www.virtualshareholdermeeting.com/TPX2022. Please see "Frequently Asked Questions Regarding the Annual Meeting" for information about how to join and participate in the virtual annual meeting (including to vote, view the list of stockholders of record and submit questions pertinent to the meeting).

Proxy Voting:	Your vote matters. Regardless of whether you plan to join the virtual annual meeting, please promptly submit your proxy and voting instructions via the Internet or phone, or sign, date and return a proxy card (if received by mail). Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting by Internet or phone, or by signing, dating and returning a proxy card, as early as possible to avoid any possible delays. Your cooperation is appreciated.

Sincerely,

Lexington, Kentucky	SCOTT L. THOMPSON
March 24, 2022	Chairman, President and Chief Executive Officer

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 5, 2022:
The 2022 Proxy Statement and 2021 Annual Report are available at http://www.proxyvote.com.

Forward Looking Statements

This Proxy Statement contains "forward-looking" statements regarding Tempur Sealy International, Inc.'s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in Tempur Sealy International, Inc.'s filings with the Securities and Exchange Commission, including the risk factors discussed under the heading "Risk Factors" under Part I, ITEM 1A of the Annual Report on Form 10-K for the year ended December 31, 2021. We assume no obligation to update any of these forward-looking statements.

TEMPUR SEALY INTERNATIONAL, INC.
1000 Tempur Way
Lexington, Kentucky 40511

Proxy Statement
 Annual Meeting of Stockholders to be Held on May 5, 2022

Information Concerning Solicitation and Voting

Our Board of Directors is soliciting proxies for the 2022 Annual Meeting of Stockholders of Tempur Sealy International, Inc. ("Annual Meeting"). The Annual Meeting will be held at 8:30 a.m., Eastern Time, on May 5, 2022. This year's Annual Meeting is a virtual stockholders' meeting. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/TPX2022. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Our principal executive offices are located at 1000 Tempur Way, Lexington, Kentucky 40511. Our telephone number is (800) 878-8889. As used in this Proxy Statement, the terms "we," "our," "ours," "us," "Tempur Sealy," "Tempur Sealy International" and "Company" refer to Tempur Sealy International, Inc. The Proxy Statement, form of proxy and the Notice of Availability will be distributed to our stockholders beginning on or about March 24, 2022.

Whether or not you expect to virtually attend the Annual Meeting, we urge you to vote your shares by phone, via the Internet or by signing, dating, and returning the proxy card enclosed with the paper copy of your voting materials at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Submitting your proxy now will not prevent you from voting your stock at the Annual Meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Or, if you prefer, you may vote by mail by returning the proxy card enclosed with the paper copy of your voting materials in the addressed, prepaid envelope provided.

Vote in Advance of the Annual Meeting

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxyvote.com	1-800-690-6903
24 hours a day/7 days a week until 11:59 p.m. Eastern Time on May 4, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2022 for shares held in a Plan.	Toll-free 24 hours a day/7 days a week until 11:59 p.m. Eastern Time on May 4, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2022 for shares held in a Plan.	Sign and date the proxy card and return it in the enclosed postage-paid envelope.

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You may access, view and download this year's Proxy Statement and 2021 Annual Report on Form 10-K at http://www.proxyvote.com.

Vote Online During the Annual Meeting

You will be able to vote your shares at the Annual Meeting other than shares held through Shareworks by Morgan Stanley, (formerly Solium), which must be voted prior to the Annual Meeting. In order to vote at the Annual Meeting, go to www.virtualshareholdermeeting.com/TPX2022. You will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

Frequently Asked Questions Regarding the Annual Meeting

Q: Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

A: Under rules adopted by the Securities and Exchange Commission ("SEC"), we are permitted to furnish proxy materials (including our 2021 Annual Report on Form 10-K) to our stockholders on the Internet, rather than mailing paper copies to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials (the "Notice of Availability") by U.S. or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice of Availability tells you how to access and review the proxy materials and vote your shares. If you would like to receive a paper copy of our proxy materials free of charge, follow the instructions in the Notice of Availability.

Q: When is the Record Date and who may vote at the Annual Meeting?

A: Our Board of Directors (also referred to as the "Board" with the members of the Board referred to as "Directors") set March 10, 2022 as the record date for the Annual Meeting. All stockholders who owned Tempur Sealy International common stock of record at the close of business on March 10, 2022 may virtually attend and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On March 10, 2022, there were 179,001,309 shares of Tempur Sealy International common stock outstanding. The common stock is the only class of securities eligible to vote at the Annual Meeting. There are no cumulative voting rights.

Q. How can I attend and participate in the virtual Annual Meeting of Stockholders?

A: Stockholders are encouraged to vote and submit proxies in advance of the Annual Meeting by Internet or phone. All stockholders are entitled to attend the virtual Annual Meeting; however, you are entitled to vote, view the list of stockholders of record and submit questions at the Annual Meeting only if you were a stockholder of record of the Company at the close of business on the record date, or if you were a beneficial owner as of the record date. The record date was March 10, 2022.

If you plan to attend the virtual meeting, you will need to visit www.virtualshareholdermeeting.com/TPX2022. You will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. We encourage stockholders to log into the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting's 8:30 a.m. Eastern Time start time.

Q. Will I be able to ask questions in the virtual Annual Meeting?

A: As stated above, stockholders of record and proxy holders who provide their valid 16-digit control number will be able to participate in the Annual Meeting, which includes asking questions.

To submit questions during the Annual Meeting, stockholders may log into the virtual meeting website with their 16-digit control number, click the "Q&A" button, followed by typing the question into the text box, and clicking the Send icon. You will be able to view your submitted questions.

Only stockholders with a valid 16-digit control number will be allowed to ask questions. Questions pertinent to Annual Meeting matters will be answered during the meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a stockholder's properly submitted question due to time constraints, we will respond directly to that stockholder using the contact information provided.

Additional information regarding the rules and procedures for participating in the virtual Annual Meeting will be provided in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.

Q. May I submit questions before or after the Annual Meeting?

A.Yes. If you have any questions, please email the Company at investor.relations@tempursealy.com. If you provide a valid 16-digit control number and your question is provided in advance of the Annual Meeting and is an appropriate Annual Meeting matter, then we will answer your question during the Q&A session of the Annual Meeting. Otherwise, an appropriate Company representative will respond following the Annual Meeting.

Q. What if I have technical difficulties or trouble accessing the virtual Annual Meeting?

A.If you encounter technical difficulties accessing or during the virtual Annual Meeting, Technical Support Numbers will be available on the registration page.

Q: How many shares must be present at the Annual Meeting?

A: A majority of Tempur Sealy International's outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if you:

•Are virtually present at the Annual Meeting and vote during the Annual Meeting through www.virtualshareholdermeeting.com/TPX2022; or
•Have properly submitted a proxy card, via the Internet, telephone or by mail.

Abstentions and "broker non-votes" (as further described below) are counted as present and entitled to vote for purposes of determining a quorum.

Q: What proposals will be voted on at the Annual Meeting?

A: There are four (4) proposals scheduled to be voted on at the Annual Meeting:

•Election of seven (7) Directors to each serve for a one-year term and until the Director's successor has been duly elected and qualified (Proposal No. 1).
•Ratification of the appointment of the firm of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2022 (Proposal No. 2).
•Advisory vote to approve the compensation of our Named Executive Officers (Proposal No. 3).
•Approval of the Amended and Restated 2013 Equity Incentive Plan (Proposal No. 4).

Q: What is the voting requirement to approve the proposals?

A: Assuming a quorum is present at the Annual Meeting, the following votes will be necessary to approve the proposals described in this Proxy Statement:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of "Broker Non-Votes"
No. 1: Election of directors	For, against or abstain on each nominee	Affirmative vote of a majority of votes cast(*)	No effect	No effect
No. 2: Ratification of the appointment of Ernst & Young LLP as our independent auditors for 2022	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	N/A
No. 3: Approval, on an advisory basis, of the compensation of our Named Executive Officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect
No. 4: Approval of the Amended and Restated 2013 Equity Incentive Plan	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect

(*)    For more details regarding contested and uncontested elections and the required resignation of directors, please refer to the section entitled "Board of Directors' Meetings, Committees of the Board and Related Matters - Certificate of Incorporation and By-Laws; Majority Voting for Directors."

Q: If I hold my shares in a brokerage account and do not provide voting instructions to my broker, will my shares be voted?

A. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange ("NYSE") determine whether proposals presented at stockholder meetings are "discretionary" or "non-discretionary." If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A "broker non-vote" occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

Under the rules of the NYSE, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions on this proposal to your bank, broker, trustee or other nominee holding shares for you, your shares may still be voted with respect to the ratification of the appointment of our independent registered public accounting firm.

Under the rules of the NYSE, the proposals relating to election of directors, the compensation of our Named Executive Officers and approval of our Amended and Restated 2013 Equity Incentive Plan are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions on these proposals to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to those proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions, if the shares are voted on any other proposal.

Q: What is Tempur Sealy International's voting recommendation?

A: Our Board of Directors recommends that you vote your shares
•"FOR" each of the nominees to the Board (Proposal No. 1),
•"FOR" the ratification of the appointment of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2022 (Proposal No. 2),
•"FOR" the advisory vote to approve the compensation of Named Executive Officers (Proposal No. 3), and
•"FOR" the proposal to approve our Amended and Restated 2013 Equity Incentive Plan (Proposal No. 4).

Q: How would my shares be voted if I sign the card but do not specify how they should be voted?

A: If you sign and return your proxy card without indicating how you want your shares to be voted, the persons designated by the Board to vote the proxies returned pursuant to this solicitation will vote your shares as follows:

•"FOR" each of the nominees to the Board (Proposal No. 1),
•"FOR" the ratification of the appointment of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2022 (Proposal No. 2),
•"FOR" the advisory vote to approve the compensation of Named Executive Officers (Proposal No. 3), and
•"FOR" the proposal to approve our Amended and Restated 2013 Equity Incentive Plan (Proposal No. 4).

Q: Does Tempur Sealy International expect other business to be presented at the Annual Meeting?

A: Our Board is not aware of any business to be transacted at the Annual Meeting other than as described in this Proxy Statement. If any other item or proposal properly comes before the Annual Meeting (including, but not limited to, a proposal to adjourn the Annual Meeting in order to solicit votes in favor of any proposal contained in this Proxy Statement), the proxies will be voted as the Board recommends by the persons designated by the Board to vote the proxies.

Q: How may I vote my shares during the Annual Meeting?

A: If you choose to virtually attend the Annual Meeting and want to vote during the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. However, even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q: How may I vote my shares without attending the Annual Meeting?

A: You may vote by proxy. We recommend you vote by proxy even if you plan to virtually attend the Annual Meeting. You may always change your vote at the Annual Meeting. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct.

Stockholders of Record and Stockholders with Shares Held in Shareworks by Morgan Stanley
If your shares are held in your name, you may vote by proxy in three (3) convenient ways:

Via Internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the 16-digit control number printed on your proxy materials.

By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the 16-digit control number printed on your proxy materials.

In Writing: Complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

You may vote by Internet or telephone until 11:59 p.m. Eastern Time on May 4, 2022 for shares held directly and until 11:59 p.m. Eastern Time on May 2, 2022 for shares held in Shareworks by Morgan Stanley (formerly Solium). Proxy cards submitted by mail must be received by the time of the Annual Meeting for your shares to be voted as indicated on that proxy.

Beneficial Owners
If your shares are held in street name (with your broker or bank), you may vote by submitting voting instructions to your broker, bank or nominee. Please refer to the instructions provided to you by your broker, bank or nominee.

If you provide specific voting instructions and follow the other instructions contained herein, your shares will be voted as you have instructed.

Q: How may I change my vote after I return my proxy card?

A: You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by voting again at a later date via Internet or telephone or by signing and submitting a new proxy card with a later date by mail or by attending the Annual Meeting and voting through www.virtualshareholdermeeting.com/TPX2022. Attending the Annual Meeting will not revoke your proxy unless you specifically request it. If your shares are held for you by a broker, bank or nominee, you must contact the broker, bank or nominee to revoke a previously authorized proxy.

Q: Where can I find the voting results of the Annual Meeting?

A: The preliminary voting results will be announced at the Annual Meeting. The final results will be published on Form 8-K within four business days of the Annual Meeting once the final results are known.

Sustainability and Corporate Social Values

Overview and ESG Highlights

As a global leader in the design, manufacturing and distribution of bedding products, we recognize that we have a responsibility to protect our communities and our environment. We have enlisted the same innovative spirit that has guided our world-class bedding business to the top of the industry in our drive to develop world-class sustainability and environmental initiatives. Our Corporate Social Values wheel sets forth the values our Board of Directors, executive management team, and global workforce have embraced.

In 2021, we continued to focus on environmental, social and governance (ESG) transparency with the publication of our 2022 Corporate Social Values Report located on the Tempur Sealy Investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Annual Reports", which highlighted our 2021 activities including our commitment to achieve carbon neutrality for our global wholly owned operations by 2040. We aligned our report with the U.N Sustainable Development Goals and Sustainability and Accounting Standards Board (SASB) topics most relevant to our industry, including Building Products and Furnishings and Multiline and Specialty Retailers and Distributors. We also hired a third party to assist us with performing an ESG materiality study and gap analysis and expect the results of this analysis to be reflected in our future disclosure.

We are proud of our progress so far, while recognizing we still have many opportunities ahead of us. Below are some notable achievements for the 2021 calendar year:

Environment
a.Achieved an 8.4% reduction in greenhouse gas emissions per unit produced at our wholly owned manufacturing and logistics operations compared to the prior year, furthering our progress towards our goal of achieving carbon neutrality by 2040

b.Improved the percent of waste diverted from landfills from our U.S. wholly owned manufacturing operations to 94% for the trailing twelve months ended September 30, 2021, compared to 91% in 2020, furthering our progress towards our goal of achieving zero landfill waste by the end of 2022
c.Installed multi-million dollar solar panel technology at our largest manufacturing site, located in Albuquerque, New Mexico, which is expected to reduce the annual electric consumption purchased from public utility by over 3 million kWh

Social
a.The Tempur Sealy Foundation made its largest gift yet in the form of $2 million to support the establishment of the Tempur Sealy Pediatric Sleep Center at Kentucky Children's Hospital
b.Designed and developed Sealy Naturals, a mattress line made with sustainable materials, that will launch in the U.S. in 2022
c.Developed accessible marketing material and shopping experiences by implementing a bilingual marketing program and reflecting our diverse consumer base in advertising campaigns

Governance
a.The Nominating Corporate Governance Committee of our Board of Directors established oversight of our practices and positions relating to ESG issues
b.Embedded ESG as a metric in executive leadership's compensation for 2021
c.Increased the ratio of women represented on our Board of Directors to three directors, representing 33% of the Board's composition

Board Diversity

The Company is committed to continuing our efforts to ensure that the Board is diverse in demographic, thought, and experience. The Board is made up of nine directors, 33% of whom are female, and 11% of whom are of racial / ethnic minorities. In line with the Company's strategic objectives, our Directors demonstrate attributes and experience that are conducive to representing the best interests of our stockholders, including a range of skill sets, perspectives, backgrounds, ethnicity, genders, and qualifications. Each Director's unique background gives the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, investing, finance, manufacturing, consumer products, sales, marketing and international business.

Sustainability Governance

The Nominating and Corporate Governance (NCG) Committee, on behalf of the Board, is responsible for reviewing the Company's practices and positions relating to ESG issues that may affect the Company's business and key stakeholders and for exercising oversight on matters relating to ESG. The NCG Committee regularly reviews the effectiveness of management's strategies, programs and policy implementation with respect to responsible sourcing, climate change, waste management, energy initiatives, corporate governance practices and procedures and stakeholder management. Additionally, the Audit Committee conducts oversight of global compliance, information technology, cybersecurity and safety and health. The Compensation Committee has oversight of inclusion and diversity initiatives, and human rights considerations.

Our Chairman and CEO has ultimate responsibility for the Company's ESG performance. Executive officers are held accountable for the Company's ESG performance through the Company's performance-based long-term equity incentive plan. In 2021 and 2022, ESG metrics collectively accounted for 10% of the performance based restricted stock unit awards. See "Executive Compensation and Related Information – Compensation Discussion and Analysis – 2021 Executive Compensation Program in Detail" for more information.

Our ESG Working Group is a cross functional group tasked to operationalize ESG by working with subject matter experts across the Company. This group is advised by a third party that brings external ESG insights to help inform our strategic objectives, and is overseen by the Chief Financial Officer.

ESG Oversight

Business Ethics

Tempur Sealy is committed to maintaining high standards of corporate governance. We believe our success is tied to being an ethical and respectful corporate citizen. We have a Code of Business Conduct and Ethics, located on the Tempur Sealy Investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Corporate Governance", that applies to our entire organization. On an annual basis, 100% of our global employee base receives training on the Code of Business Conduct and Ethics policy. It is the responsibility of each associate, executive officer, and member of the Board of Directors to promptly report perceived violations of law or the Code of Business Conduct and Ethics. Each associate shall report violations to the Ethics Line available 24 hours a day, seven days a week. Reports received through the Ethics Line will be kept confidential and anonymous, except as necessary to conduct, conclude, and, if appropriate, take legal action as a result of the investigation. Information and metrics relating to our hotline are reported to our Board of Directors.

Human Capital Management

As a global organization, our workforce and communities are important to us. We believe in investing in our workforce to promote health and safety, train and develop future leaders and corporate citizens, and encourage diversity and inclusiveness. Our Board plays a key role in the oversight of our culture, setting the tone at the top and holding management accountable for maintaining high ethical standards.

Inclusion and Diversity

We have a diverse global workforce that includes a range of skillsets, perspectives, backgrounds, ethnicity, genders and qualifications. We are committed to fostering a culture that is inclusive and representative of the communities where we operate. As an Equal Employment Opportunity Employer, we are committed to providing opportunities to all employees and applicants and prohibiting discrimination and harassment. The following are some of the actions that we take to realize our commitment to equal opportunity employment:

•Goal of promoting a diverse slate of qualified candidates during the hiring process
•Outreach with organizations in each of our local communities to increase minority, female, veteran, and disabled applicants for employment
•Periodic gender and minority pay equity analysis
•Involvement in external, community-based activities sponsored by local organizations, including those that assist women, minorities and veterans

As part of ongoing efforts to support our understanding, tracking, and transparency of inclusion and diversity within our employee population, we disclosed additional metrics in our 2022 Corporate Social Values Report located on the Tempur Sealy Investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Annual Reports".

Employee Health and COVID-19

We are committed to a safe and healthy work environment and are committed to our global safety policy. We offer a number of initiatives to help our employees maintain or improve their health and wellness.

In 2021, we continued to implement numerous health and safety measures across our global operations in an effort to minimize the risk of COVID-19 infections, following all local government directives and CDC recommendations. While working in a Tempur Sealy building, unvaccinated employees are required to wear a mask, and all employees are encouraged to maintain physical distancing. Additionally, each employee is subject to a temperature and wellness check each time they enter the building. Hand sanitizer and other sanitizing products are available throughout each building for employee use.

People Development and Training

Our goal is to design and offer development opportunities that improve Company performance by meeting individual learning and development needs and strengthen our culture by reinforcing Company values. We use the 70/20/10 learning and development model. This approach gives employees the opportunity to develop their skills through a combination of job experience (70%), mentoring (20%), and formal training (10%). Training at Tempur Sealy includes, but is not limited to, formal training programs, leadership development mentorships, professional and industry conferences, and education assistance. During 2021, we rolled out our new learning management system, the Learning Zone, where employees can take courses on a variety of individual and leadership development topics. All our professional employees have access to this system, and there are thousands of individual modules offered through our partnership with Skillsoft.

Risk Management

Enterprise Risk Management

We utilize an enterprise risk management process pursuant to which we seek to identify various enterprise risks related to product safety regulations, global environmental exposure, site environmental matters, IT system interruption and cybersecurity, supply chain matters, business continuity, health and safety incidents, and other matters. Our enterprise risk management process includes assessing, prioritizing and measuring the risks, implementing mitigation plans, and auditing the results. Internal audit and senior management present their findings to our Board of Directors on a quarterly basis.

Human Rights Risk

We have a Human Rights Policy that applies to our global organization. The policy is informed by the United Nations Universal Declaration of Human Rights and the International Labor Organization conventions. We comply with the U.S. Securities and Exchange Commission's "conflict minerals" disclosure and reporting requirements. We undertake annual diligence to ensure that none of our products include conflict minerals (i.e., tin, gold, tungsten, tantalum) that originate in the areas covered by the conflict minerals regulations. We also include cobalt in our annual due diligence efforts.

Climate Risk

Renewable energy and energy efficiency are increasingly important to our own operations and sustainability measures. Across our operations, we are investing in increased resource efficiency and improving our production and distribution processes. Not only do these efforts help address our impact on the climate, but they also improve operational efficiencies and decrease our resource costs. We are continuously improving our understanding of our resource usage and are taking efforts to improve the tracking and monitoring of those resources.

In 2020, we announced our commitment to achieving carbon neutrality in our global operations by 2040. Our aim is to reduce or offset 100% of Scope 1 and 2 greenhouse gas emissions from our wholly owned manufacturing, retail, and logistics operations by 2040. We achieved emissions reductions in our global footprint in 2021 by focusing on energy conservation, renewable energy, fleet fuel efficiency, and pursuing environmental credits.

Data Security and Privacy Protection

Our Audit Committee and Board devote significant time and attention to cybersecurity and cyber-incident preparedness and response. Our Audit Committee receives reports from the Company's Chief Information Officer, and other members of management on cyberthreats and incident response. These reports address a range of topics, including updates on technology trends, policies and practices, and specific and ongoing efforts to prevent, detect, and respond to internal and external critical threats. We have a dedicated team that oversees and implements our cybersecurity management compliance with applicable legal and third-party data protection and data privacy requirements, and incident response and crisis management plans. The team also provides ongoing information security awareness education, including simulated phishing trainings and cybersecurity training for our employees.

In connection with the sales of our products, we often collect and process personal data from our customers. We have implemented a global compliance system and have put procedures and measures in place to facilitate adherence to the continuing compliance requirements of data privacy laws such as the EU General Data Protection Regulation (GDPR) and the California Consumer Privacy Act (CCPA). We have a privacy policy with additional information available on our brand websites.

No Incorporation By Reference

In our filings with the SEC, information is sometimes "incorporated by reference." This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. This proxy statement includes several website addresses or references to additional Company reports found on those websites. These website addresses are inactive, textual references only. Unless otherwise noted, the information on these websites, including the information contained in those reports, is not part of this proxy statement and is not incorporated by reference.

Board of Directors' Meetings, Committees of the Board and Related Matters

Corporate Governance

The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We believe we operate under governance practices that are transparent, up-to-date and appropriate for our industry.

The following materials related to corporate governance, including our Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available on our investor website at: http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Corporate Governance":

•Audit Committee Charter
•By-Laws
•Certificate of Incorporation
•Clawback Policy
•Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
•Compensation Committee Charter
•Conflict Minerals Policy
•Core Values
•Corporate Governance Guidelines
•Governance Ethics Line Information
•Human Rights Policy
•Lead Director Charter
•Nominating and Corporate Governance Committee Charter
•Policy on Complaints on Accounting, Internal Accounting Controls and Auditing Matters
•Related Party Transactions Policy
•Supplier Code of Conduct

The Company has also published its Corporate Social Values Report, which is available on our investor website at: https://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Annual Reports".

Copies of these materials may also be obtained, free of charge, by writing to: Tempur Sealy International, Inc., 1000 Tempur Way, Lexington, Kentucky 40511, Attention: Investor Relations. Please specify which documents you would like to receive.

Certificate of Incorporation and By-Laws; Majority Voting for Directors

The Company's By-Laws provide that a Director in an uncontested election will be elected by a majority of the votes cast at the Annual Meeting. In the event that the number of votes "against" a Director exceeds the number of votes "for" that Director, that Director must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept the resignation. In an election for Directors where the number of nominees exceeds the number of Directors to be elected - a contested election - the By-Laws provide that each Director shall be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter. Neither Tempur Sealy International's Certificate of Incorporation nor its By-Laws provide for a classified Board.

Board of Directors' Meetings

The Board held seven (7) meetings in 2021. The SEC requires disclosure of the name of any Director who, during the last full fiscal year (calendar year 2021), attended fewer than 75% of the aggregate of the total number of meetings of (a) the Board during the period for which he or she has been a Director and (b) all committees of the Board on which the Director served during the periods that he or she served. Each Director attended more than 75% of the combined total number of meetings of the Board and its committees held in 2021 during the period in which he or she served as a Director or committee member.

Board and Committee Independence; Audit Committee Financial Experts

Our Corporate Governance Guidelines provide that the Board shall consist of a majority of Directors who are independent within the meaning of the NYSE rules governing the composition of the Board and its committees (the "NYSE Independence Rules"). On the basis of information solicited from each Director, the Board has determined that none of Evelyn S. Dilsaver, Cathy R. Gates, John A. Heil, Jon L. Luther, Meredith Siegfried Madden, Richard W. Neu or Robert B. Trussell, Jr. have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) within the meaning of the NYSE Independence Rules and accordingly are "independent" for purposes of the NYSE Independence Rules.

The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is "independent" as defined in the NYSE Independence Rules and the rules of the SEC.

On the basis of information solicited from each member of the Audit Committee, the Board has also determined that all members of the Audit Committee are "audit committee financial experts" within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and have "accounting or related financial management expertise" within the meaning of the applicable NYSE rules. See "Election of Directors - Nominees to Board of Directors" for disclosure regarding such audit committee financial experts' relevant experience. The Audit Committee is an "audit committee" for purposes of Section 3(a)(58) of the Exchange Act.

The Board has determined that Scott L. Thompson, who serves as Chairman, President and Chief Executive Officer of Tempur Sealy, and Simon John Dyer, who serves as a director and Chief Executive Officer of Dyer Holdings Pty Ltd, do not qualify as independent directors under the NYSE Independence Rules. See "Certain Relationships and Related Transactions" in this proxy statement for more information regarding Mr. Dyer's relationship with the Company.

Board Leadership Structure

As stated in its Corporate Governance Guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and Chief Executive Officer ("CEO"). In connection with its search for a new CEO in 2015, both the search committee created for this purpose and the Board concluded that in order to attract a high quality CEO candidate with the experience and leadership skills desired, the Board would be willing to offer the CEO candidate a position that included the Chairman role. Accordingly, in connection with hiring Mr. Thompson as Chairman and CEO, the Board created the Lead Director role as an integral part of a Board leadership structure that promotes strong, independent oversight of our management and affairs. The Lead Director must be independent as determined by the Board in accordance with the NYSE Independence Rules.

Following the 2016 Annual Meeting, Mr. Neu assumed the role of the Lead Director. The Lead Director:

•presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors;
•has the authority to call meetings of the independent Directors;
•serves as the principal liaison between the Chairman and the independent Directors;
•consults with the Chairman regarding all information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information;
•consults with the Chairman regarding meeting agendas for the Board;
•consults with the Chairman regarding the frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items;

•recommends to the Nominating and Corporate Governance Committee and to the Chairman selections for the membership and chairman position for each Board committee;
•interviews, along with the chair of the Nominating and Corporate Governance Committee, all Director candidates and makes recommendations to the Nominating and Corporate Governance Committee;
•is invited to attend meetings of all other committees of the Board (other than meetings of committees on which he or she is already a member); and
•has authority to retain outside advisors and consultants who report directly to the Board of Directors on Board-wide issues.

The Board believes that no single leadership model is universally or permanently appropriate, but that the current leadership structure is the most effective and best serves the Company at this juncture. The Board will continue to review and consider whether the roles of the Chairman and CEO should be combined or separated in the future as part of its regular review of the Company's governance structure.

Board of Directors' Role in Risk Oversight

The Board is responsible for overseeing the management and operations of the Company, including overseeing its risk assessment, risk management functions and risk mitigation strategies. The Board annually reviews management's enterprise risk management process, which is designed to provide visibility to the Board on significant risks including: cybersecurity risks; strategic and operational risks; reputational, brand and legal risks; retailer health risks and environmental, governance and social risks. In conjunction with the Board's oversight of management and operations of the Company, management identifies risks directly related to the strategic plan, as well as new and emerging risks.

As discussed elsewhere in this Proxy Statement, the Board has delegated primary responsibility for reviewing and oversight of certain areas of the Company to the relevant Board committees that regularly report to the full Board. The Board has delegated to the Audit Committee primary responsibility for independent, objective oversight with respect to the Company's accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance as well as data privacy and cybersecurity risks. With respect to cybersecurity risks, the Company's Chief Information Officer reports directly to the Audit Committee on cybersecurity and information security risks and is available to discuss cybersecurity and information security matters with the Board at its meetings.

The Compensation Committee has primary responsibility for oversight of risk related to compensation. The Nominating and Corporate Governance Committee has primary responsibility for oversight of risk associated with the Company's leadership structure, corporate governance matters and the Company's sustainability practices and positions.

The Board believes that full and open communication between senior management and the Board is essential to effective risk oversight. Senior management attends all regularly-scheduled Board meetings where they conduct presentations on various strategic matters involving our operations and are available to address any questions or concerns raised by the Board on risk management-related or any other matters. The Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

Committees of the Board

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which is composed entirely of independent directors. Each committee operates under a written charter adopted by the Board. Each charter is available on our investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Corporate Governance" and available in print upon request. The following table identifies the current committee members.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Evelyn S. Dilsaver	Chair		√
Cathy R. Gates	√
John A. Heil		√	Chair
Jon L. Luther		Chair	√
Richard W. Neu	√	√	√
The Audit Committee

The Audit Committee is responsible for providing independent, objective oversight with respect to Tempur Sealy International's accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance as well as data privacy and cybersecurity risks. The Audit Committee met seven (7) times in 2021. Some of the Audit Committee's responsibilities include:

•reviewing the scope of internal and independent audits;
•reviewing the Company's quarterly and annual financial statements and related SEC filings;
•reviewing the adequacy of management's design and assessment of internal controls over financial reporting;
•reviewing the Company's accounting policies and procedures and significant changes in accounting policies;
•reviewing the Company's business conduct, legal and regulatory requirements and ethics policies and practices;
•reviewing the Company's policies with respect to risk assessment and risk management, including with respect to data privacy and cybersecurity;
•reviewing information to be disclosed and types of presentations to be made in connection with the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
•reviewing the Company's risk management processes and system of internal control over the Company's disclosures surrounding its environmental, social and governance efforts;
•preparing an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation;
•reporting regularly to the Board on the committee's activities;
•preparing and publishing an annual audit committee report in the Company's proxy statement; and
•appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees.

The Audit Committee has established whistleblower procedures, which provide for (a) the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Tempur Sealy International also has a confidential, anonymous ethics violation reporting system via mail, telephone and Internet, all of which are available to all employees, vendors and customers. All reports are treated confidentially.

The Compensation Committee

The Compensation Committee assists the Board in fulfilling its oversight responsibilities relating to compensation. The Compensation Committee met five (5) times in 2021. Some of the Compensation Committee's responsibilities include:

•reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the CEO, evaluating at least once a year the CEO's performance in light of these established goals and objectives and, based upon these evaluations, determining and approving the CEO's annual compensation, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;
•reviewing and approving on an annual basis, with the input of the CEO, the corporate goals and objectives with respect to the Company's compensation structure for all executive officers (other than the CEO), including perquisites and other personal benefits, and evaluating at least once a year the executive officers' performance in light of these established goals and objectives and, based upon these evaluations, determining and approving the annual compensation for these executive officers, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;

•reviewing on an annual basis the Company's compensation policies, including salaries and annual incentive bonus plans, with respect to the compensation of employees whose compensation is not otherwise set by the Compensation Committee;
•reviewing the Company's incentive compensation and stock-based plans and approving changes in such plans as needed, subject to any approval of the Board required by applicable law or the terms of such plans, and having and exercising all the authority of the Board with respect to the administration of such plans;
•reviewing on an annual basis the Company's compensation structure for its Directors and making recommendations to the Board regarding the compensation of Directors;
•reviewing at least annually the Company's compensation programs with respect to overall risk assessment and risk management, particularly with respect to whether such compensation programs encourage unnecessary or excessive risk taking by the Company;
•reviewing and discussing with management the "Compensation Discussion and Analysis," and based on such review and discussions, making recommendations to the Board regarding inclusion of that section in the Company's proxy statement for any annual meeting of stockholders;
•preparing and publishing an annual executive compensation report in the Company's proxy statement;
•reviewing and recommending to the Board for approval the frequency with which the Company will conduct Say-on-Pay Votes and reviewing and approving the proposals regarding Say-on-Pay Vote and the frequency of the Say-on-Pay Vote to be included in the Company's proxy statement for any annual meeting of stockholders;
•reviewing and approving employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;
•conducting an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation; and
•reporting regularly to the Board on the committee's activities.

The Compensation Committee, in its role as administrator under the Company's previous Amended and Restated 2003 Equity Incentive Plan, as amended (the "2003 Equity Incentive Plan"), and under the Company's current Amended and Restated 2013 Equity Incentive Plan, as amended (the "2013 Equity Incentive Plan"), recommended, and the Board approved, the delegation of authority to the Company's President and CEO to grant equity awards under those plans within certain specified parameters.

The Compensation Committee engages an independent executive compensation consultant to advise the Compensation Committee on matters related to executive and director compensation. For a further description of the services the compensation consultant provided, see "Compensation Discussion and Analysis - What Guides Our Program - The Decision Making Process - The Role of the Independent Consultant" in this Proxy Statement.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in fulfilling some of its oversight responsibilities relating to director nominations and corporate governance matters. The Committee met five (5) times in 2021. Some of the Nominating and Corporate Governance Committee's responsibilities include:

•identifying individuals qualified to become members of the Board;
•recommending to the Board Director nominees to be presented at the Annual Meeting of Stockholders and to fill vacancies on the Board;
•developing appropriate criteria for identifying properly qualified director candidates;
•annually reviewing the composition of the Board and the skill sets and tenure of existing Directors and discussing longer-term transition issues;
•annually reviewing and recommending to the Board specific members for each standing committee of the Board;
•monitoring and participating in the Company's overall stockholder communications effort so that all of the communications elements are unified and consistent;
•members of the Committee, individually or collectively, may attend, with management, meetings with stockholders of the Company when requested by the Board or management;
•establishing procedures to assist the Board in developing and evaluating potential candidates for executive positions, including the CEO;
•reviewing various corporate governance-related policies, including the Code of Business Conduct and Ethics, the Related Party Transactions Policy, and the Policy on Insider Trading and Confidentiality and recommending changes, if any, to the Board;

•reviewing and evaluating related party transactions;
•developing, annually reviewing and recommending to the Board corporate governance guidelines for the Company;
•establishing procedures to exercise oversight of the Company's adherence to such guidelines and the evaluation of the Board and Company management;
•reviewing and exercising oversight of environmental, social and governance issues that may impact the Company's business and key stakeholders;
•reviewing at least annually the reports on the Company prepared by the major proxy advisory firms and providing a report to the Board;
•developing and overseeing, when necessary, a Company orientation program for new Directors and a continuing education program for current Directors and periodically reviewing these programs and updating them as necessary;
•making recommendations to the Board in connection with any Director resignation tendered pursuant to the Company's Amended and Restated By-Laws;
•preparing an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation; and
•reporting regularly to the Board on the committee's activities.

Board and Committee Evaluation Process

At least annually, the Board and each of its committees conduct a self-evaluation process to ensure that they are performing effectively and in the best interests of the Company and its stockholders. In this self-evaluation process, the Board and the committees review, evaluate and provide feedback on one or more of the following:

•Composition of the Board and each committee, including each individual's background, experience and skills necessary to ensure the Board reaches its full potential;
•Independence and suitability of each member's committee assignments;
•Compliance with the Corporate Governance Guidelines, committee charters, and the need for any amendments to the governance documents;
•Future agenda items;
•Board's interaction and access to management and Company operations;
•Meetings and materials; and
•Leadership structures, overall functioning and effectiveness.

The self-assessment process includes candid, face-to-face discussions focused on several topics that are put forth by the Nominating and Corporate Governance Committee as the most significant in ensuring that the Board and each committee are performing well. Additionally, the Company's Chief Executive Officer regularly holds candid one-on-one meetings with each Director seeking their input for improved Board performance. Based upon the results of the self-assessments and one-on-one meetings, the Board may discuss various topics in more depth during subsequent Board and committee meetings.

Due to the small size of the Company's Board, all Directors are encouraged to attend and participate in each committee meeting, and routinely do so. This enables the entire Board to be well-versed in all matters presented by the various committees, and to have full Board engagement on each topic during a committee meeting which often makes the work of the entire Board more efficient and effective.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Jon L. Luther (Chair), John A. Heil and Richard W. Neu. None of these members is a current or former officer or employee of Tempur Sealy International or, to our knowledge, has any interlocking relationships as set forth in applicable SEC rules that require disclosure as a Compensation Committee interlock.

Policies Governing Director Nominations

Each of our current directors has been nominated to stand for re-election at our 2022 annual meeting, except for Mr. Luther and Mr. Trussell, each of whom has expressed his intention to retire as a director effective upon the expiration of his current term at the Annual Meeting.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee evaluates and recommends candidates for membership on our Board consistent with the needs and goals of the Company's business. In performing this role, the Nominating and Corporate Governance Committee regularly assesses the size and composition of the Board. It conducts an annual review with the Board relating to the Board's composition and recommends, if necessary, measures to be taken so that the Board's membership reflects an appropriate balance of knowledge, experience, skills, expertise and diversity. The Nominating and Corporate Governance Committee also ensures that the Board contains at least the minimum number of independent directors required by applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company's business and, in furtherance of this goal, periodically proposes the addition or removal of members in order to obtain the appropriate balance of members and skills.

Consistent with the Company's policies, Board members should possess certain attributes and experience that are conducive to representing the best interests of our stockholders, including independence, a reputation for integrity, honesty and adherence to high ethical standards, the ability to exercise sound business judgment, substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company's management. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure that good corporate governance is practiced. No individual may stand for election to the Board if he or she would be age 75 or older at the time of the election unless the Board takes action to waive this requirement each year following the affected Director's 74th birthday.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating Director nominees, including whether the nominee has specific strengths that would augment the existing skills and experience of the Board, such as an understanding of and experience in international business, accounting, governance, finance or marketing and whether the nominee has leadership experience with public companies or other sophisticated and complex organizations. Further, consideration is given to having a diversity of background, experience, skill and perspective among the Directors, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality, and that the Directors represent a range of differing professional positions, industry sectors, expertise and geographic representation. In addition, the Nominating and Corporate Governance Committee is responsible for considering the tenure of existing Directors and longer-term Board composition transition issues. The Board does not have a specific policy with respect to the diversity of its Directors, and diversity is only one consideration when selecting and nominating Directors.

In addition to fulfilling the above criteria, five of the seven nominees for re-election named above are considered independent under the NYSE Independence Rules. Mr. Thompson, the Company's Chairman, President and Chief Executive Officer, is not considered independent under the NYSE Independence Rules. Mr. Dyer, as a beneficial equity interest holder and director of Dyer Holdings Pty Ltd and various affiliated entities that are joint venture partners of the Company, is also not considered independent under the NYSE Independence Rules. The Nominating and Corporate Governance Committee believes that all seven nominees are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

In 2021, our Board initiated a robust director search process. To facilitate this process, the Board engaged an independent global search firm to assist with identifying, evaluating and recruiting a diverse pool of potential director candidates. This search process resulted in the appointments of Mr. Dyer and Mrs. Madden at the beginning of this year.

Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, investing, finance, manufacturing, consumer products, sales, marketing and international business.

Ms. Dilsaver brings significant accounting, auditing and financial skills, based on her training as an accountant and her senior positions at a number of financial services companies, including in the role of chief financial officer.

Mr. Dyer has over 35 years of experience in the mattress and bedding industry and brings entrepreneurial, strategic, international and growth-focused experience to the Board.

Ms. Gates brings a wealth of experience in auditing, accounting and financial reporting to the Board gained through her past service as an Assurance and Managing Partner of Ernst & Young LLP.

Mr. Heil has served in positions of president, chief executive officer or chief operating officer of a number of food and consumer products companies, and has significant manufacturing, marketing and managerial experience.

Mrs. Madden brings a wealth of international and domestic experience in sales, operations, manufacturing and finance to the Board.

Mr. Neu has extensive knowledge and experience handling complex financial and operational issues through his service as both a director and executive officer of a variety of public companies.

Mr. Thompson serves as our Chairman, President and Chief Executive Officer and brings more than two decades of executive leadership experience, and a history of strategic focus, enhancing high-performance teams and stockholder value creation.

Process for Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee has established a process for identifying potential candidates when appropriate and evaluating nominees for Director. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders in accordance with the By-Laws, the Nominating and Corporate Governance Committee believes that the process it uses to identify and evaluate nominees for Director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company's mission. If the Board has identified a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board, the Nominating and Corporate Governance Committee may identify nominees through the use of professional search firms. The Committee may also receive recommendations from existing Directors, executive officers, stockholders, key business associates and trade or industry affiliations. The Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under "Director Qualifications and Review of Director Nominees." The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee considers director candidates recommended by our stockholders in accordance with the Company's By-Laws. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under "Director Qualifications and Review of Director Nominees" and follows the same process set forth above under "Process for Identifying and Evaluating Director Nominees."

Stockholders may also nominate director candidates pursuant to a "proxy access" provision in the Company's By-Laws. Pursuant to the proxy access provision, a stockholder or group of stockholders meeting certain eligibility requirements may nominate directors (up to the greater of two (2) or twenty percent (20%) of the number of directors then in office) to serve on the Board and have those nominees included in the Company's proxy solicitation materials. The eligibility requirements include the requirement to continuously hold an aggregate of three percent (3%) or more of the voting power of the Company's outstanding common stock for at least three (3) years prior to submitting notice of a nomination, with up to twenty (20) stockholders being able to aggregate their holdings to meet this requirement. Any stockholder recommendations of Director nominees proposed for consideration by the Nominating and Governance Committee should include the information required by our By-laws and should be addressed in writing to the Nominating and Corporate Governance Committee, care of: Tempur Sealy International, Inc., 1000 Tempur Way, Lexington, Kentucky 40511, Attention: Corporate Secretary. The Company's By-Laws permit stockholders to nominate Directors for consideration at our 2023 annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading "Other Information - Stockholder Proposals for 2023 Proxy Statement."

Policy Governing Related Party Transactions

Our Board has adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of any transaction, arrangement or relationship, or series of such transactions, arrangements or relationships (including indebtedness or guarantees of indebtedness), in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year end and involving the Company and its Directors, executive officers, beneficial owners of more than 5% of the Company's common stock or any such party's respective immediate family members or affiliates. In reviewing a transaction, an arrangement or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party's interest in the transaction, arrangement or relationship.

Designation of, and Communication with, Tempur Sealy International's Board of Directors through its Lead Director

As described in more detail above, the Board has designated Mr. Neu as the Lead Director. Stockholders or other interested parties wishing to communicate with our Board may contact the Lead Director by email at presidingdirector@tempursealy.com or by going to Tempur Sealy International's investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Corporate Governance" and then "click here to email the Lead Director." Regardless of the method you use, the Lead Director will be able to view your unedited message subject to and in accordance with our internal review policies. The Lead Director, in consultation with management, will determine whether to relay your message to other members of the Board.

Executive Sessions

Executive sessions, or meetings of the outside (non-management) Directors without management present, are held regularly. In 2021, the independent Directors met several times in executive session without members of management present. Executive sessions are led by the Lead Director.

Charitable Contributions

Tempur Sealy International has not made charitable contributions to any charitable organization for which a Director serves as an executive officer that exceeded the greater of $1.0 million or 2% of such organization's consolidated gross revenues for any single year within the preceding three years.

Board Member Attendance at Annual Meetings

In accordance with our Corporate Governance Guidelines, all continuing Directors are generally expected to attend the Annual Meeting of Stockholders. At our last Annual Meeting of Stockholders, which was held on May 6, 2021, all the members of the Board attended.

Proposal No. 1 Election of Directors

Board of Directors

The Board has set seven directors as the number to be elected at the 2022 Annual Meeting and has nominated the individuals named below. All nominees are currently directors of Tempur Sealy International and Ms. Dilsaver, Ms. Gates, Mr. Heil, Mr. Neu and Mr. Thompson have been previously elected by our stockholders. Mrs. Madden and Mr. Dyer were recommended to our Nominating and Corporate Governance Committee for consideration as directors by an independent global search firm the Board retained in 2021.

The Directors standing for re-election are: Evelyn S. Dilsaver, Simon John Dyer, Cathy R. Gates, John A. Heil, Meredith Siegfried Madden, Richard W. Neu and Scott L. Thompson. The nominees, if elected, will each serve a one-year term until Tempur Sealy International's Annual Meeting of Stockholders in 2023 or until his or her respective successor is elected and qualified. Each of the nominees has consented to serve a one-year term. There are no family relationships among our executive officers and Directors.

Vote Required to Elect Director Nominees

Each Director will be elected by the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting. In the event that the number of votes "against" a Director exceeds the number of votes "for" that Director, that Director must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept the resignation. The Board of Directors will then consider the recommendation and make a decision to accept or reject the resignation within 90 days after the certification of the election results.

Board of Directors' Recommendation on Proposal No. 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOLLOWING NOMINEES:

Nominees to Board of Directors

Evelyn S. Dilsaver, 66, has served as a member of Tempur Sealy International's Board of Directors since December 2009. Ms. Dilsaver was President and Chief Executive Officer of Charles Schwab Investment Management from July 2004 until September 2007. Prior to that, Ms. Dilsaver held various senior management positions with The Charles Schwab Corporation since December 1991, including Executive Vice President and Senior Vice President, Asset Management Products and Services, of Charles Schwab Investment Management and Chief Financial Officer for U.S. Trust Company. Ms. Dilsaver currently serves as a member of the board of directors of HealthEquity, Inc. (HQY), a non-bank health savings trustee, where she serves as chair of the nominating and governance committee and Ortho Clinical Diagnostics Holdings plc (OCDX), where she serves as audit chair. Ms. Dilsaver is also a member of the board of directors of Bailard Private Real Estate Fund, as well as Blue Shield of California, and several non-profit boards. She also serves as a member of the advisory board of Protiviti Inc., a global consulting company. During the past five years, Ms. Dilsaver also served as a director of Aeropostale, a specialty retailer. Ms. Dilsaver is a certified public accountant and holds a B.S. degree in accounting from California State University-Hayward. Ms. Dilsaver brings to the Board a long professional career in finance, accounting and general management and considerable experience with consumer-oriented businesses as a senior executive of a large investment management firm and her many years of serving as a director of companies in a variety of businesses.

Simon John Dyer, 63, was elected to serve as a member of Tempur Sealy International's Board of Directors effective January 1, 2022. Mr. Dyer is a beneficial equity interest holder, director and/or executive of Dyer Holdings Pty Ltd and various entities (collectively, the "Dyer Group") that have formed joint ventures (the "JVs") with indirect, wholly-owned subsidiaries of the Company. Please refer to "Certain Relationships and Related Transactions" for more information. Mr. Dyer joined Dyer Holdings Pty Ltd in 1983, was appointed Chief Executive Officer in 1986 and Chairman in 2008. Mr. Dyer holds a Master's Degree from the MIT Sloan School of Management and Bachelors' Degree in Law and Commerce from the University of Queensland. Mr. Dyer has over 35 years of experience in the mattress and bedding industry and brings entrepreneurial, strategic, international and growth-focused experience to the Board.

Cathy R. Gates, 63, has served as a member of Tempur Sealy International's Board of Directors since July 2018. Prior to her retirement in June 2017, Ms. Gates served as an Assurance Partner at Ernst & Young LLP in Tulsa, Oklahoma. From 2008 until 2017, she served as the Managing Partner of that office. Ms. Gates began working at Ernst & Young LLP in 1986, and during her tenure there worked with both public and privately-held clients throughout the southwestern United States in the retail/consumer products, transportation, manufacturing and contract drilling industries. Ms. Gates' areas of expertise include working with internal audit departments, coordinating financial statement audits, accounting and financial reporting. She currently serves on the Tulsa Area United Way Board of Directors where she chairs the Policy, Planning and Issues Committee. She also serves on the Tulsa Area United Way Community Investment Cabinet and the Walton College of Business Dean's Executive Advisory Board at the University of Arkansas. She previously chaired the Finance and Audit Committee of the Tulsa Area United Way and previously served on the Tulsa Regional Chamber of Commerce Board of Directors. Ms. Gates holds a Masters of Science in Accounting from the University of Arkansas. Ms. Gates brings a wealth of experience in auditing, accounting and financial reporting to the Board gained through her past service as an Assurance and Managing Partner of Ernst & Young LLP.

John A. Heil, 69, has served as a member of Tempur Sealy International's Board of Directors since March 2008. From February 2005 until his retirement in April 2013, he served as President of United Pet Group, Inc., a global manufacturer and marketer of pet food and supplies and a subsidiary of Spectrum Brands, Inc. From 2000 to February 2005, he served as United Pet Group's President and Chief Executive Officer. Mr. Heil was a member of the board of directors and the audit committee of VCA Inc. (formerly VCA Antech Inc.), a Nasdaq listed company, from February 2002 to October 2017, and previously served as a director of that company from 1995 to 2000. Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H.J. Heinz Company in various executive and general management positions including President of Heinz Pet Products. Mr. Heil holds a B.A. degree in economics from Lycoming College. Mr. Heil's long career in management and the branded consumer products arena brings to the Board a remarkable depth of operational and strategic experience.

Meredith Siegfried Madden, 48, was elected to serve as a member of Tempur Sealy International's Board of Directors effective January 1, 2022. Mrs. Madden serves as the Chief Executive Officer of The NORDAM Group Inc., a private, family-owned global aerospace manufacturing company and has served in this position since 2011. The NORDAM Group Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in July 2018 and emerged from bankruptcy protection on April 9, 2019. Mrs. Madden joined The NORDAM Group in 1999 and served in a variety of operations and sales positions until her appointment in 2009 as Chief Operating Officer, NORDAM Repair Group. She served in this position until her appointment in 2011 as Chief Executive Officer of The NORDAM Group. Prior to joining The NORDAM Group, Mrs. Madden worked in corporate finance consulting at Arthur Anderson & Co. from 1996-1999. Mrs. Madden holds a Master's Degree in Business Administration from the University of Chicago and a Bachelor's Degree in Business Administration and Finance from the University of Notre Dame. Mrs. Madden is a member of the board of directors of SkyWest, Inc. (SKYW), a passenger airline company providing service to the United States, Canada, Mexico and the Caribbean, and serves on the Compensation Committee thereof. Mrs. Madden brings a wealth of international and domestic experience in sales, operations, manufacturing and finance to the Board.

Richard W. Neu, 66, has served as a member of Tempur Sealy International's Board of Directors since October 2015. Mr. Neu's professional career has spanned over 40 years. For the last 16 years Mr. Neu has served in a variety of Board roles. Mr. Neu currently serves on the board of directors, as chair of the audit committee, as a member of the nominating and corporate governance committee and as a member of the executive committee of Huntington Bancshares Incorporated. Mr. Neu also served as a director of Oxford Square Capital Corp. from 2016 to 2021. Until the sale of the company in 2012, he was the lead director and a member of the audit committee and governance committee of Dollar Thrifty Automotive Group, Inc. Mr. Neu also served as a director of MCG Capital Corporation, a business development corporation, from 2007 until its sale in 2015, and during this period served as chairman of the board from 2009 to 2015 and as Chief Executive Officer from November 2011 to November 2012. Mr. Neu served from 1985 to 2004 as Chief Financial Officer of Charter One Financial, Inc., a major regional bank holding company, and a predecessor firm, and as a director of Charter One Financial, Inc. from 1992 to August 2004. Mr. Neu previously worked for KPMG as a senior audit manager. Mr. Neu received a B.B.A. from Eastern Michigan University with a major in accounting. Mr. Neu has extensive knowledge and experience handling complex financial and operational issues through his service as both a director and executive officer of a variety of public companies.

Scott L. Thompson, 63, has served as Chairman of Tempur Sealy International's Board of Directors and as its President and Chief Executive Officer since September 2015. He previously served as Chief Executive Officer and President of Dollar Thrifty Automotive Group, Inc. until it was purchased by Hertz Global Holdings, Inc. in 2012. Prior to serving as CEO and President, Mr. Thompson was a Senior Executive Vice President and Chief Financial Officer of Dollar Thrifty. Prior to joining Dollar Thrifty in 2008, Mr. Thompson was a consultant to private equity firms and was a founder of Group 1 Automotive, Inc., a NYSE and Fortune 500 company, serving as its Senior Executive Vice President, Chief Financial Officer and Treasurer. Mr. Thompson served as Chairman of Dollar Thrifty from December 2011 to September 2012. He served as a member of the Board of Directors, and for part of that time as the Non-Executive Chairman, of Houston Wire & Cable Company, a publicly-traded provider of industrial products, from November 2007 until September 2015. Mr. Thompson also served as a member of the Board of Directors of Conn's, Inc., a publicly traded retailer of consumer furniture, from June 2004 to September 2015 and of Asbury Automotive Group, Inc., a publicly traded automotive retailer, from January 2015 to February 2018. Mr. Thompson earned a Bachelor of Business Administration degree from Stephen F. Austin State University in Nacogdoches, Texas, and began his career with a national accounting firm. Mr. Thompson brings to the Board extensive financial, operational and entrepreneurial experience in his roles as an executive officer and director of publicly traded companies.

Executive Officers

Certain information as of March 10, 2022, about our executive officers is set forth in the following table and accompanying text:

Name	Age	Position
Scott L. Thompson	63	Chairman of the Board, President and Chief Executive Officer
Bhaskar Rao	56	Executive Vice President and Chief Financial Officer
H. Clifford Buster, III	52	Chief Executive Officer, North America
David Montgomery	61	Executive Vice President, Global Business Strategy and Development
Thomas A. Murray	53	Executive Vice President, Chief Marketing Officer, U.S.
Steven H. Rusing	57	Executive Vice President, President, U.S. Sales
Scott J. Vollet	58	Executive Vice President, Global Operations
Hansbart Wijnand	52	Executive Vice President, International

Bhaskar Rao was appointed to serve as Executive Vice President and Chief Financial Officer of Tempur Sealy International in October 2017. Mr. Rao joined Tempur Sealy International as Director of Financial Planning and Analysis in January 2004 and, from April 2011 until his appointment as Executive Vice President and Chief Financial Officer, served as Senior Vice President and Chief Accounting Officer. From January 2004 to April 2011, he held various roles of increasing responsibility in the Company's finance and accounting organization. From 2002 until December 2003, Mr. Rao was employed by Ernst & Young, and from 1994 until 2002, he was employed by Arthur Andersen. Mr. Rao earned B.A. degrees in Accounting and Economics from Bellarmine University. Mr. Rao is also a Certified Public Accountant.

H. Clifford Buster, III was appointed to serve as Chief Executive Officer, North America effective January 1, 2021. Mr. Buster joined Tempur Sealy International as Executive Vice President, Direct to Consumer, North America in September 2017, and then served as Executive Vice President, President U.S. Direct To Consumer during 2020. From February 2015 to August 2017, Mr. Buster served as the Chief Financial Officer of Berkshire Hathaway Automotive, Inc. From November 2013 to January 2015, Mr. Buster served as an Chief Financial Officer at Exeter Financial Corp. Mr. Buster has also held leadership positions at Dollar Thrifty Automotive Group, Inc., Helix Energy Solutions Group, Inc. and Group 1 Automotive, Inc. Mr. Buster earned a Bachelor of Accountancy from the University of Mississippi.

David Montgomery joined Tempur Sealy International in February 2003 and served as Executive Vice President and President of International Operations until 2019. He currently serves as Executive Vice President, Global Business Strategy and Development with responsibilities including global business strategy, global business development and global licensing. From 2001 to November 2002, Mr. Montgomery was employed by Rubbermaid, Inc., where he served as President of Rubbermaid Europe. From 1988 to 2001, Mr. Montgomery held various management positions at Black & Decker Corporation, including as Vice President of Black & Decker Europe, Middle East and Africa. Mr. Montgomery earned his B.A. degree, with honors, from L'Ecole Superieure de Commerce de Reims, France and Middlesex Polytechnic, London.

Thomas A. Murray was appointed to serve as Executive Vice President, Chief Marketing Officer, U.S. in January 2020. Mr. Murray joined Tempur Sealy International in May of 2018 as Senior Vice President, Marketing. From 1994 to 2007, Mr. Murray was employed by The Gillette Company, which became a part of The Procter & Gamble Company in 2005. Following his tenure with Procter & Gamble, Mr. Murray transitioned to Senior Vice President of Marketing positions within a number of industry-leading consumer technology companies, including TomTom, Inc. from 2007-2011 and again in 2012-2014, Carbonite, Inc. from 2011-2012 and ADT, Inc. from 2014-2017. Mr. Murray earned a B.A. from Fairfield University in 1990 and attended the University of Connecticut Graduate School of Business.

Steven H. Rusing was appointed to serve as Executive Vice President, President, U.S. Sales in January 2020 after serving as Senior Vice President, U.S. Sales for Tempur Sealy International beginning in March 2016. Mr. Rusing joined Sealy Corporation in June 1992 and held various account management roles with increasing responsibility. From June 1996 until October 2002 he served as District Sales Manager. In November 2002 he was appointed Vice President of Sales for the West Region until June 2006. From July 2006 to December 2007 he served as Vice President of National Accounts. In January 2008 he was appointed Senior Vice President of National Accounts and held the same role at Tempur Sealy International starting in June 2013. Mr. Rusing earned a B.A. degree in Management from Wayne State University.

Scott J. Vollet joined Tempur Sealy International in August 2009 and currently serves as Executive Vice President, Global Operations. From 1987 to 2009, Mr. Vollet was employed by Texas Instruments Incorporated, Gemini Management Consulting and Lexmark International, Inc. Mr. Vollet was previously Vice President of Tempur Sealy Global Supply Chain. He began leading the Global Operations team at Tempur Sealy International in 2013. Mr. Vollet earned a B.S. in Industrial Engineering from the University of Missouri and an M.B.A. from the University of Dallas.

Hansbart Wijnand joined Tempur Sealy International in 2001, where he served in various roles before being appointed as Executive Vice President of International, effective January 2022. From 2001 to 2021, Mr. Wijnand served in several leadership roles including Vice President Finance & Operations International, Senior Vice President of Europe, and most recently Senior Vice President, Regional President EMEA. Mr. Wijnand studied at the Erasmus University in Rotterdam, Netherlands and earned his MBA degree from the London Business School, United Kingdom.

Stock Ownership

Director and Executive Officer Stock Ownership Guidelines

Our Board of Directors has adopted the following minimum stock ownership guidelines for our executive officers and Directors. The principal objective of the guidelines is to enhance the linkage between the interests of stockholders and our executive officers and Directors by requiring a meaningful, minimum level of stock ownership.

Base Salary for CEO	Annual Base Fee (currently $100,000) for Non-Management Directors	Base Salary for Other Executive Officers
6x	5x	3x

The value of the stock ownership is calculated based on the average closing price of the Company's common stock on the NYSE for the most recent period from February 15 through May 14. Shares of our common stock currently owned and not pledged, including shares issuable upon the vesting of outstanding time-vested restricted stock units, performance restricted stock units, and other vested equity awards count as stock owned for purposes of the stock ownership guidelines. The holdings of a person will also include all shares of stock owned by any family member or family trust of such person, to the extent such shares of stock are required to be included in the Section 16 filings of such person.

Upon becoming subject to the stock ownership guidelines, our executive officers and non-management directors have five years to meet his or her target ownership level. Until the target ownership level is met, executive officers and non-management directors shall retain 50% of the net, after-tax shares of Tempur Sealy International common stock received in connection with any equity-based awards granted by Tempur Sealy International. Once the target ownership level is met, such executive officers and non-management directors are free to sell their Tempur Sealy shares in accordance with the requirements of our Insider Trading and Confidentiality Policy, as applicable, provided their holdings do not fall below the target ownership level. If, after achieving the applicable target level of ownership, an executive officer or non-management director subsequently falls out of compliance with these guidelines (including as a result of a decline in our stock price), the applicable retention requirement described above will once again apply. For 2021, all of our executives and Directors were on track to maintain compliance with the minimum stock ownership guidelines.

Stock Ownership of Certain Beneficial Owners and Directors and Executive Officers

The following table sets forth information as of March 10, 2022, regarding the beneficial ownership of our outstanding equity securities by:

•each person known to beneficially own more than 5% of Tempur Sealy International's outstanding common stock;
•each of Tempur Sealy International's Directors and Named Executive Officers (as defined below in "Executive Compensation and Related Information"); and
•all of Tempur Sealy International's Directors and executive officers as a group.

Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of any option or the conversion of other types of securities. Common stock subject to these options, warrants and rights is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. As of the close of trading on March 10, 2022, there were 179,001,309 shares of common stock outstanding, which is used to calculate the percentages in the table below.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
Name of Beneficial Owner:	Number of Shares	Percentage of Class %
5% Stockholders:
FMR LLC 245 Summer Street Boston, MA 02210	25,038,336(1)	13.01
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	19,145,555(2)	10.57
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	15,643,286(3)	8.10

Named Executive Officers and Directors:
Scott L. Thompson (4)(8)	5,007,680	2.75
Bhaskar Rao (8)	309,606	*
H. Clifford Buster, III (5)(8)	428,425	*
Steven H. Rusing (8)	156,138	*
Scott J. Vollet (8)	276,396	*
Evelyn S. Dilsaver (8)	149,692	*
Simon John Dyer (6)(8)	5,787	*
Cathy R. Gates (8)	30,455	*
John A. Heil (8)	122,731	*
Jon L. Luther (8)	94,255	*
Meredith Siegfried Madden (8)	987	*
Richard W. Neu (8)	157,019	*
Robert B. Trussell, Jr. (7)(8)	73,259	*
All Executive Officers and Directors as a group (16 persons):	8,174,787	4.48
* Represents ownership of less than 1% of class

(1)	Amounts shown reflect the aggregate number of shares of common stock held by FMR, LLC based on information set forth in an amendment to Schedule 13G filed with the SEC on February 9, 2022. FMR, LLC, the parent holding company of subsidiary companies, reported sole voting power over 3,249,624 shares, shared voting power over 0 shares, sole dispositive power over 25,038,336 shares and shared dispositive power over 0 shares.
(2)	Amounts shown reflect the aggregate number of shares of common stock held by The Vanguard Group based on information set forth in an amendment to Schedule 13G/A filed with the SEC on March 9, 2022. The Vanguard Group reported sole voting power over 0 shares, shared voting power over 111,150 shares, sole dispositive power over 18,862,475 shares and shared dispositive power over 283,080 shares.
(3)	Amounts shown reflect the aggregate number of shares of common stock held by BlackRock, Inc. based on information set forth in an amendment to Schedule 13G filed with the SEC on February 3, 2022. BlackRock, Inc., the parent holding company of subsidiary companies, reported sole voting power over 15,126,680 shares, shared voting power over 0 shares, sole dispositive power over all 15,643,286 shares and shared dispositive power over 0 shares.
(4)	Includes 454,364 shares of common stock which are the result of the vesting of restricted stock units; however, payout of the vested common shares is deferred until thirty days following termination of his employment.
(5)	Includes 220,429 shares of common stock owned by a family trust of which Mr. Buster is the trustee. Mr. Buster and his spouse are the sole beneficiaries of the trust.
(6)	Includes 4,800 shares of common stock owned by Madad Investment Pty Ltd of which Mr. Dyer is a shareholder and has sole control over the investment and voting decisions of the entity.
(7)	Includes 29,800 shares of common stock owned by RBT Investments, LLC, Robert B. Trussell, Jr. and Martha O. Trussell as tenants in common.

(8)
Includes the following number of shares of common stock which a Director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of March 10, 2022, or that will become exercisable within 60 days after that date, or other equity instruments which are scheduled to vest and convert into common shares within 60 days after that date:

	Named Executive Officer	Number of Shares	Director	Number of Shares
	Scott L. Thompson	3,099,548	Evelyn S. Dilsaver	22,128
	Bhaskar Rao	18,812	Simon John Dyer	—
	H. Clifford Buster, III	35,248	Cathy R. Gates	—
	Steven H. Rusing	10,448	John A. Heil	—
	Scott J. Vollet	18,812	Jon L. Luther	—
			Meredith Siegfried Madden	—
			Richard W. Neu	2,700
			Robert B. Trussell, Jr.	—

	All Executive Officers and Directors as a Group (16 persons):			3,474,212

Anti-Hedging and Anti-Pledging Policy

The Company's Insider Trading and Confidentiality Policy prohibits employees, executive officers and members of the Board of Directors from engaging in any form of hedging transaction or monetization transactions relating to our Company securities, including the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds. In addition, with limited exceptions, our employees, executive officers and members of the Board of Directors are prohibited from holding Company securities in margin accounts and from pledging Company securities as collateral for loans. We believe that these policies further align executives' interests with those of our stockholders.

Executive Compensation and Related Information

Compensation Discussion and Analysis

2021 CD&A At-A-Glance

This year's Compensation Discussion and Analysis ("CD&A") reviews the objectives and elements of Tempur Sealy's executive compensation program and discusses the 2021 compensation earned by our named executive officers ("NEOs"). It also explains the significant actions the Compensation Committee took based on its ongoing commitment to consider stockholder feedback and to ensure our senior leadership team continues to drive earnings growth while balancing the Company's environmental and social responsibilities. During 2021, we:

Continued our stockholder outreach efforts with a significant focus on executive compensation matters
■Reached out to 13 of our top stockholders, representing approximately 50% of shares outstanding
■The Lead Director from the Board of Directors, along with members of senior management, participated in various meetings with 3 top stockholders, representing approximately 30% of shares outstanding

Strengthened the link between pay and performance in our Long-Term Incentive Plan ("LTIP")
■For 2021 regular LTIP awards, granted 50% using performance-based restricted stock units ("PRSUs"); and 50% using time-based restricted stock units ("RSUs")
■For 2021, implemented several changes to our PRSU awards in order to further align these awards with market best practices:
•Reduced the maximum payout opportunity for all NEOs from 600% of target to 300%; and added two new performance metrics: relative Total Shareholder Return ("TSR") and a qualitative Environmental, Social and Governance ("ESG") component
■The changes reduced the CEO's maximum payout opportunity for the 2021 PRSU grant from $30 million to $12 million

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor, and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. We accept our global responsibility to serve all stakeholders, our community and environment. We have and are implementing programs consistent with our responsibilities including safety programs, product and monetary donations, and environmental and social initiatives supporting our long-term commitments. Our focus on innovative products, consumer-preferred brands, omni-channel distribution and increasing profit drove strong 2021 financial results for the Company.

The Company delivered record sales, adjusted EBITDA(1) and adjusted EPS(1) in 2021, and allocated approximately $1.5 billion in capital to investing in people, plants and processes, quarterly dividends, share repurchase activity and the acquisition of Dreams. The Compensation Committee believes that the adjusted EBITDA(1) targets for 2021 were challenging as the high end represented a robust growth rate of 22% over prior year results, and because the targets were not reduced as a result of the supply chain challenges that prevented the Company from fully servicing consumer demand throughout the year. The Company believes that a culture of relentless pursuit towards execution, an experienced management team, and a performance-based compensation program for its executive team are instrumental in helping the Company achieve its strong financial performance.

2021 NEOs

Name	Title
Scott L. Thompson	Chairman, President and Chief Executive Officer ("CEO")
Bhaskar Rao	Executive Vice President and Chief Financial Officer ("CFO")
H. Clifford Buster, III	Chief Executive Officer, North America
Steven H. Rusing	Executive Vice President, President, U.S. Sales
Scott J. Vollet	Executive Vice President, Global Operations

Results of 2021 Say on Pay / Board Responsiveness to Stockholder Feedback

In 2021, our executive compensation program received the support of 96% of the total votes cast at our Annual Meeting of Stockholders. These results indicated solid support of our stockholder outreach efforts during 2020, which resulted in meaningful changes to our program.

The Compensation Committee believes that our program closely aligns the interests of management with our stockholders' interests. Nevertheless, we continued our efforts as part of our commitment to ensure continued stockholder support for our compensation program. Between October and March, we contacted stockholders representing approximately 50% of our outstanding common stock and met with certain of those stockholders, who collectively hold approximately 30% of our outstanding common stock. A key objective of these outreach efforts was to continue listening to our stockholders to better understand their perspectives on our executive compensation program and ESG initiatives. The Lead Director, Chief Human Resources Officer, Chief Financial Officer and Investor Relations were all active participants in these discussions.

These meetings helped validate that our stockholders continue to be broadly supportive of the overall philosophy, objectives, and design of our executive compensation program. They also provided us with important perspectives on how to improve and better explain our executive compensation program as we continue to move forward. Based on these meetings and past learnings, we made several significant modifications to our executive compensation program effective for fiscal year 2021, as summarized below:

What We Heard	What We Did
Stockholders prefer a mix of performance-based and time-based equity grants	LTIP awards were granted; 50% using performance-based PRSUs and 50% using time-based RSUs.
Stockholders would like to see maximum payout opportunities for the long-term incentive award targeted closer to market practices	The LTIP maximum award opportunity was reduced to 300% of target from 600% of target.
Stockholders were concerned about the use of special, one-time equity awards	Did not adopt a new aspirational PRSU program or grant any special equity awards to any of our employees, including NEOs.
Stockholders seek a more diversified use of performance metrics in the incentive plans, and more clarity around the performance metrics in the incentive plans
Added relative TSR and qualitative ESG performance metrics to the LTIP to balance the existing adjusted EBITDA(1) metric. Details about the performance metrics and their rationale are provided below in "2021 Annual Long-Term Incentive Plan ("LTIP") Grants."

Stockholders suggested the inclusion of ESG as a performance component of compensation going forward, aligning with increased stockholder interests	Included a qualitative ESG component to balance our global responsibilities to serve all stakeholders, our community and environment.

We value the views and insights of our stockholders, and we believe that constructive and meaningful dialogue with them builds relationships that promote transparency and accountability for the benefit of all. We will continue to maintain an open dialogue with our stockholders to help ensure that the Board and management have a regular pulse on investor perspectives.

Compensation Governance and Best Practices

Our independent Compensation Committee of our Board structures and develops our executive compensation program by weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding the views and perspectives of various constituencies, including our stockholders. As noted above, the Compensation Committee considers stockholders' views through the broad feedback mechanism of our annual say-on-pay vote on executive compensation, and also through direct conversations with investors that allow the Compensation Committee to gather additional insights. The Compensation Committee also seeks input from its independent compensation consultant.

Our compensation program includes specific elements that link executive compensation with long-term stockholder interests. We strive to reflect and implement compensation design and governance best practices in our program. These practices include:

What We Do	What We Don't Do
•Emphasize incentive-based compensation to align pay with performance	•No stock option repricing without stockholder approval
•Place primary emphasis on long-term incentive compensation to link executive and stockholder interests	•No uncapped incentive award opportunities
•Have significant stock ownership guidelines and holding requirements	•No stock hedging or stock pledging activities
•Maintain a Clawback Policy allowing for the recovery of excess compensation in the event of a material financial restatement resulting from fraud, willful misconduct or gross negligence	•No multi-year pay guarantees within employment agreements
•Engage an independent compensation consultant to advise the Compensation Committee	•No single trigger acceleration of equity awards in the event of a change of control unless these awards are not assumed, continued or substituted by the surviving corporation
•Conduct annual risk assessment	•No single trigger or modified trigger vesting for cash severance in the event of a change of control
•Solicit stockholder feedback	•No excessive perquisites or benefits to our NEOs
•Use tally sheets and other analytical tools to assess executive compensation	•No tax gross-ups in the event of a change of control

2021 Business Overview

2021 Financial Performance and Accomplishments

The Company's long-term strategies and investments position Tempur Sealy as a growth company with a fortified balance sheet, dominant competitive position, and a capital allocation plan that is designed to drive shareholder value. Despite the unprecedented supply chain challenges throughout 2021, the Company grew sales by 34% to $4.9 billion. The sales growth was broad-based across geographies and channels. The Company also increased adjusted EBITDA(1) by 46% to approximately $1.1 billion, adjusted EPS(1) by 67% to $3.19, generated record operating cash flows of over $700 million and had a 1.81 leverage ratio of consolidated indebtedness less netted cash to adjusted EBITDA(1) at year end. Additionally, the Company allocated approximately $1.5 billion in capital to investing in people, plants and processes, quarterly dividends, share repurchase activity and the acquisition of Dreams. Refer to Appendix A for a discussion of adjusted EBITDA and adjusted EPS.

The following table compares 2021 to 2020 results:

(in millions, except percentages and per common share amounts)	Year Ended		% Reported Change
	December 31, 2021	December 31, 2020
Net sales	$4,930.8	$3,676.9	34.1%
Net income	$624.5	$348.8	79.0%
Adjusted net income(1)	$651.7	$405.7	60.6%
EBITDA (1)	$1,088.7	$737.8	47.6%
Adjusted EBITDA(1)	$1,135.9	$779.9	45.6%
EPS	$3.06	$1.64	86.6%
Adjusted EPS (1)	$3.19	$1.91	67.0%
(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

The following chart compares the Company's stock as compared to the S&P 500:

The Company experienced record demand for its brands and products in 2021. However, like many other companies, the Company faced significant supply chain challenges that prevented the Company from being able to fully service the record demand during the year. A highly inflationary commodity environment further pressured the Company's operations, and the Company implemented multiple pricing actions to neutralize the impact of the inflation on its profitability. The Company elected to incur costs related to operational inefficiencies in an effort to provide the best possible service to its customers amid this challenging operating environment. The Company's competitive position, unique operating model, and experienced management team enabled it to weather these circumstances better than any other bedding company in the world, and despite these many challenges, the Company delivered record profit and free cash flow in 2021.

The Company also remained steadfast in its commitment to its communities and the environment and delivered significant progress on its related ESG initiatives in 2021, including meaningful steps towards achieving its long-term goals of achieving carbon neutrality by 2040 and zero landfill by the end of 2022. For additional information, please refer to the Company's 2022 Corporate Social Values Report located on the Tempur Sealy Investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Annual Reports" .

What Guides Our Program

Executive Compensation Objectives and Philosophy

We have a strong pay-for-performance culture. Each element of our compensation program is designed to attract, motivate and retain our management talent and to appropriately reward management for strong Company performance and successful execution of key business plans and strategies. We believe that our compensation philosophy aligns management incentives with the long-term interests of our stockholders.

Principal Components of Compensation

The principal components of compensation that support our compensation philosophy and objectives include:

Pay Element	Purpose	Description	Link to Performance
Annual Base Salary	To attract and retain qualified key leadership talent and to provide a competitive base of compensation that recognizes the executive's skills, experience and responsibilities in the position.	Fixed, non-variable cash compensation. Used to calculate other compensation elements.	Base salary levels represent a relatively small portion of our executive officers' total target compensation, reflecting our goal to allocate more compensation to the performance-based elements of the total compensation package.

Individual base salary amounts reflect our Compensation Committee's judgment with respect to each executive officer's responsibilities, performance, and work experience and also take into consideration competitive market data.
Annual Incentive Plan ("AIP") Awards	To focus executives on achieving critical short-term financial and operating targets and/or strategic initiatives.	Variable annual cash incentive with payout based on Company performance over the fiscal year.
Annual incentive opportunity is targeted at a competitive level, generally near the market median for each executive. The actual incentive award payout is based on the achievement of the performance criteria. Using a Company-wide performance goal based on adjusted EBITDA(1) promotes collaboration and focuses the entire Company on a goal that strongly correlates with stockholder value creation.

Long-Term Incentive Plan ("LTIP") Awards	To align a significant portion of executive compensation to the Company's long-term operational performance, as well as share price appreciation, total stockholder return, and ESG goals. This component also supports our executive talent retention objectives.	Annual grants of PRSUs and/or RSUs.	PRSUs reward participants contingent upon the successful achievement of pre-determined performance objectives and qualitative ESG goals, using a currency (common stock) that is strongly aligned with stockholder interests.

RSUs support the Company's leadership retention objectives and reinforce an ownership mentality through enhanced equity stakes.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

Compensation Mix

As illustrated below, the majority of our CEO's and NEOs' annual total direct compensation opportunity is performance-based, at-risk, and long-term. The graphs depict the mix of total target direct compensation set for our CEO and other NEOs during 2021.

CEO Target Compensation Mix

Base Salary 10%
Annual Incentive 14%
Long Term Incentive 76%

The Decision-Making Process
The Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program and has overall responsibility for making final decisions about total compensation for all of the NEOs. As part of its annual process, the Committee works closely with senior management (as appropriate) and its independent compensation consultant. This process ensures consistency from year to year and adherence to the responsibilities listed in the Committee's Charter, which is available on our website.

The Role of the CEO. The CEO makes recommendations to the Compensation Committee regarding the compensation of executive team members. The CEO does not provide recommendations concerning his own compensation, nor is he present when his compensation is discussed by the Committee. The Committee, with input from its independent compensation consultant, discusses the elements of the CEO's compensation in an executive session and makes a recommendation to all of the non-management members of the Board for discussion and final approval. At the Committee's request, a member of our management team may attend the executive session to answer questions from the Committee.

The Role of the Independent Consultant. The Compensation Committee has the authority to engage and retain an independent compensation consultant to provide independent counsel and advice. At least annually, the Committee formally conducts an evaluation as to the effectiveness of the independent compensation consultant and periodically runs a request for proposal process to ensure the independent compensation consultant is meeting its needs. For 2021, the Committee continued its engagement with Pearl Meyer & Partners, LLC ("Pearl Meyer") as its independent compensation consultant. Pearl Meyer provided the following services during 2021: executive and board of directors compensation benchmarking, support in the design of annual and long-term incentive plans, review and analysis of compensation programs from a risk perspective, review of the Company's clawback policy, and support for the Committee's stockholder outreach activities. Additionally, a representative of the independent consultant attends meetings of our Compensation Committee and communicates with our Compensation Committee chair and our Senior Vice President, Chief Human Resources Officer between meetings; however, our Compensation Committee (and the independent members of the full Board in the case of the CEO) make all decisions regarding the compensation of our executive officers.

The Compensation Committee reviewed its engagement with Pearl Meyer, based on the factors set forth in the corporate governance standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission, and determined that there are no conflicts of interest between the firm and the Compensation Committee.

The Role of the Peer Group

Our Compensation Committee examines competitive peer group and survey information, compiled by its independent compensation consultant, as one of many factors to assist in determining base salary, annual incentive compensation and stock-based long-term equity awards. In addition to market data, the Compensation Committee considers factors such as individual performance, internal equity among executives, promotion potential and retention risk in determining total compensation for our NEOs. The Compensation Committee periodically benchmarks our executive compensation against the compensation paid to executives at a peer group of publicly-traded companies of similar size and in similar industries to the Company (the "Peer Group") to obtain a general understanding of current compensation practices. The eighteen companies currently comprising the Peer Group provide a useful comparison to the Company based, among other things, on their similarity in size, revenues, market capitalization, EBITDA, scope of operations and branded consumer product focus. The Compensation Committee periodically evaluates the appropriateness of the size and composition of the Peer Group, and makes changes to its membership in response to mergers and acquisitions and changes in organizational comparability. During the fall of 2020, the Compensation Committee reviewed its Peer Group and based on this review and the advice of its independent consultant, the Compensation Committee did not make any changes to the Peer Group to be used as input for compensation decisions made in 2021.

The Peer Group companies for 2021 are listed below:

2021 Peer Group

Brunswick Corporation (BC)	Hasbro, Inc. (HAS)	RH (RH)
Carter's, Inc. (CRI)	Herman Miller, Inc. (MLHR)	Sleep Number Corporation (SNBR)
Columbia Sportswear Company (COLM)	HNI Corporation (HNI)	Steelcase Inc. (SCS)
Deckers Outdoor Corporation (DECK)	La-Z-Boy Incorporated (LZB)	Under Armour, Inc. (UA)
Gildan Activewear Inc. (GIL)	Leggett & Platt, Incorporated (LEG)	Williams-Sonoma, Inc. (WSM)
Hanesbrands Inc. (HBI)	Polaris Industries Inc. (PII)	Wolverine World Wide, Inc. (WWW)

2021 Executive Compensation Program In Detail

Base Salary

The Compensation Committee determines base salaries for the NEOs each year accounting for multiple factors, including breadth, scope and complexity of the role, internal equity, succession planning and retention objectives, market positioning and budget. The Committee also considers the analyses provided by our independent compensation consultant. Decisions are based in part on market data provided by the Compensation Committee's independent compensation consultant. Only Mr. Buster received a pay increase in 2021 in connection with his promotion to CEO, North America effective January 1, 2021. Additionally, Mr. Thompson has not had an annual base pay raise since he joined the Company in September 2015.

The table set forth below lists the base salaries for the NEOs for 2020 and 2021. The salaries were established at the beginning of January 2021 and were not adjusted as a result of the pandemic.

Named Executive Officer	2020 Annual Salary	2021 Annual Salary	Increase (%)
Scott L. Thompson(1)	$1,100,000	$1,100,000	—
Bhaskar Rao	$ 450,000	$ 450,000	—
H. Clifford Buster, III	$ 450,000	$ 500,000	11%
Steven H. Rusing	—(2)	$ 400,000	—
Scott J. Vollet	$ 450,000	$ 450,000	—
(1) In April 2020, Mr. Thompson, Chairman and CEO, pledged to contribute his remaining 2020 net base salary to the Tempur Sealy Foundation, which generally supports children and families in need.
(2) Mr. Rusing became a NEO in 2021.
2021 Annual Incentive Program

Our annual incentive program ("AIP") ensures that a significant portion of each NEO's annual compensation is at risk and dependent on overall Company performance. The program is designed to focus the NEOs on achieving critical short-term financial and operating targets and/or strategic initiatives. The Compensation Committee is responsible for administering the AIP pursuant to the terms of our Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives, which was approved by our stockholders in May 2015.

2021 Target Bonus Opportunities. On average, target bonus opportunities for our NEOs were targeted at the median of a 50/50 blend of publicly filed peer company proxy data and published market survey data. The following table sets forth the targeted annual incentive levels for each NEO in 2021, shown as a percentage of his annual base salary at year-end, along with the maximum potential incentive opportunity:

NEO	Target Award as a % of Salary	Target Award ($)	Maximum Award as a % of Salary
Scott L. Thompson	135%	$1,485,000	270%
Bhaskar Rao	75%	$ 337,500	150%
H. Clifford Buster, III	85%	$ 425,000	170%
Steven H. Rusing	75%	$ 300,000	150%
Scott J. Vollet	75%	$ 337,500	150%

2021 Performance Goals, Metrics and Results. The performance goals set for AIP awards are intended to be at a reasonable level of difficulty that requires the Company and NEOs to perform at a high level in order to meet them. Payouts in any year above 100% (target level) indicate significant accomplishment with performance above expectation.

Company-wide adjusted EBITDA(1) was selected as the primary performance metric for 2021 because it places a significant emphasis on growth, while continuing to provide strong accountability for returns. The Compensation Committee believes that using Company-wide adjusted EBITDA(1) promotes the critical collaboration needed for the entire Company to stay focused on the same end results, as well as aligns executive and stockholder interests. This target is also consistent with non-NEOs' 2021 AIP and was designed to foster teamwork at all levels.

The Compensation Committee believes that the adjusted EBITDA(1) targets for 2021 were challenging, particularly because they were not reduced in response to the onset of the global pandemic. The payouts were interpolated percentages on adjusted EBITDA(1); no payout if below $600 million; payout between 50% to 100% for $700 to $800 million, payout between 100% to 200% for $800 to $950 million, and a maximum payout of 200% for exceeding $950 million.

The chart below reflects the 2021 AIP performance goals and payment percentages as compared to the 2020 AIP and 2019 AIP performance goals and payment percentages. The AIP performance goals are reset each year based on then current information. The Company's AIP performance goals were increased each year and the maximum goal increased approximately 35%. In 2019, the Company performed well above expectations and in 2020 the Company delivered exceptional financial performance with an adjusted EBITDA(1) of $780 million. In 2021, the Company continued to deliver exceptional financial performance with an adjusted EBITDA(1) of $1,136 million. The Company's 2021 financial performance exceeded the maximum AIP performance goals for both 2020 and 2019 as shown in the chart below.

AIP Performance Goals % Comparison (in millions)				Actual Full Year Results (in millions)
	2021	2020	2019		2021	2020	2019
50%	$700	$500	$430	Adjusted EBITDA(1)	$1,136	$780	$508
100%	$800	$600	$445
200%	$950	$700	$470

2021 AIP Payouts. Based on these targets, the following payouts were made under 2021 AIP to our NEOs.

NEO	2021 Target	AIP Payment	2021 Actual Payment
Scott L. Thompson	$1,485,000	270%	$ 2,970,000
Bhaskar Rao	$ 337,500	150%	$ 675,000
H. Clifford Buster, III	$ 425,000	170%	$ 850,000
Steven H. Rusing	$ 300,000	150%	$ 600,000
Scott J. Vollet	$ 337,500	150%	$ 675,000
(1) Adjusted EBITDA is a Non-GAAP financial measurement. Please refer to Appendix A for a discussion of this measure.

2021 Annual Long-Term Incentive Plan ("LTIP") Grants

The focus of our annual and long-term incentive plans is achieving profitable growth while balancing investments in business initiatives and driving long-term stockholder value creation. For awards in 2021, we used a balanced mix of quantifiable absolute and relative financial metrics, as well as qualitative ESG metrics to measure performance and support the following key objectives:

•Motivate and reward an experienced management team with performance-based equity awards and long-term incentive compensation to encourage both retention and performance
•Foster a culture of relentless pursuit towards execution of delivering earnings growth and strong stockholder returns
•Drive our ESG initiatives

In response to stockholder feedback, we implemented these changes to our 2021 PRSU awards to strengthen alignment with market best practices by reducing the maximum payout opportunity for all NEOs from 600% of target to 300% and adding two new performance metrics: Relative TSR and ESG. The changes diversify the LTIP metrics and reduced the CEO's maximum payout opportunity for the 2021 PRSU grant from $30 million to $12 million.

Plan	Annual Incentive Plan ("AIP") Awards	LTIP
		PRSUs = 50% of the total LTIP award value			RSUs = 50% of total LTIP award value
Performance Metrics	Company-Wide Adjusted EBITDA(1)	Company-Wide Adjusted EBITDA(1)	Relative TSR	ESG	Not Applicable
Weightings	100%	80% of 50%	10% of 50%	10% of 50%	50%
Key Points
*Adjusted EBITDA(1) emphasizes growth while continuing strong accountability for returns
*Using a Company-wide performance goal based on adjusted EBITDA(1) promotes collaboration and focuses the entire Company on a goal that strongly correlates with stockholder value creation
*After performance metrics satisfied for PRSUs, 3-year time vesting enhances retention

*TSR relative to the compensation Peer Group directly aligns management and investor interests through the creation of stockholder value
*Adds a relative performance component
*Creates balance with other performance metrics
*After performance metrics satisfied, 3-year time vesting enhances retention

*Qualitative assessment of accomplishments aligned with Company ESG initiatives
*Ensures focus on global responsibility to serve all stakeholders, community, and environment
*After performance metrics satisfied, 3-year time vesting enhances retention
*4-year time vesting supports leadership retention objectives *Reinforces ownership mentality through enhanced equity stakes

(1) We provide information regarding EBITDA and adjusted EBITDA, none of which is a recognized item under GAAP and do not purport to be alternatives to net income as a measure of operating performance. For more information about non-GAAP financial measures, including reconciliations to GAAP information, please refer to Appendix A to this Proxy Statement.

2021 LTIP Awards

In determining the size of each 2021 LTIP award granted, the Committee considered a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to PRSUs and time-based RSUs, and the NEO's position within the Company. The actual number of target PRSUs and time-based RSUs granted was calculated by dividing the dollar value of the award by the closing price of the Company's stock on the equity award grant date. Additionally, in recognition of Mr. Buster's increased responsibilities in North America, Mr. Thompson's LTIP award was reduced by $2,000,000 and Mr. Buster's LTIP award was increased. The table below shows the dollar value of the target PRSUs and time-based RSUs awarded for fiscal 2021 for each of the NEOs:

NEO	2021 PRSUs	2021 RSUs
Scott L. Thompson	$4,000,000	$4,000,000
Bhaskar Rao	$775,000	$775,000
H. Clifford Buster, III	$1,250,000	$1,250,000
Steven H. Rusing	$775,000	$775,000
Scott J. Vollet	$775,000	$775,000

2021 PRSU Outcomes

Based on 2021 results, the Compensation Committee determined that 300% of the target PRSUs were earned for the one-year performance cycle, subject to continued time vesting. These PRSUs will vest equally over three years beginning on the second anniversary of the grant date. The performance metrics were based on the achievement of Company-wide adjusted EBITDA, its relative TSR performance and the Committee’s qualitative assessment of the Company’s ESG performance. The chart below shows the performance goals set, as well as actual results.

	Company-Wide Adjusted EBITDA (80%)	Relative TSR Percentile (10%)	ESG Performance (10%)
Actual	$1,136 million or 46% Growth	99th Percentile	Compensation Committee determined exceeded expectations
Earned Amount	300% of Target	300% of Target	300% of Target
Note: Payout is an interpolated percentage between 25% to 300% if adjusted EBITDA exceeded $600 million up to $950 million and if the relative TSR percentile exceeded 25th percentile up to 75th percentile. Please refer to Appendix A for a discussion of Adjusted EBITDA, which is a non-GAAP financial measure.

Other Compensation-Related Policies and Processes
Executive Stock Ownership Guidelines

Our Board of Directors has adopted minimum stock ownership guidelines for our executive officers and Directors. Please refer to the section entitled "Stock Ownership - Director and Executive Ownership Guidelines" for more information.

Anti-Hedging and Anti-Pledging Policy

The Company's Policy on Insider Trading and Confidentiality prohibits employees, executive officers and members of the Board of Directors from hedging or pledging Company securities.

Clawback Policy

Our Clawback Policy provides that certain performance-based compensation is recoverable from an officer if we determine that an officer has engaged in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results. Performance-based compensation includes all annual incentives and long-term incentives with performance features based on our financial performance, whether paid in cash or in equity, where the award or size of the award was contingent on such performance. If our Compensation Committee determines, in its reasonable discretion, that any such performance-based compensation would not have been paid or would have been at a lower amount had it been based on the restated financial results, it will report its conclusions to the Board. If the Board determines action is necessary or appropriate, the Board may within 12 months of such restatement and to the extent permitted by applicable law, seek recoupment from such officer of the portion of such performance-based compensation that is greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results.

Other Benefits / Perquisites

We offer a 401(k) plan to all of our eligible U.S. employees. In accordance with the terms of the plan, we matched 100% of the first three percent of each match-eligible participating employee's salary that is deferred and 50% of the fourth and fifth percent of salary deferred. We made the matching contribution in 2021 for all match-eligible participating employees, including the match-eligible participating NEOs.

We do not offer any other U.S. defined contribution or defined benefit pension plans in which executive officers, including the NEOs, are eligible to participate. We do offer country specific pension benefits to executive officers residing in other countries.

We provide reimbursement for financial planning expenses for NEOs based in the United States of up to $10,000 per year. The program is intended to cover some, if not most, of the expense associated with having a financial advisor and to allow executives more time to focus on business and personal matters. We provide car allowances for executive officers residing in other countries.

We provide the use of corporate aircraft to certain executives in limited circumstances, as discussed in Note 3 to the Summary Compensation Table. Our NEOs also receive certain other benefits that are discussed in Note 3 to the Summary Compensation Table.

In the aggregate, we believe the perquisites and other benefits we provide are comparable in scope to those who compete with us for executive talent.

We also offer various broad-based employee benefit plans. NEOs participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may apply.

Employment Agreements

Each of our NEOs is a party to an employment agreement with the Company. These employment agreements provide for severance arrangements in the event of termination of employment in certain circumstances and also provide for non-competition, non-solicitation and confidentiality agreements. These severance arrangements are discussed in more detail below under "Potential Payments upon Termination or Change in Control." We believe that these agreements, including the severance provisions, are necessary to allow us to be competitive in recruiting and retaining top talent for executive officer positions. However, as part of its analysis of the reasonableness of each individual element of compensation and each NEO's compensation package as a whole, the Compensation Committee periodically analyzes these arrangements for reasonableness and market competitiveness.

Tax and Accounting Implications

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows for public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer, chief financial officer, and each of the three other most highly‑compensated executive officers in any taxable year. Prior to January 1, 2018, remuneration in excess of $1 million could in general be deducted if it qualified as "qualified performance‑based compensation" within the meaning of the Code. The Tax Cuts and Jobs Act (the "TCJA") eliminated the "performance-based" exception, beginning January 1, 2018; however, the TCJA provides a transition rule with respect to remuneration that is provided pursuant to a written binding contract that was in effect on November 2, 2017 and that was not materially modified after that date. As a result, compensation paid to our covered executive officers in excess of $1 million in taxable years beginning after December 31, 2017 will not be deductible unless it qualifies for the transition relief described above.

In designing our executive compensation program and determining the compensation of our executive officers, including the named executive officers, the Compensation Committee considers a variety of factors, including the possible tax consequences to us and our executive officers, such as the potential impact of the Section 162(m) deduction limit. To maintain flexibility to compensate our executive officers in a manner designed to promote short-term and long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our stockholder interests are best served if its discretion and flexibility in structuring compensation programs to attract, motivate, and retain key executives is not restricted, even though such arrangements may result in non-deductible compensation expense. Thus, the Compensation Committee may approve compensation for the named executive officers that does not comply with an exemption from the deduction limit when it believes that such compensation is consistent with the goals of our executive compensation program and is in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

We account for stock-based payments, including under the 2003 Equity Incentive Plan and the Amended and Restated 2013 Equity Incentive Plan, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, "Stock Compensation."

Overall Compensation Approach And Risk Incentives

It is our belief that a majority of an NEO's total compensation should be variable "at risk" compensation, meaning it is tied to the Company's financial performance. However, because performance-based incentives play a large role in our compensation program, we strive to ensure that incentives do not result in actions that may conflict with the long-term best interests of the Company and our stockholders. Therefore, the Committee evaluated all of our plans and policies (applicable to executive officers and employees below the executive level) in August 2021 for attributes that could cause excessive risk-taking. We concluded that our programs and policies do not encourage excessive risk-taking because: (a) the salary component of our program is a fixed amount; (b) the majority of the average compensation paid to our executive officers is delivered in the form of equity ownership, which aligns the interest of our executive officers with those of our stockholders; (c) NEOs are subject to our stock ownership guidelines; and (d) the annual and long-term incentive plans are designed with risk-mitigating characteristics (for example maximum award payouts based on the attainment of Company financial objectives, which, with the exception of qualitative ESG assessment, are calculated based on the Company's audited financial results and a set of pre-established objective adjustments permitted by the Company's credit facility entered in 2019, which are then reviewed by the Company's independent public accountants when there are payouts). In addition, our programs include risk-mitigating policies in place such as insider trading and hedging prohibitions, clawbacks, and review and approval of final awards by our Compensation Committee (and the independent members of the full Board in the case of the CEO), which is composed entirely of independent directors who have discretion under our plans to approve, modify, or eliminate any award earned.

Compensation Committee Report

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act.

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis section required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

Submitted by,

COMPENSATION COMMITTEE
Jon L. Luther (Chair)
John A. Heil
Richard W. Neu

Compensation of Executive Officers

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Tempur Sealy International for the year ended December 31, 2021, of those persons who served as (i) our principal executive officer during the year ended December 31, 2021, (ii) our principal financial officer during the year ended December 31, 2021, and (iii) our other three most highly compensated Executive Officers for the year ended December 31, 2021. In this section of the Proxy Statement we refer to these persons collectively as our "NEOs."

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Scott L. Thompson Chairman, President and Chief Executive Officer	2021	1,100,000		15,571,024	—	2,970,000	213,593	19,854,617
	2020	1,100,000	(4)	10,000,082	—	2,970,000	181,256	14,251,338
	2019	1,100,000		10,000,013	—	2,970,000	207,844	14,277,857

Bhaskar Rao EVP and Chief Financial Officer	2021	450,000		3,016,929	—	675,000	14,646	4,156,575
	2020	450,000		1,550,005	—	675,000	24,369	2,699,374
	2019	443,000		1,425,010	—	664,500	24,150	2,556,660

H. Clifford Buster, III Chief Executive Officer, North America	2021	500,000		4,865,920	—	850,000	13,179	6,229,099
	2020	450,000		1,550,005	—	675,000	228,125	2,903,130

Steven H. Rusing EVP, President, U.S. Sales	2021	400,000		3,016,929	—	600,000	24,513	4,041,442

Scott J. Vollet EVP, Global Operations	2021	450,000		3,016,929	—	675,000	24,646	4,166,575
	2020	450,000		1,550,005	—	675,000	24,369	2,699,374
	2019	438,000		1,425,010	—	657,000	24,137	2,544,147

(1)For stock awards, the value set forth is the grant date fair value, in accordance with FASB ASC 718. See Note 1 "Summary of Significant Accounting Policies" and Note 11 "Stock-based Compensation" to the Company's Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for a complete description of the valuation. Stock awards include grants of restricted stock units ("RSUs") and RSUs with a performance metric ("PRSUs"), both of which are described in the Compensation Discussion and Analysis section and discussed elsewhere in this Proxy Statement. The grant date fair values of these grants represent the value at the grant date based upon the probable outcome of the performance conditions set forth in the awards. For the 2021 PRSU awards, the NEOs received 300% of the target PRSU award based on the maximum achievement of performance goals.
(2)Non-Equity Incentive Plan Compensation payouts are reported in the year they are earned although paid in the following year. As discussed in the Compensation Discussion and Analysis section above, the maximum 2021 AIP was earned by each NEO.

(3)Represents amounts paid in 2021 on behalf of each of our NEOs for the following:

Named Executive Officer	Life and Disabilities Insurance Premiums ($)	Contributions to Qualified Defined Contribution Plans ($)	Tax Preparation, Legal and Financial Planning Fees($)	Use of Corporate Aircraft ($)(a)	Income Tax Gross-Up ($)(b)
Scott L. Thompson	3,179	11,600	10,000	179,142	9,672
Bhaskar Rao	3,046	11,600	—	—	—
H. Clifford Buster, III	3,179	—	10,000	—	—
Steven H. Rusing	2,913	11,600	10,000	—	—
Scott J. Vollet	3,046	11,600	10,000	—	—

a.Corporate aircraft use is governed by the Company's Corporate Aircraft Policy adopted by the Compensation Committee in connection with the Company's decision to allow members of the Board and executive team to use company-owned, chartered or leased aircraft. Pursuant to SEC rules, certain uses of corporate aircraft, including commuting from an executive's personal residence to the Company's headquarters in a different city, is considered "personal" and thus must be disclosed as a perquisite. For 2021, $101,538 of Mr. Thompson's use of Company aircraft was comprised of commuting flights.
b.The Company does not provide for United States Federal, State or local income tax gross-ups relating to imputed income to employees except in limited circumstances. The Company does provide for such gross-ups in certain circumstances under its Corporate Aircraft Policy. The total amount of such gross-ups during 2021 was $9,672.
(4)Beginning in April 2020 and in connection with COVID-19, Mr. Thompson donated the remainder of his 2020 net base salary to the Tempur Sealy Foundation, which generally supports charities providing critical services to children in need and their families.

Grants of Plan-Based Awards

The following table provides information about annual and long-term incentive award opportunities granted to our NEOs during 2021. These incentive award opportunities are described in the Compensation Discussion and Analysis section of this Proxy Statement under "2021 Executive Compensation Program In Detail - 2021 Annual Incentive Program" and "2021 Executive Compensation Program In Detail - 2021 Annual Long-Term Incentive Plan ("LTIP") Grants".

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name/Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott L. Thompson
Annual Incentive Bonus		742,500	1,485,000	2,970,000
LTI Program - PRSUs	1/4/2021				37,793	151,172	453,516		11,571,013
LTI Program - RSUs	1/4/2021							151,172	4,000,011

Bhaskar Rao
Annual Incentive Bonus		168,750	337,500	675,000
LTI Program - PRSUs	1/4/2021				7,323	29,290	87,870		2,241,916
LTI Program - RSUs	1/4/2021							29,290	775,013

H. Clifford Buster, III
Annual Incentive Bonus		212,500	425,000	850,000
LTI Program - PRSUs	1/4/2021				11,810	47,241	141,723		3,615,923
LTI Program - RSUs	1/4/2021							47,241	1,249,997

Steven H. Rusing
Annual Incentive Bonus		150,000	300,000	600,000
LTI Program - PRSUs	1/4/2021				7,323	29,290	87,870		2,241,916
LTI Program - RSUs	1/4/2021							29,290	775,013

Scott J. Vollet
Annual Incentive Bonus		168,750	337,500	675,000
LTI Program - PRSUs	1/4/2021				7,323	29,290	87,870		2,241,916
LTI Program - RSUs	1/4/2021							29,290	775,013

(1)
These columns show the 2021 annual award opportunities under the AIP for 2021. They reflect the amounts paid out under the program, based on a Threshold, Target and Maximum attainment and are discussed in the Compensation Discussion and Analysis section under "2021 Executive Compensation Program In Detail - 2021 Annual Incentive Program." The 2021 Company-wide adjusted EBITDA results hit maximum attainment and therefore maximum payout was made under the 2021 AIP and is reflected in the Summary Compensation Table.

(2)
These awards represent PRSUs awarded as part of our 2021 LTIP. Each of the NEOs received 50% of their 2021 target LTIP award in the form of PRSUs based on the estimated grant date fair value as of January 4, 2021. Each PRSU granted in 2021 represents a contingent right to receive shares of our common stock, with the final number of shares to be issued based on the 2021 Company-wide adjusted EBITDA achievement, Relative TSR Percentile and qualitative ESG Performance during the one-year period ending on December 31, 2021. For the 2021 PRSU awards, the NEOs received 300% of the target PRSU award based on achievement of performance goals. The PRSUs remain subject to time vesting. See "2021 Executive Compensation Program In Detail - 2021 Annual Long-Term Incentive Plan ("LTIP") Grants" for more information.

(3)
These awards represent RSUs awarded as part of our 2021 LTIP. Each of the NEOs received 50% of their 2021 target LTIP award in the form of RSUs based on the estimated grant date fair value as of January 4, 2021. These awards vest over the first four anniversaries of the grant date.

(4)
This column shows the grant date fair value of RSUs and of the PRSUs, computed in accordance with FASB ASC 718. See Note 1 "Summary of Significant Accounting Policies" and Note 11 "Stock-based Compensation" to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for a complete description of the valuations. For the RSUs and the PRSUs, the grant date fair value displayed represents the value of the shares based on the closing price of the Company's common stock, par value $0.01 per share (the "Stock") on the NYSE on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2021, for each of our NEOs. The table also sets forth unvested stock awards assuming a market value of $47.03 per share, the closing market price of our common stock on December 31, 2021.

Option Awards					Stock Awards
Name	Number of Securities Underlying Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested		Market Value of Shares or Units of Stock that Have Not Yet Vested
(#) Exercisable	(#) Unexercisable		($)		(#)		($)
Scott L. Thompson
1,240,000	—	(1)	17.94	09/03/25
1,357,904	—	(2)	17.38	01/04/27
376,236	125,408	(3)	15.61	01/04/28
					112,088	(4)	5,271,499
					473,820	(5)	22,283,755
					175,316	(7)	8,245,111
					1,402,536	(8)	65,961,268
					151,172	(9)	7,109,619
					453,516	(10)	21,328,857

Bhaskar Rao
—	18,812	(3)	15.61	01/04/28
					15,612	(4)	734,232
					67,520	(5)	3,175,466
					27,172	(7)	1,277,899
					217,392	(8)	10,223,946
					29,290	(9)	1,377,509
					87,870	(10)	4,132,526

H. Clifford Buster, III
16,436	18,812	(3)	15.61	01/04/28
					15,612	(4)	734,232
					67,520	(5)	3,175,466
					15,040	(6)	707,331
					27,172	(7)	1,277,899
					217,392	(8)	10,223,946
					47,241	(9)	2,221,744
					141,723	(10)	6,665,233

Steven H. Rusing
—	10,448	(3)	15.61	01/04/28
					8,004	(4)	376,428
					35,536	(5)	1,671,258
					17,532	(7)	824,530
					140,256	(8)	6,596,240
					29,290	(9)	1,377,509
					87,870	(10)	4,132,526

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested		Market Value of Shares or Units of Stock that Have Not Yet Vested
	(#) Exercisable	(#) Unexercisable		($)		(#)		($)
Scott J. Vollet
	—	18,812	(3)	15.61	01/04/28
						15,612	(4)	734,232
						67,520	(5)	3,175,466
						27,172	(7)	1,277,899
						217,392	(8)	10,223,946
						29,290	(9)	1,377,509
						87,870	(10)	4,132,526

(1)	These options, granted on September 4, 2015, have a 10-year life and became exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.
(2)	These options, granted on January 5, 2017, have a 10-year life and become exercisable in equal installments over four years, beginning with the one-year anniversary date of the grant.
(3)	These options, granted on January 5, 2018, have a 10-year life and become exercisable in equal installments over four years, beginning with the one-year anniversary date of the grant.
(4)	These RSUs, granted on January 5, 2018, vest over four years, beginning with the one-year anniversary date of the grant.
(5)	These RSUs, granted on January 4, 2019, vest over four years, beginning with the one-year anniversary date of the grant.
(6)	On February 25, 2016, the Board approved a Matching PRSU Program, pursuant to which the Company would grant "matching PRSUs" to an eligible executive, including the NEOs, covering the number of shares of Common Stock purchased by the executive in open market purchases between February 25, 2016 and September 15, 2016 (the "Purchased Shares"). The matching PRSUs were subject to a performance requirement that the Company have "positive Profits" for calendar year 2016, as defined in the applicable award agreements. The performance threshold was achieved, and accordingly, the matching PRSUs vest over the first five anniversaries of the grant dates. Under the terms of the applicable award agreements, in the event a participating executive sells any of the Purchased Shares at any time prior to the fifth anniversary of the grant date all remaining unvested matching PRSUs are forfeited. The Board extended the Matching PRSU Program to Mr. Buster when he joined the Company in September 2017 with the same terms except that Mr. Buster's award was subject to a performance requirement that the Company have "positive Profits" for calendar year 2018, which was achieved.
(7)	These RSUs, granted on January 3, 2020, vest over four years, beginning with the one-year anniversary date of the grant.
(8)	On February 4, 2021, the Compensation Committee of the Board of Directors determined that the maximum performance condition for the performance restricted stock units (PRSUs) granted on January 3, 2020 was achieved. The PRSUs vest in approximately three equal installments on January 3, 2022, 2023 and 2024.
(9)	These RSUs, granted on January 4, 2021, vest over four years, beginning with the one-year anniversary date of the grant.
(10)	On February 22, 2022, the Compensation Committee of the Board of Directors determined that the maximum performance conditions for the performance restricted stock units (PRSUs) granted on January 4, 2021 was achieved. The PRSUs vest in approximately three equal installments on January 4, 2023, 2024 and 2025.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock awards vested during the year ended December 31, 2021, for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott L. Thompson	—	—	549,252	15,105,712
Bhaskar Rao	196,960	4,518,620	80,036	2,414,777
H. Clifford Buster, III	40,000	1,176,168	89,424	2,954,331
Steven H. Rusing	69,400	1,575,573	43,288	1,205,829
Scott J. Vollet	153,428	3,498,233	72,272	2,002,967

Pension Benefits Table
No table is included for defined benefit pension or similar plans since none of the Named Executive Officers are covered by such a plan.

Nonqualified Deferred Compensation Table

No table is included for nonqualified deferred compensation plans since none of the Named Executive Officers are covered by such a plan.

Potential Payments Upon Termination or Change in Control

Tempur Sealy International has entered into agreements and adopted plans that require us to provide compensation and/or other benefits to each NEO during employment and in the event of that executive's termination of employment under certain circumstances. Those arrangements are described below.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

The Company has entered into employment agreements with each of our NEOs, which are described below. Definitions of terms commonly used in the employment agreements and compensation plans are set forth below.

Certain Definitions

"Good Reason." Mr. Thompson's employment agreement generally defines "Good Reason" as relocation of his principal workplace, his demotion from his position as Chief Executive Officer or President or a material diminution in his authority, duties or responsibilities as CEO or President, Tempur Sealy International's failure to nominate him to serve as a Director, if elected as a director and the Board fails to elect Mr. Thompson as Chairman or Tempur Sealy International's material breach of his employment agreement. The employment agreements for Messrs. Rao, Buster, Rusing and Vollet generally define "Good Reason" as relocation of their principal workplace, or Tempur Sealy International's material breach of their employment agreements, subject to cure.

"For Cause." The employment agreements for Messrs. Thompson, Rao, Buster, Rusing and Vollet generally define "For Cause" as the employee's (a) willful and continued failure to substantially perform his reasonably assigned duties with Tempur Sealy International, (b) material breach of his employment agreement which is not cured within 30 days after receipt of written notice of such breach, (c) material violation of any material written policy of Tempur Sealy International, (d) willful misconduct which is materially and demonstrably injurious to Tempur Sealy International, (e) conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony or (f) commission of an act of fraud, embezzlement, or misappropriation against Tempur Sealy International, or a breach of fiduciary duty or the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur Sealy International's business.

"Change of Control." Under the 2013 Equity Incentive Plan, as currently in effect, "Change of Control" is generally defined as the occurrence of any of the following: (a) the consummation of a transaction involving the merger, consolidation or sale of substantially all of the Company's assets or stock, unless securities possessing more than 50% of the total combined voting power of the survivor's or acquiror's securities (or the securities of any parent thereof) are held by a person or persons who held securities in substantially the same proportions possessing more than 50% of the total combined voting power of the Company's outstanding securities immediately prior to the transaction, (b) any person or group of persons, excluding the Company and certain other related entities, directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of the Company's outstanding securities, unless pursuant to a tender or exchange offer that the Board recommends stockholders accept or (c) over a period of no more than 24 consecutive months or less there is a change in the composition of the Company's Board such that a majority of the Board members ceases to be composed of individuals who either (i) have been Board members continuously since the beginning of that period or (ii) have been elected or nominated for election as board members during such period by at least a majority of the remaining Board members who have been Board members continuously since the beginning of that period. The Board may, within 45 days after public disclosure of the event that would otherwise constitute a change of control pursuant to clause (b) above, determine that such event will not constitute a change of control for purposes of the 2013 Equity Incentive Plan.

The 2013 Equity Incentive Plan, as currently in effect, provides that, unless otherwise specified in an award agreement, upon a change in control, if a recipient's employment is terminated other than For Cause or the recipient resigns for good reason (both as defined in the 2013 Equity Incentive Plan) within twelve months of the change of control, (a) all unvested stock options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the termination of employment and (b) all other awards shall immediately vest and if such award is subject to a performance goal, then the target performance level shall be deemed to have been achieved. Unless otherwise specified in an award agreement, if the stock options or other awards are not assumed, converted or replaced following a change of control, then (a) all such unvested options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the change of control and (b) all such other awards shall immediately vest and if such award is subject to a performance goal, then the target performance level shall be deemed to have been achieved.

"Approved Retirement." In November 2017 with respect to Mr. Thompson, and in January 2018 with respect to the remaining NEOs, the Company entered into amendments to certain equity award agreements that, among other things, amended the definition of "Approved Retirement" in such agreements. Specifically, the amendments provided the Compensation Committee with discretion to determine whether all, part or none of the outstanding unvested equity awards should remain outstanding and continue to vest upon any "Retirement" (as defined in the amended award agreements) approved by the Committee as an "Approved Retirement."

Employment Arrangements

Scott L. Thompson - On September 4, 2015, the Company entered into an Employment and Non-Competition Agreement with Mr. Thompson providing for his employment by the Company and pursuant to which he would serve as Chairman, Chief Executive Officer and President. Through amendments, Mr. Thompson's agreement provides for an extension of the initial term to December 31, 2022. The employment agreement automatically renews for successive one-year renewal terms. Either party may elect not to renew the agreement, upon written notice, 120 days prior to the expiration of the initial or renewal term. Mr. Thompson's agreement provides for an annual base salary of at least $1,100,000 and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Thompson's eligibility for future equity awards and other customary benefits commensurate with his position and role at the Company.

Bhaskar Rao - On October 13, 2017, the Company entered into an Employment and Non-Competition Agreement with Mr. Rao providing for his employment as Executive Vice President and Chief Financial Officer. The agreement automatically renews for successive one-year renewal terms each April 1. Either party may elect not to renew the agreement upon written notice 90 days prior to the expiration of the renewal term. Mr. Rao's agreement provides for an annual base salary of at least $430,000 and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Rao's eligibility for future equity awards and other customary benefits commensurate with his position and role at the Company.

H. Clifford Buster, III - On September 5, 2017, the Company entered into an Employment and Non-Competition Agreement with Mr. Buster providing for his employment as Executive Vice President, Direct to Consumer, North America. The agreement automatically renews for successive one-year renewal terms each September 6th. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the renewal term. Mr. Buster's agreement provides for an annual base salary of at least $425,000 and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Buster's eligibility for future equity awards commensurate with his position and role at the Company.

Steven H. Rusing - On February 19, 2020, the Company entered into an Employment and Non-Competition Agreement with Mr. Rusing, effective January 1, 2020, providing for his employment as President, U.S. Sales. The agreement automatically renews for successive one-year renewal terms each January 1. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the renewal term. Mr. Rusing's agreement provides for an annual base salary of at least $400,000 and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Rusing's eligibility for future equity awards commensurate with his position and role at the Company.

Scott J. Vollet - On February 27, 2018, the Company entered into an Employment and Non-Competition Agreement with Mr. Vollet, effective January 1, 2018, providing for his employment as Executive Vice President, Global Operations. The agreement automatically renews for successive one-year renewal terms each January 1. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the renewal term. Mr. Vollet's agreement provides for an annual base salary of at least $438,000 and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Vollet's eligibility for future equity awards commensurate with his position and role at the Company.

Termination of Employment Arrangements and Change in Control Arrangements

Each of the Company's NEOs is entitled to receive certain compensation and/or other benefits if his employment is terminated under certain circumstances. Receipt of any severance or benefits is generally conditioned on the NEO signing a release and waiver of claims in a form satisfactory to the Company. No NEOs are entitled to gross-ups associated with taxes owed on change of control payments or taxes due to Section 280G of the Internal Revenue Code. By the terms of their employment agreements, our Executive Officers are prohibited from disclosing certain confidential information and trade secrets, soliciting any employee for two years and working with or for any competing companies during his employment and for two years thereafter.

The table below sets forth the amounts payable to each current NEO assuming the executive officer's employment had terminated under various scenarios on December 31, 2021. Except as otherwise expressly indicated, the amounts set forth in the table below do not represent the actual sums an NEO would receive if his employment was terminated or there was a change of control of Tempur Sealy International. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that NEOs who were employed by the Company or any of its subsidiaries on December 31, 2021 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the NEOs, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2021. Payments that Tempur Sealy International may make in the future upon an employee's termination of employment or upon a change of control of Tempur Sealy International will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of our benefit plans and agreements as of December 31, 2021. The fair value of the equity awards reflects the intrinsic value of unvested stock options, RSUs and PRSUs, the vesting of which is accelerated due to the termination or change of control, assuming a closing price of our common stock on December 31, 2021 of $47.03.

Name	Benefits and Payments	Termination By Company Without Cause ($) (1)	Employee Resignation For Good Reason ($) (1)	Termination By Company For Cause ($)	Termination Due to Disability ($) (1)	Death ($) (1)	Change of Control ($) (2)	Change of Control and Termination ($) (2)
Scott L. Thompson	Cash Severance(3)	2,239,000	2,239,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(5)	30,580,557	30,580,557	21,368,739	141,289,929	141,289,929	—	141,289,929
	Health and Welfare Continuation(6)	30,975	30,975	—	—	—	—	—

Bhaskar Rao	Cash Severance(7)	450,000	450,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(8)	1,325,305	1,325,305	—	18,757,633	18,757,633	—	18,757,633
	Health and Welfare Continuation(6)	19,371	19,371	—	—	—	—	—

H. Clifford Buster, III	Cash Severance(7)	500,000	500,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of Equity Awards(9)	1,325,305	1,325,305	—	20,446,104	20,446,104	—	20,446,104
	Health and Welfare Continuation(6)	13,891	13,891	—	—	—	—	—

Steven H. Rusing	Cash Severance(7)	400,000	400,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—			—	—
	Acceleration of Equity Awards(8)	704,704	704,704	—	12,551,749	12,551,749	—	12,551,749
	Health and Welfare Continuation(6)	18,358	18,358	—	—	—	—	—

Scott J. Vollet	Cash Severance(7)	450,000	450,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of Equity Awards(8)	1,325,305	1,325,305	—	18,757,633	18,757,633	—	18,757,633
	Health and Welfare Continuation(6)	15,116	15,116	—	—	—	—	—

(1) Excludes amounts for earned but unpaid salary and accrued, unused vacation, if applicable
(2) The NEOs' employment agreements do not provide for any payments solely due to a change in control of Tempur Sealy International or Tempur Sealy International Limited, as applicable. To the extent equity award agreements trigger acceleration of vesting of awards, such accelerations are noted in the appropriate column and the specific details are described in separate footnotes. To the extent a termination of employment occurs in connection with a change in control, any severance or bonus payments would only be made to the extent the termination qualified as a termination by the Company without cause or as a resignation by the employee for good reason, and such payments are described in the appropriate column in the table.
(3) For Mr. Thompson, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary (reduced by any salary continuation benefit paid for under any plan maintained by the Company) and cash payments for certain benefits that may not be continued after termination of employment due to the provisions of the applicable plans.
(4) With respect to the currently employed NEOs, because the termination event is deemed to have occurred on December 31, 2021, any incentive compensation is payable as earned under the terms of the annual incentive program, so no additional amounts would be payable as a result of the deemed termination.

(5) The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Thompson's stock option agreement dated January 5, 2018 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in the grant agreement and the employment agreement, as applicable) within twelve months of the change of control, his remaining unvested options immediately vest. Additionally, the stock option agreement dated January 5, 2018 provides that if Mr. Thompson is terminated without cause or he resigns for good reason (as defined in his employment agreement) outside of a change of control context, then his options will continue to vest on the applicable vesting date.
Mr. Thompson was awarded 472,000 RSUs under his RSU agreement dated September 4, 2015. These RSUs vested over three years and are now fully vested. Except for RSUs distributed as stock and sold to pay for taxes, these RSUs have not been paid as stock to Mr. Thompson and he is entitled to receive the remaining 454,364 RSUs as shares of common stock within thirty days of his termination for any reason.
Mr. Thompson's RSU agreements dated January 5, 2018, January 4, 2019, January 3, 2020 and January 4, 2021 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his remaining unvested RSUs immediately vest. Additionally, the RSU agreement dated January 5, 2018 provides that if he is terminated without cause or he resigns for good reason (as defined in his employment agreement) outside of a change of control context, then his RSUs will continue to vest on the applicable vesting date.
Mr. Thompson's PRSU agreements dated January 3, 2020 and January 4, 2021 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then (a) his target PRSU awards immediately vest if such event occurs before the determination of the performance metrics or (b) his final PRSU awards immediately vest if such event occurs after the determination of the performance metrics.
(6) Mr. Thompson would be eligible to continue to participate in welfare benefit plans offered by the Company for a period of two years and Messrs. Rao, Buster, Rusing and Vollet for one year, following termination without Cause or resignation for Good Reason.
(7) For Messrs. Rao, Buster, Rusing and Vollet, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason represents twelve months of base salary.
(8) The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date for the stock option agreements dated January 5, 2018 for each of Messrs. Rao, Rusing and Vollet, respectively. The agreement provides that if the participant is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, the participant's remaining unvested options immediately vest. Additionally, these stock option agreements dated January 5, 2018 provide that if the participant is terminated without cause or he resigns for good reason (as defined in his employment agreement) outside of a change of control context, then his options will continue to vest on the applicable vesting date.
The RSU agreements dated January 5, 2018, January 4, 2019, January 3, 2020 and January 4, 2021 for each of Messrs. Rao, Rusing and Vollet provide that if the participant is terminated due to disability, death or, in the event of a change of control, the participant is terminated without cause or resigns for good reason (as defined in the grant agreement or his employment agreement, as applicable) within twelve months of such change of control, then the participant's remaining unvested RSUs immediately vest. Additionally, the RSU agreements dated January 5, 2018 provide that if the participant is terminated without cause or he resigns for good reason (as defined in his employment agreement) outside of a change of control context, then his RSUs will continue to vest on the applicable vesting date.
The PRSU agreements dated January 3, 2020 and January 4, 2021 for each of Messrs. Rao, Rusing and Vollet provide that if the participant is terminated due to disability, death or, in the event of a change of control, the participant is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then (a) the participant's target PRSU awards immediately vest if such event occurs before the determination of the performance metrics or (b) the participant's final PRSU awards immediately vest if such event occurs after the determination of the performance metrics.
(9) The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Buster's stock option agreement dated January 5, 2018 provides that if he is terminated due to disability, death or, in the event of a change of control, if Mr. Buster is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining unvested options immediately vest. Additionally, the stock option agreement dated January 5, 2018 provide that if Mr. Buster is terminated without cause or he resigns for good reason (as defined in his employment agreement) outside of a change of control context, then his options will continue to vest on the applicable vesting date.
Mr. Buster's RSU agreements dated January 5, 2018, January 4, 2019, January 3, 2020 and January 4, 2021 and his Matching PRSU agreement dated November 9, 2017 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated or he resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his remaining unvested RSUs and PRSUs immediately vest. Additionally, the RSU agreement dated January 5, 2018 provides that if Mr. Buster is terminated without cause or he resigns for good reason (as defined in his employment agreement) outside of a change of control context, then his RSUs will continue to vest on the applicable vesting date.

Mr. Buster's PRSU agreements dated January 3, 2020 and January 4, 2021 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then (a) his target PRSU awards immediately vest if such event occurs before the determination of the performance metrics or (b) his final PRSU awards immediately vest if such event occurs after the determination of the performance metrics.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2021 (our "CEO pay ratio"). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
The ratio of the annual total compensation of our CEO, calculated as described above, to the median of the annual total compensation of all employees for 2021 was 230 to 1. The ratio significantly decreased from 2020 due to a decrease in the value of our CEO's LTIP award as a result of the modifications made to the LTIP program described above.

To calculate the ratio, we used the same median employee that we had identified as of October 1, 2020. We will recalculate our median employee in 2022.

Methodology for Determining Our Median Employee. For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO). Accordingly, to identify the median of the compensation of our employee population, the methodology and the material assumptions and estimates that we used were as follows:

Employee Population

•Total Global Population. This is the second year in which we used the same median employee that we selected as of October 1, 2020. When we selected our median in 2020, we determined that as of October 1, 2020 our employee population consisted of approximately 7,800 individuals working for Tempur Sealy. As of October 1, 2021, our employee population consisted of approximately 9,000 individuals working for Tempur Sealy. This did not include approximately 2,100 employees who joined the organization through the acquisition of Dreams.

Compensation Measure Used to Identify the Median Employee

•Given the geographical distribution of our employee population, we used a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee in 2020, rather than using annual total compensation, we selected base salary/wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) paid through October 1, 2020 as the compensation measure. We annualized the compensation of employees to cover the full calendar year, and also annualized any new hires in 2020 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee. We did not change our compensation practices in 2021, so believe the methodology used in 2020 is applicable to 2021 and, thus, used the same median employee is appropriate.
•We did not make any cost-of-living adjustments in identifying the median employee.
Annual Total Compensation of Median Employee. In order to determine the annual total compensation of the median employee, we compared the elements of compensation that we calculated in 2020 for our median employee with the employee's compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $53,370 for 2021.

Annual Total Compensation of Chief Executive Officer. With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Thompson in the "Total" column for 2021 in the Summary Compensation Table included in this Proxy Statement.

Director Compensation

Overview of Director Compensation Program

During the calendar year ended December 31, 2021, the Company's non-employee Directors received annual compensation for their service on the Board as described below. The compensation described represents the Director compensation programs in effect for the 2020 and 2021 Board years, which covered the periods from the 2020 Annual Meeting in May 2020 to the 2021 Annual Meeting in May 2021 ("2020 Board Year") and from the 2021 Annual Meeting to the 2022 Annual Meeting scheduled for May 5, 2022 ("2021 Board Year").

Description of Compensation	2020 Board Year	2021 Board Year
Annual Retainer:	$90,000 cash retainer, payable in equal quarterly installments(1)	$100,000 cash retainer, payable in equal quarterly installments
Annual Equity Award Grant:	An annual equity award targeted at $130,000 and granted as deferred stock units ("DSUs")	An annual equity award targeted at $140,000 and granted as restricted stock units ("RSUs")
Annual Lead Director Retainer:	A supplemental equity award targeted at $35,000 and granted as DSUs.	A cash retainer of $35,000
Annual Committee Chair Retainer: • Audit • Compensation • Nominating and Corporate Governance	• Cash retainer of $20,000 • Cash retainer of $15,000 • Cash retainer of $15,000	• Cash retainer of $20,000 • Cash retainer of $15,000 • Cash retainer of $15,000
Committee Member Retainer: • Audit • Compensation • Nominating and Corporate Governance	• No Additional Compensation • No Additional Compensation • No Additional Compensation	• No Additional Compensation • No Additional Compensation • No Additional Compensation
Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings

(1) As a result of COVID-19, the non-employee Directors each waived $67,500 of their $90,000 annual cash retainer.

The following table sets forth the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company's non-employee Directors during the calendar year ended December 31, 2021. Mr. Thompson does not receive any additional compensation for serving on the Board.

	Fees Earned Or Paid In Cash ($)(1)	Stock Awards(2)(5)		Option Awards(3)		Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All other Compensation($)
Name		$	#	$	#				Total ($)
Evelyn S. Dilsaver	115,000	139,983	3,619	—	—	—	—	—	254,983
Cathy R. Gates(4)	83,750	151,213	3,976	—	—	—	—	—	234,963
John A. Heil	110,000	139,983	3,619	—	—	—	—	—	249,983
Jon L. Luther	110,000	139,983	3,619	—	—	—	—	—	249,983
Richard W. Neu	130,000	139,983	3,619	—	—	—	—	—	269,983
Robert B. Trussell, Jr.	95,000	139,983	3,619	—	—	—	—	—	234,983

(1)
Director compensation is based on the Board year, which is the period from one annual meeting to the next annual meeting, and fees are paid in arrears at the end of July, October, January and April. As required by SEC rules, the amounts shown in this table were paid during calendar year 2021. The table reflects amounts paid during the second half of the 2020 Board Year (which ended on May 6, 2021) and amounts paid through December 31, 2021 of the 2021 Board Year.

(2)
The RSUs granted during calendar year 2021 vest in full on the first year anniversary of the grant date. Vesting of each RSU is subject to the applicable grant recipient being a member of the Board as of the applicable vesting date, or if no longer a member of the Board, then completion of the Board year that ended immediately prior to the vesting date. All RSUs which become vested shall be paid on the first anniversary date of the grant date applicable to each RSU, or upon separation of service if elected by the director in accordance with the Non-Employee Director Deferred Compensation Plan. The value of the RSU awards set forth is the grant date fair value, calculated in accordance with FASB ASC 718. See the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for a complete description of the valuations.

(3)	No stock options were granted to non-employee Board members during calendar year 2021.
(4)	During the first half of 2021 Ms. Gates elected to receive a portion of her cash compensation as equity. The number of shares awarded each quarter is calculated based upon the closing price of the Company's common stock on the date the cash would otherwise have been payable.
(5)
The following table sets forth the aggregate number of options and stock awards outstanding for each director as of December 31, 2021, other than for Mr. Thompson whose outstanding equity awards are set forth in the "Outstanding Equity Awards at Fiscal Year-End" table elsewhere in this Proxy Statement.

Name	Aggregate Option Awards Outstanding As of December 31, 2021	Aggregate DSU and RSU Awards Outstanding As of December 31, 2021(a)
		Vested	Unvested
Evelyn S. Dilsaver	22,128	18,044	3,619
Cathy R. Gates	—	18,044	3,619
John A. Heil	—	18,044	3,619
Jon L. Luther	6,676	18,044	3,619
Richard W. Neu	2,700	20,300	3,619
Robert B. Trussell, Jr.	—	18,044	3,619

(a) Reflects DSUs and RSUs granted to members of the Board that are unvested, or are vested, but are still subject to the applicable deferral period required in the award agreement. Shares released upon satisfaction of the vesting conditions or the applicable deferral period and still held by the Director are reflected in the Beneficial Ownership Table elsewhere in this Proxy Statement.

Certain Relationships and Related Transactions

Mr. Dyer, who was appointed as a director to the Board effective January 1, 2022, is a beneficial equity interest holder, director and/or executive of the Dyer Group. The Dyer Group has formed and operated highly successful JVs with indirect, wholly-owned subsidiaries of the Company. The JVs are 50% owned by the Company and 50% owned by the Dyer Group. The JVs are managed by the Dyer Group and are principally engaged in Sealy-branded operations in Asia and the UK. The Dyer Group receives a management fee designed to reimburse it for costs related to managing the JVs and receives a 50% share of the JVs' profits. The Company receives a 50% share of the JVs' profits as well as ordinary course sales for any products sold to the JVs. In 2021, the Dyer Group received a total of $4.1 million in management fees and was allocated $30.6 million in profits from the JVs. In 2021, the Company recognized profits of $30.6 million in equity income associated with the JVs. The Company and Dyer Group each received a total of $22.9 million in cash dividends from the JVs in 2021.

The principal terms of the JVs are set forth in shareholders' agreements (the "Shareholders' Agreements") between the Company and the Dyer Group, which have, in material part, been in place for over 20 years. The Shareholders' Agreements contain customary joint venture provisions, including provisions with respect to governance, capital management, profit and loss sharing, and put and call rights.

As described above under "Board of Directors' Meetings, Committees of the Board and Related Matters - Policy Governing Related Party Transactions," the Board has adopted a written Related Party Transactions Policy requiring review and approval or ratification of any transaction qualifying as a related party transaction. In connection with Mr. Dyer's appointment to the Board, the Nominating and Corporate Governance Committee determined that Mr. Dyer is not independent under the New York Stock Exchange Rules and that he is a "Related Party" under the Company's Related Party Transaction Policy with respect to the JVs. Mr. Dyer will not participate in any discussion or approval of an Interested Transaction (as defined in the policy) for which he is a Related Party.

No transactions requiring consideration under the Policy were identified for the year ended December 31, 2021.

Proposal No. 2 Ratification of Independent Auditors

We are asking stockholders to ratify the appointment of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2022. Ernst & Young has served as independent auditor since 2002.

The Audit Committee annually considers the independence, qualifications and performance of Ernst & Young LLP. Such consideration includes reviewing the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussing with Ernst & Young LLP their independence. The Audit Committee periodically reviews and evaluates the performance of Ernst & Young LLP's lead audit partner, oversees the required rotation of Ernst & Young LLP's lead audit partner responsible for the Company's audit and reviews and considers the selection of the lead audit partner. Rotation of the lead audit partner occurred for the 2021 audit.

In order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company's independent registered public accounting firm. In 2022, the Audit Committee also considered several factors in deciding whether to re-engage its independent registered public accounting firm including the length of time Ernst & Young LLP has served as the Company's independent auditors, Ernst & Young LLP's general reputation for adherence to professional auditing standards, the breadth and complexity of the Company's business and its global scope, and the resulting demands placed on the Company's auditing firm in terms of expertise in the Company's business, the quantity and quality of Ernst & Young LLP's staff and the Company's global reach.

Representatives of Ernst & Young LLP are expected to virtually attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. Although stockholder ratification of Ernst & Young LLP is not required by law, the Board believes it is advisable to provide stockholders an opportunity to ratify this selection. In the event that stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment, but is not required to do so. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year should it determine that such change is in the best interests of the Company and its stockholders.

Vote Required to Ratify the Appointment of Ernst & Young LLP as our Independent Auditors for 2022

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify such appointment.

Board of Directors' Recommendation on Proposal No. 2

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS TEMPUR SEALY INTERNATIONAL'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2022.

Fees for Independent Auditors During the Years Ended December 31, 2021 and 2020

The aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2021, and 2020 were approximately as follows (amounts in thousands):

	2021	2020
Audit fees (1)	$4,899	$4,031
Audit-related fees (2)	444	213
Tax fees (3)	2,114	2,655
All Other Fees (4)	—	14
Total	$7,457	$6,913
(1)Audit fees for 2021 and 2020 relate to professional services provided in connection with the audit of our consolidated financial statements and internal control over financial reporting, the reviews of our quarterly consolidated financial statements and audit services provided in connection with other regulatory filings and the statutory audits of certain subsidiaries.
(2)Audit-related fees in 2021 and 2020 principally relate to acquisition related due diligence services.
(3)Tax fees in 2021 consist of approximately $1.6 million for domestic and international tax compliance and related activities and $0.5 million for domestic and international tax advisory services. Tax fees in 2020 consist of approximately $1.9 million for domestic and international tax compliance and related activities and $0.8 million for domestic and international tax advisory services.
(4)All Other Fees principally relate to permitted risk management advisory services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is required. The Audit Committee reviews these requests and scope of services and through discussions with the independent auditors and management, advises management if the Audit Committee approves the engagement of the independent auditors to perform such services. The Audit Committee authorizes its Chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings, subject to ratification by the Audit Committee. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the auditor's core work, the audit of the Company's consolidated financial statements. The services performed by the independent auditors may include audit services, audit-related services, tax services, and, in limited circumstances, other services.

During each of the years ended December 31, 2021, and 2020, the Audit Committee approved all of the services provided by the independent auditors in accordance with the foregoing policies and procedures.

Audit Committee Report

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board is responsible for providing independent, objective oversight with respect to the Company's accounting and financial reporting functions, internal and external audit functions, and system of internal controls over financial reporting and legal, ethical and regulatory compliance. During 2021, the Audit Committee was composed of Evelyn S. Dilsaver, Cathy R. Gates, John A. Heil and Richard W. Neu until our 2021 Annual Meeting of Stockholders. Following that meeting, Mr. Heil was appointed to the Compensation Committee while Ms. Dilsaver, Ms. Gates and Mr. Neu were reappointed to the Audit Committee. The Board has determined that each of these persons is "independent" as defined in the applicable rules of the New York Stock Exchange and the SEC. The Board has also determined that all Audit Committee members are "audit committee financial experts" as defined under the applicable rules of the SEC. The charter of the Audit Committee is available on Tempur Sealy International's investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Corporate Governance."

Management is responsible for the Company's internal controls and financial reporting processes. Ernst & Young LLP, the Company's independent auditor, is responsible for performing an independent audit of the Company's consolidated financial statements and the effectiveness of the Company's internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee assists in fulfilling the oversight responsibilities of the Board of Directors relating to the integrity of the Company's financial statements and financial reporting process, the integrity of the Company's systems of internal accounting and financial controls, the performance of the Company's internal audit function and independent auditors, the independent auditors' qualifications, independence and audit of the Company's financial statements, the Company's risk management policies and processes, including cybersecurity risks, the Company's financial affairs, including capital allocation framework, and legal and regulatory compliance requirements.

In connection with its responsibilities, the Audit Committee met on seven (7) occasions during 2021, either in person or via teleconference. These meetings involved representatives of management, internal auditors and the independent auditor. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with United States Generally Accepted Accounting Principles, and the Audit Committee has reviewed and discussed with management, internal auditors and the independent auditors the audited consolidated financial statements. The Audit Committee has also discussed with internal auditors and the independent auditors, with and without management present, the evaluations of the Company's internal controls, the overall quality of the Company's financial reporting, the quality of the Company's accounting principles, including all critical accounting policies and practices, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and all other material written communications between the independent auditor and management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the SEC and the PCAOB. The Audit Committee received written disclosures and a letter from the Company's independent auditors required by the applicable requirements of the PCAOB describing all relationships between the independent auditor and the Company that might bear on the independent auditors' independence. The Audit Committee has discussed with the independent auditors that firm's independence and satisfied itself as to the auditors' independence. In addition, the Audit Committee has received written material addressing the independent auditors' internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.

Based on the review and discussions with management, internal auditors and the independent auditors referred to above, the Audit Committee recommended that the Board, and the Board has approved, that the audited consolidated financial statements for the year ended December 31, 2021 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC.
Submitted by,

AUDIT COMMITTEE
Evelyn S. Dilsaver (Chair)
Cathy R. Gates
Richard W. Neu

Proposal No. 3 Advisory Vote to Approve the Compensation of Our Named Executive Officers

The Board is committed to excellence in governance and recognizes the interest our stockholders have in our executive compensation program. As part of that commitment and in accordance with Section 14A of the Securities Exchange Act of 1934, our stockholders are being asked to approve an advisory resolution on the compensation of our Named Executive Officers, as reported in this Proxy Statement.

This proposal, commonly known as the "say-on-pay" proposal, is advisory, which means that the vote on executive compensation is not binding on the Company, the Board, or the Compensation Committee. Nonetheless, the Board takes this vote and the opinions of our stockholders seriously, and the Compensation Committee will evaluate the outcome of this vote in making future compensation decisions with respect to our Named Executive Officers. The vote on this resolution is intended to address the Company's overall compensation of our named executive officers and our compensation philosophy and practices, as described in this Proxy Statement.

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by voting in favor of the following resolution:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis."

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, particularly "Executive Compensation and Related Information – Compensation Discussion and Analysis," which contains detailed information about our executive compensation program, including changes implemented over the last several years.

We currently hold our "say-on-pay" advisory vote every year. Accordingly, the next "say-on-pay" vote will occur at our 2023 annual meeting of stockholders.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

The affirmative vote of the majority of shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting on the proposal is required to approve Proposal No. 3.

Board of Directors' Recommendation on Proposal No. 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

Proposal No. 4 Approval of the Amended and Restated 2013 Equity Plan

Overview

The 2013 Equity Incentive Plan (as Amended and Restated Effective May 11, 2017) (the "Existing Plan") was approved by our stockholders in May 2017. The Existing Plan provides for a total of 34,653,160 shares of our common stock (formerly 8,663,290 prior to the 4-for-1 stock split effected November 24, 2020) that can be covered by grants (including shares that were available for grant at the time under our 2003 Equity Incentive Plan). As of February 28, 2022, we had available a total of 4,679,640 shares of common stock available for future grants under our Existing Plan.

The Company proposes to amend and restate its Existing Plan (as amended and restated, the "Amended Plan") to, among other matters, increase the number of shares authorized for issuance under the Amended Plan. Our Board recommends that our stockholders approve an increase to the number of shares authorized for issuance under the Amended Plan by 10,000,000 shares, for an aggregate of 44,653,160 shares authorized for issuance under the Amended Plan.

The following is a summary of the Amended Plan, which is qualified in its entirety by the complete text of the Amended Plan attached as Appendix B to this Proxy Statement. To the extent the description below differs from the Amended Plan text in Appendix B, the text of the Amended Plan governs the terms and provisions of the Amended Plan. Because our executive officers and Directors are eligible to receive awards under the Amended Plan, they may be deemed to have a personal interest in the adoption of this proposal.

Purposes of the Proposal

Our Board has determined that it is very important that we continue to maintain an equity incentive plan that provides us with sufficient flexibility to create meaningful incentives for our senior executives and other employees. Accordingly, the Board believes that approval of the Amended Plan is of critical importance to the Company and the creation of stockholder value.

The Board of Directors believes that the Amended Plan:

•aligns the long-term interests of key employees and stockholders by creating a direct link between key employee compensation and stockholder return;
•enables key employees to develop and maintain a substantial stock ownership in the Company; and
•provides incentives for key employees to contribute to our success.

The Compensation Committee's independent compensation consultant, Pearl Meyer, provided assistance with preparing the Amended Plan. Based on an analysis of leading proxy advisory firms' policies on equity-based compensation plans and the importance of long-term incentives in supporting the key objectives of our equity compensation program, management recommended, and the Board approved, among other changes to the Amended Plan, the proposed increase of 10,000,000 shares authorized for issuance under the Amended Plan, which represented approximately 5.6% of our outstanding common stock as of March 10, 2022.

The Board has adopted the Amended Plan, subject to stockholder approval. Our Board recommends a vote for approval of the Amended Plan because it will allow us to continue to use equity-based incentives and promote the goals of our compensation strategy. Absent such approval, the Amended Plan will not become effective. No awards under the Amended Plan will be made until we obtain stockholder approval. Therefore, it is not possible at present to determine the amount or form of any award that will be granted or available for grant to any person in the future.

Description of Other Principal Amendments to the Amended Plan

The following summarizes certain principal changes reflected in the Amended Plan as compared to our current Existing Plan, aside from the proposed increase in the number of authorized shares discussed above:

•Incentive Stock Option Limit. The Amended Plan increases by 10,000,000 shares the limit on the aggregate maximum number of shares that may be issued pursuant to incentive stock options under the Amended Plan, for an aggregate maximum limit of 44,653,160.

•Individual Limits. The Existing Plan provides for a per person limit of (a) 3,000,000 shares during any three-year period in respect of options and stock appreciation rights and (b) 3,500,000 shares during any three-year period in respect of all awards that were intended to qualify for the qualified performance based compensation exception under Section 162(m) of the Internal Revenue Code. Since the qualified performance based compensation exception has since been repealed, the Amended Plan modifies and simplifies these limits to provide a single annual per person limit of 3,000,000 shares that may be subject to any awards issued under the Amended Plan. Given the competitive talent market, the Board believes these limits also will provide necessary flexibility to be able to properly incentivize and retain management. The Amended Plan retains the existing limit that provides that non-employee Directors may not be granted awards under the Amended Plan in any one fiscal year of the Company which, taken together with all cash compensation paid during that fiscal year, have an aggregate maximum value of more than $700,000, subject to certain exceptions.

•Performance Based Awards and Performance Goals. As a result of the repeal of the qualified-performance based compensation exception under Section 162(m) of the Code, the Amended Plan does not contain the restrictions on qualified-performance based awards previously required under Section 162(m) of the Code. However, in recognition of the importance of pay for performance alignment, the Amended Plan does continue to provide for the ability to grant performance-based compensation, including the types of performance goals that may be used for performance based awards (as further described below).

Features of the Existing Plan Retained under the Amended Plan

The following summarizes certain features of the Existing Plan that will continue to apply under the Amended Plan:

•One-Year Minimum Vesting Periods for Awards. The Amended Plan provides, notwithstanding any provision of the Amended Plan to the contrary, for a standard minimum vesting schedule of at least one year with respect to all awards granted, except that up to 5% of the total authorized shares under the Amended Plan may be covered by awards that do not have this minimum vesting requirement.

•"Fungible" Share Pool. The Amended Plan contains a "fungible share pool" provision, whereby options and stock appreciation rights will reduce the number of shares available for future grants under the Amended Plan (referred to as the "share reserve") by one share for each share subject to the applicable stock option or stock appreciation right, but any award other than an option or stock appreciation right (referred to as a "full value award") will reduce the share reserve by two shares for each share subject to the full value award.

•Prohibition on Liberal Share Recycling. The Amended Plan provides that shares used or withheld to pay the exercise price of an award or to satisfy tax withholding obligations, shares not issued as a result of a net settlement of an outstanding stock option or stock appreciation right and shares the Company purchases using proceeds from option exercises will not be re-credited to the share reserve under the Amended Plan.

•Prohibition on Repricing. The Amended Plan contains a prohibition of "repricing" actions without stockholder approval, other than in corporate transactions, including that the terms of options and SARs, may not be amended to reduce their exercise or base price, and options and SARs may not be cancelled in exchange for cash, options or SARs with an exercise price that is less than the exercise price of the original options or SARs or other awards.

•Double-Trigger Change in Control Treatment; No Liberal Change in Control Definition. The Amended Plan provides, with respect to awards that are assumed, replaced, or converted in connection with a change of control, for a "double trigger" structure as the standard provision. With respect to awards that are not assumed, replaced or converted in connection with a change of control, the Amended Plan provides that all options will immediately vest and remain outstanding, and all other awards subject to vesting will immediately vest and if such award is a performance-based award, any remaining performance goals shall be deemed to have been met at the target level of performance. The change in control definition in the Amended Plan is not "liberal" and, for example, would not occur merely upon stockholder approval of a transaction or upon a change in the composition of the Board of Directors. A change in control must actually occur in order for the change in control provisions in the Amended Plan to be triggered.

The Amended Plan will not apply to awards currently outstanding, which will continue to be governed by the Existing Plan. The Amended Plan is being submitted to stockholders for approval. The Board of Directors believes it is in the best of interest of the Company and its stockholders to approve the Amended Plan.

In addition, when determining the number of shares authorized for issuance under the Amended Plan, the Board and the Compensation Committee carefully considered the potential dilution to our current stockholders as measured by our "burn rate," potential dilution and projected future share usage.

Historical Burn Rate. We are committed to managing the use of our equity incentives prudently to balance the benefits equity compensation bring to our compensation program with the dilution it causes our stockholders. As part of our analysis when considering the proposed share increase, we considered the Existing Plan's "burn rate," calculated as the target number of shares subject to equity awards granted under the Existing Plan, divided by the basic weighted average number of shares outstanding for that period. Our average annual burn rate for the three years ending December 31, 2021 was 0.88%. Since the Existing Plan was adopted, we have sought to provide equity compensation to our employees who we believe are important to our organization in furthering our business strategy. In addition, we made equity grants from the Existing Plan in connection with new hires and promotions to advance our strategy.

Potential Economic Dilution Analysis. When evaluating the appropriate number of shares to increase the share reserve under the Amended Plan, we reviewed the potential economic dilution of the proposed increase, calculated as the number of available shares and plan awards as a percentage of common shares outstanding. The total potential dilution resulting from issuing all shares authorized under the Existing Plan as of December 31, 2021 is about 8.9%. We believe that our burn rate and potential dilution levels are reasonable for our industry and market conditions.

Expected Duration. We expect that the shares available for future awards, including the additional shares if this proposal is approved by our stockholders, will be sufficient for awards under the Amended Plan for the next five years. Expectations regarding future share usage could be impacted by a number of factors such as hiring and promotion activity at the executive level; whether future awards are in the form of stock options and SARs or in the form of full value awards; the rate at which shares are returned to the Amended Plan reserve upon the expiration, forfeiture or cash settlement of awards; the future performance of our stock price; consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Additional Information on Outstanding Awards and Grants

The following provides additional information on the total awards outstanding under the Existing Plan as of December 31, 2021 and February 28, 2022, and total grants made in 2019, 2020, and 2021 under the Existing Plan.

Overhang

The following table provides certain additional information regarding total awards outstanding at December 31, 2021 and February 28, 2022.

	As of December 31, 2021	As of February 28, 2022
Total number of shares of common stock subject to outstanding stock options	3,652,370	3,651,918
Weighted-average exercise price of outstanding stock options	17.03	17.03
Weighted-average remaining term of outstanding stock options	5.94	4.45
Total number of shares of common stock subject to outstanding full value awards(1)	8,054,336	6,311,173
Total number of shares of common stock available for grant under the Existing Plan	6,620,626	4,679,640

(1)	Includes at December 31, 2021 and February 28, 2022 the following summary of shares outstanding:

Shares Outstanding:	As of December 31, 2021	As of February 28, 2022
RSUs/DSUs	3,275,052	2,400,333
PRSUs	4,779,284	3,910,840
Total	8,054,336	6,311,173

As of March 10, 2022 Record Date
Total number of shares of common stock outstanding	179,001,309
Per-share closing price of common stock as reported on NYSE	$31.82

Burn Rate

The following table provides detailed information regarding the activity related to our Existing Plan for the respective fiscal years.

	Fiscal Year 2021	Fiscal Year 2020	Fiscal Year 2019
Total number of shares of common stock subject to stock options granted	—	—	—
Total number of shares of common stock subject to RSUs, DSUs, and target PRSUs granted (1)	1,150,875	1,367,972	3,022,164
Weighted-average number of shares of common stock outstanding	196,953,066	207,915,197	218,052,553
Burn Rate (options, RSUs, DSUs, and target PRSUs granted)	0.58%	0.66%	1.39%
Total number of shares of common stock subject to RSUs, DSUs, and PRSUs earned (1)	2,068,604	4,191,116	2,877,164
Burn Rate (options, RSUs, DSUs, and earned PRSUs)	1.05%	2.02%	1.32%

(1) Includes for 2021, 2020 and 2019 the following RSUs and DSUs granted and Target PRSUs granted or PRSUs earned:

	Fiscal Year 2021	Fiscal Year 2020	Fiscal Year 2019
RSUs and DSUs granted	690,026	785,996	2,732,164
Target PRSUs granted	460,849	581,976	290,000
PRSUs earned	1,378,578	3,405,120	145,000

Summary of the Amended Plan

The key features of the Amended Plan are summarized below. A copy of the Amended Plan is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. We encourage you to read the Amended Plan in its entirety. By voting in favor of this proposal, you will be voting to approve the adoption of the Amended Plan, including the increase in shares available for issuance under the Amended Plan described herein.

Purpose. The Amended Plan is intended to encourage ownership of stock by employees, consultants and directors of the Company and its affiliates and to provide additional incentive for them to promote the success of the Company's business through the grant of awards of or pertaining to shares of the Company's common stock.

Shares Subject to the Amended Plan. The shares issued or to be issued under the Amended Plan may be either authorized but unissued shares of the Company's common stock or shares held by the Company in its treasury. The maximum number of shares of stock which may be issued pursuant to or subject to awards under the Amended Plan is 44,653,160 shares. The maximum number of shares of stock which may be issued pursuant to or subject to awards of incentive stock options is also 44,653,160 shares. For purposes of calculating the maximum number of shares that may be issued pursuant to all awards under the Amended Plan, including any shares that become available for issuance following the forfeiture, cancellation or settlement of awards, or tender or withholding of common stock, as set forth above: (a) every one share issuable pursuant to the exercise of a stock option or stock appreciation right shall count as one share, and (b) every one share underlying restricted stock, restricted stock units, or other stock-based awards (other than stock options and SARs) shall count as two shares.

In applying the foregoing share limitation under the Amended Plan, awards that are ultimately paid in cash do not reduce the number of shares available for issuance under the Amended Plan. In addition, the following shares will be added back, that is, they will again become available for issuance under the Amended Plan:

•shares under the Amended Plan reserved for issuance upon exercise or settlement of awards to the extent they lapse, expire, terminate or are cancelled, surrendered, exchanged or forfeited without the underlying shares being issued;
•restricted stock under the Amended Plan to the extent it is forfeited or surrendered before the restriction period expires; and
•shares issued pursuant to an award under the Amended Plan and that we subsequently reacquire pursuant to rights reserved upon the issuance of such shares.

Any shares added to the share reserve will be added back in the same amount as counted against the share reserve when granted, which varies by award type.

In no event will the following shares be re-credited to the Amended Plan's share reserve:

•shares delivered in payment of the exercise price of an award or the base price of a stock appreciation right;
•shares delivered or withheld to satisfy tax withholding obligations;
•shares we purchased using proceeds from option exercises; and
•shares not issued or delivered as a result of a net settlement of an outstanding option or stock appreciation right.

In addition, awards granted in assumption of or in substitution or exchange for awards previously granted by a company we acquire shall not reduce the number of shares authorized for grants under the Amended Plan or reduce the applicable per person limitations described below. In addition, in the event a company we acquire has shares available for grant under a pre-existing plan approved by stockholders and not adopted in anticipation of such acquisition or combination, such available shares may be used for awards under the Amended Plan and will not reduce the shares of stock authorized for grant under the Amended Plan, provided that awards using such available shares shall not be made after the date award or grants could have been made under the terms of the pre-existing plan, absent the acquisition and combination, and will only be made to individuals who were not employees or directors of the Company or its subsidiaries prior to such acquisition or combination.

The closing price of a share of our common stock on the NYSE on March 10, 2022 was $31.91.

Administration. The Amended Plan may be administered by the Compensation Committee of the Board of Directors, by the Board directly, or, in certain cases, by an executive officer or officers of the Company designated by the Compensation Committee. The Compensation Committee has the discretion, subject to the provisions of the Amended Plan, to determine the employee, consultant or director to receive an award and the form of award. Further, the Compensation Committee has complete authority to interpret the Amended Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective award agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Amended Plan.

Eligibility. Awards may be granted to any employee of or consultant to one or more of the Company and its affiliates or to non-employee Directors or non-employee members of any board of directors (or similar governing authority) of any affiliate. As of March 10, 2022, the Company and its affiliates had 250 employees, 0 consultants and 9 directors, all of whom will be eligible to participate in the Amended Plan.

Individual Limits. The maximum number of shares of stock subject to awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year in respect of the non-employee director’s service as a member of the Board (including service as a member or chair of any committee of the Board), shall not exceed $700,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. The maximum number of shares of stock that may be subject to all awards or any combination thereof (including options and stock appreciation rights) granted to any one participant during any one calendar year period shall be 3,000,000 shares.

Effect of Termination of Employment, Etc. Unless the Compensation Committee shall provide otherwise with respect to any award under the Amended Plan, all awards will be forfeited or otherwise subject to return or repurchase on the terms provided in the applicable award agreement following the recipient's termination of employment or other association, for any reason, with the Company or its affiliates.

Non-Transferability of Awards. In general, no award under the Amended Plan may be transferred by the recipient, and during the life of the recipient all rights under an award may be exercised during the life of the recipient only by the recipient or his or her legal representative. However, the Compensation Committee may provide that an award of a nonstatutory option or shares of restricted stock may be transferred by the recipient, without consideration, to a family member,

Types of Awards. Awards under the Amended Plan may include incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and stock grants.

•Nonstatutory stock options and incentive stock options, or stock options, are rights to purchase common stock of the Company. A stock option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Compensation Committee may determine. A stock option may be exercised by the recipient giving written notice to the Company, specifying the number of shares with respect to which the stock option is then being exercised, and accompanied by payment of an amount equal to the exercise price of the shares to be purchased. The purchase price may be paid by cash, check, by delivery to the Company of shares of common stock (with some restrictions), by surrender of the stock option as to all or part of the shares of common stock for which the stock option is then exercisable, or through and under the terms and conditions of any formal cashless exercise program authorized by the Company. The Amended Plan does not permit the payment of dividends or other distributions with respect to stock options.

•Incentive stock options may be granted only to employees of the Company, or any parent or subsidiary Company, and must have an exercise price of not less than 100% of the fair market value of the Company's common stock on the date of grant (110% for incentive stock options granted to any recipient holding more than 10% of the stock of the Company immediately prior to the date of grant). In addition, the term of an incentive stock option may not exceed ten years (five years, if granted to any 10% stockholder) and the amount of the aggregate fair market value of common stock (as of the date of grant of the stock option) exercisable for the first time by the recipient during any calendar year under an incentive stock option may not exceed $100,000, minus the aggregate fair market value of common stock then exercisable by the recipient for the first time under all incentive stock options previously granted to the recipient under all plans of the Company and its affiliates.

•Nonstatutory stock options must have an exercise price of not less than 100% of the fair market value of the Company's common stock on the date of grant and the term of any nonstatutory stock option may not exceed ten years.

•Stock appreciation rights, or SARs, are rights to receive any appreciation in the fair market value of shares of common stock over a specified exercise price. Stock appreciation rights may be granted in tandem with a stock option, such that the recipient has the opportunity to exercise either the stock option or the SAR, but not both. The base exercise price (above which any appreciation is measured) will not be less than 100% of the fair market value of the common stock on the date of grant of the SAR or, in the case of a SAR granted in tandem with a stock option, the exercise price of the related stock option. SARs are subject to terms and conditions substantially similar to those applicable to nonstatutory stock options, except as the Compensation Committee may deem inappropriate or inapplicable. No SAR may be exercised on or after the tenth anniversary of the grant date. The Amended Plan does not permit the payment of dividends or other distributions with respect to SARs.

•Awards of restricted stock are grants of rights to receive shares of common stock which are subject to limitations on transferability and a risk of forfeiture arising on the basis of conditions related to the performance of services, Company or affiliate performance or otherwise as the Compensation Committee may determine. Awards of restricted stock will be subject to a risk of forfeiture during a restriction period, established by the Compensation Committee. Prior to the lapse of the risk of forfeiture of an award of restricted stock, the recipient will have all of the rights of a stockholder of the Company, including the right to vote but subject to the limitations on dividends described below. Any dividends payable in shares of stock of the Company shall constitute additional restricted stock. The Compensation Committee may determine, at the time of the award, that payment of cash dividends be deferred and reinvested in additional restricted stock. Notwithstanding anything in the Amended Plan or any award agreement to the contrary, although the Committee may authorize the accrual of dividends or other distributions during the applicable restriction period, in no event will any dividends or distributions be paid with respect to any outstanding shares of restricted stock prior to the end of the applicable restriction period, and any dividends declared or other distributions made during the restriction period will be forfeited if during the restriction period the underlying right to restricted stocks is forfeited or otherwise terminated.

•Awards of restricted stock units are grants of rights to receive shares of common stock arising on the basis of conditions relating to the performance of services, Company or affiliate performance or otherwise as the Compensation Committee may determine, which are issued at the close of the applicable restriction period. Notwithstanding anything in the Amended Plan or any award agreement to the contrary, in no event will any dividends or distributions be paid with respect to any outstanding restricted stock units prior to the end of the applicable restriction period. The Compensation Committee may permit or require the payment of dividends to be deemed reinvested in additional restricted stock units to the extent shares are available under the Amended Plan.

•A stock grant is a grant of shares of common stock not subject to restrictions or other forfeiture conditions. Stock grants may be awarded only in recognition of significant prior or expected contributions to the success of the Company or its affiliates, as an inducement to employment, in lieu of compensation otherwise already due and in such other limited circumstances as the Compensation Committee deems appropriate.

•Awards of performance units are grants of rights to shares of common stock, at the close of a specified performance period and subject to the achievement of specified performance goals, as set by the Compensation Committee. The Compensation Committee may permit or require the recipient to defer receipt of payment that would otherwise be due by virtue of the satisfaction of any requirements or goals with respect to the performance units. The recipient may be entitled to receive any dividends declared with respect to the common stock which have been earned in connection with the grant of the performance units; however, such dividends or dividend equivalents shall not be paid if the underlying performance goals are not achieved and the performance unit is not earned. The performance criteria used to establish performance goals may include, but are not limited, to the following:

•cash flow (before or after dividends), including, without limitation, operating cash flow and free cash flow and cash flow return on invested capital
•stock price
•stockholder return or total stockholder return
•return on investment
•market capitalization
•debt leverage (debttocapital)
•net debt
•net debt to EBIT or EBITDA (as defined herein)
•sales or net sales
•income, pretax income or net income
•operating profit, net operating profit
•economic profit

•return on operating revenue or return on operating assets
•operating ratio
•market share improvement
•supply chain achievements (including relationships with manufactures or suppliers of component materials and manufacturers of the Company and/or its Subsidiaries’ products)
•achievement of business or operational goals such as market share, business development and/or customer objectives, or debt ratings
•strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, business expansion targets, project milestones, production volume levels, or cost targets
•earnings
•earnings per share
•earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), and any version of the foregoing that includes other exclusions or addbacks determined at the time of the award
•return on equity
•return on capital (including without limitation return on total capital or return on invested capital)
•return on assets or net assets
•economic value added
•revenue
•backlog
•operating income or pretax profit
•gross margin, operating margin or profit margin
•cash from operations
•operating revenue
•general and administrative expenses
•cost reduction challenges
•co-development, co-marketing, profit sharing, joint venture or other similar arrangements
•manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities)
•accomplishment of, or goals relating to mergers, acquisitions, dispositions, public offerings or similar business transactions
•cost of capital
•working capital
•ESG related goals
•customer service

The Compensation Committee has discretion to select the length of any applicable restriction or performance period, the kind and/or level of the applicable performance goal, and whether the performance goal is to apply to the Company, a subsidiary of the Company or any division or business unit, the recipient, and whether the performance goal is to be measured on an absolute basis or relative to a peer group or index. Performance goals may be subjective or objective and quantitative or qualitative. Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles ("GAAP") or financial metrics that are based on, or able to be derived from, GAAP, and may be adjusted at any time to include or exclude any items otherwise includable or excludable under GAAP. The Committee may define the manner of calculating the performance goals it selects to use for a particular performance-based award, including whether or to what extent to include or exclude the effects of certain events. Generally absent a determination by the Compensation Committee to the contrary, a recipient will be eligible to receive payment under a performance-based award only if the applicable performance goal or goals are achieved within the applicable performance period, as determined by the Compensation Committee.

Adjustment for Corporate Actions. In the event of any change in the outstanding shares of common stock as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar distribution with respect to the shares of common stock, an appropriate and proportionate adjustment will be made in (1) the maximum numbers and kinds of shares subject to the Amended Plan, (2) the numbers and kinds of shares or other securities subject to then outstanding awards, (3) the exercise price for each share or other unit of any other securities subject to then outstanding stock options or stock appreciation rights (without change in the aggregate purchase price as to which such stock options or stock appreciation rights remain exercisable), and (4) the repurchase price of each share of restricted stock then subject to a risk of forfeiture in the form of a Company repurchase right. Any such adjustment in awards will be determined and made by the Compensation Committee in its sole discretion.

Transactions. In the event of a transaction, including (i) the consummation of any merger or consolidation of the Company, (ii) the consummation of any sale or exchange of all of the common stock of the Company, (iii) the consummation of any sale, transfer or other disposition of all or substantially all of the Company's assets, or (iv) stockholder approval of any liquidation or dissolution of the Company, the Compensation Committee may, with respect to all or any outstanding stock options and SARs, (1) provide that such awards will be assumed, or substantially equivalent rights shall be provided in substitution therefore, (2) provide that the recipient's unexercised awards will terminate immediately prior to the consummation of such transaction unless exercised within a specified period following written notice to the recipient, (3) provide that outstanding awards shall become exercisable in whole or in part prior to or upon the transaction unless assumed or substituted, (4) provide for cash payments, net of applicable tax withholdings, to be made to the recipients, (5) provide that, in connection with a liquidation or dissolution of the Company, awards shall convert into the right to receive liquidation proceeds net of the exercise price of the awards and any applicable tax withholdings, or (6) any combination of the foregoing. With respect to outstanding awards other than stock options or SARs, unless otherwise provided in the applicable award agreement, upon the occurrence of a transaction other than a liquidation or dissolution of the Company which is not part of another form of transaction, the repurchase and other rights of the Company under each such award will transfer to the Company's successor. Upon the occurrence of such a liquidation or dissolution of the Company, all risks of forfeiture and performance goals applicable to such other awards will automatically be deemed terminated or satisfied, unless specifically provided to the contrary in the award. Any determinations required to carry out any of the foregoing will be made by the Compensation Committee in its sole discretion.

Change of Control. A change of control is defined in the Amended Plan as the occurrence of any of the following: (1) the consummation of a transaction, as described above, unless securities possessing more than 50% of the total combined voting power of the resulting entity or ultimate parent entity are held by a person or persons who held securities in substantially the same proportions possessing more than 50% of the total combined voting power of the Company immediately prior to the transaction; (2) any person or group of persons, excluding the Company and certain other related entities, directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of the Company, unless pursuant to a tender or exchange offer that the Company's Board of Directors recommends stockholders accept; or (3) over a period of no more than 24 consecutive months there is a change in the composition of the Company's Board of Directors such that a majority of the Board members at the beginning of such period ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period, other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest, by at least a majority of the remaining Board members who have been Board members continuously since the beginning of that period, provided that any member elected as provided in clause (ii) shall thereafter be deemed to have been a member at the beginning of such 24 month period. The Board may, within 45 days after public disclosure of the event that would otherwise constitute a change of control pursuant to clause (2), determine that such event will not constitute a change of control.

The Amended Plan provides as follows in the event of a change of control, subject to the terms of a participant’s award agreement:

•Options Assumed. With respect to stock options that are assumed, converted or replaced by a successor organization following a change of control, if the recipient's employment is terminated without cause (as defined in the Amended Plan) or if the recipient resigns for good reason (defined in the Amended Plan, unless otherwise provided in an applicable award agreement, as relocation of the participant's principal workplace over sixty (60) miles from the existing workplace, without the participant's prior consent) within twelve (12) months of the change of control, all the unvested stock options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the termination of employment.

•Other Awards Assumed. With respect to awards, other than stock options, that are assumed, converted or replaced by a successor organization following a change of control, if the participant's employment is terminated by the Company or any of its affiliates other than for cause or if the participant resigns for good reason, in either case within twelve (12) months after the occurrence of a change of control, all of the participant's awards subject to vesting which have not become vested awards pursuant to the applicable award agreement as of the date of such termination of employment shall immediately become vested awards, and if such award is a performance-based award, any remaining performance goals with respect to such award shall be deemed to have been met at the maximum performance level.

•Awards Not Assumed. With respect to awards that are not assumed, converted or replaced by a successor organization following a change of control, in the case of stock options, all unvested options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the change of control, and in the case of all other awards, all of the participant's awards subject to vesting which have not become vested awards as of the date of such change of control shall immediately become vested awards and if such award is a performance-based award, any remaining performance goals with respect to such award shall be deemed to have been met at the target level of performance, if applicable.

Settlement of Awards. Stock options and restricted stock will be settled in accordance with their terms. All other awards under the Amended Plan may be settled in cash, common stock or other awards, or a combination thereof, as determined by the Compensation Committee at or after the date of grant and subject to any contrary award agreement.

Clawback Policy. The Amended Plan provides that all future awards are subject to the Company's clawback policy as in effect from time to time, to the extent such policy applies to the particular participant, and that each participant subject to the applicable clawback policy will agree to the related recoupment provisions and agree to provide cooperation and assistance as required to recoup or otherwise recover any applicable awards or amounts paid.

Termination and Amendment of the Plan. Generally, the Board may at any time terminate the Amended Plan or make such modifications of the Amended Plan as it shall deem advisable, subject to the rights of recipients of outstanding awards on the date of amendment or modification in a material manner. Unless the Board otherwise expressly provides, no amendment of the Amended Plan shall affect the terms of any award outstanding on the date of the amendment. In addition, no amendment may (i) increase the number of shares of common stock which may be issued under the Amended Plan (except pursuant to the equitable adjustment provisions referred to above under "Adjustments for Corporate Actions"), (ii) change the description of the persons eligible for awards, or (iii) effect any other change for which stockholder approval is required by law or the rules of any relevant stock exchange. As noted above, without stockholder approval, awards may not be "repriced" to reduce their exercise or base price.

Summary of Tax Consequences. The following is a brief and general discussion of the principal United States federal income tax consequences to the Company and to recipients of awards granted under the Amended Plan. This summary is not intended to be comprehensive, nor does it describe state, local or foreign tax consequences, and is based upon laws and regulations in effect on March 10, 2022. Such laws and regulations are subject to change. This summary is intended for the information of stockholders considering how to vote and not as tax guidance to participants in the Amended Plan. Participants in the Amended Plan should consult their own tax advisors as to the tax consequences of participation. The Amended Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

•Nonstatutory Stock Options. Generally, there are no federal income tax consequences to a participant upon grant of a nonstatutory stock option. Rather, upon the exercise of such an option, the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of the common stock acquired upon the exercise of such option exceeds the exercise price, if any. The Company is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the participant. Upon a subsequent sale of common stock acquired under a nonstatutory stock option, the participant will realize a short-term or long-term capital gain or loss equal to the difference between the fair market value of the common stock on the exercise and sale dates. capital gain (or loss) will be short-term if the common stock is disposed of within one year after the nonqualified stock option is exercised, and long-term if the common stock was held more than 12 months as of the sale date.

•Incentive Stock Options. Except as noted at the end of this paragraph, there are no federal income tax consequences to a participant upon grant or exercise of an incentive stock option, and the Company will not be entitled to a tax deduction at the time of the grant or the exercise of the option; provided, however, that the difference between the value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the participant's alternative minimum tax. If the participant holds shares of common stock purchased pursuant to the exercise of an incentive stock option for at least two years after the date the option was granted and at least one year after the exercise of the option, the subsequent sale of common stock will give rise to a long-term capital gain or loss to the participant and no deduction will be available to the Company. If the participant sells the shares of common stock within two years after the date an incentive stock option is granted or within one year after the exercise of an option, the participant will recognize ordinary income in an amount equal to the difference between the fair market value at the exercise date and the option exercise price, and any additional gain or loss will be a capital gain or loss depending on the holding period. If the participant recognizes ordinary income upon a disposition within these holding periods, the Company generally will be entitled to a tax deduction in the same amount.

•Restricted Stock. A participant that receives a restricted stock award under the Amended Plan normally will not be required to recognize income for federal income tax purposes at the time of grant, nor is the Company entitled to any deduction, to the extent the common stock award has not vested (i.e., is no longer subject to a substantial risk of forfeiture). When any part of a restricted share award vests, the participant will generally recognize ordinary income in an amount equal to the amount by which the then fair market value of the common stock acquired exceeds the price he or she has paid for it, if any. Recipients of restricted stock may, however, within 30 days of receiving an award of restricted stock, choose to have any applicable risk of forfeiture disregarded for tax purposes by making an "83(b) election." If the participant makes an 83(b) election, he or she will have to report compensation income equal to the difference between the value of the shares and the price paid for the shares, if any, at the time of the transfer of the restricted stock. If the shares subject to such election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. If an 83(b) election has not been made, any dividends received with respect to the restricted share award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. The Company will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested common stock, the participant will realize short-term or long-term capital gain or loss depending on the holding period. The holding period generally begins when the restriction period expires. If the recipient timely made a Section 83(b) election, the holding period commences on the date of the grant.

•Stock Appreciation Rights. Stock appreciation rights are treated very similarly to nonstatutory stock options for tax purposes. A participant receiving a stock appreciation right will not normally recognize any taxable income upon the grant of the stock appreciation right. Upon the exercise of the share appreciation right, a participant will generally recognize ordinary income equal to either: (i) the cash received upon the exercise; or (ii) if common stock is received upon the exercise of the stock appreciation right, the fair market value of the common stock received. The Company will generally be entitled to a tax deduction in an amount equal to the compensation income recognized by the participant.

•Restricted Stock Units and Performance Units. A recipient of restricted stock or performance units will not be required to recognize any income for federal income tax purposes, and the Company is not entitled to a deduction, at the time of grant. Rather, upon the settlement of units, the participant will generally recognize ordinary income on receipt of any shares of common stock, cash or other property in settlement of any of these awards under the Amended Plan, and the Company generally will be entitled to a deduction equal to the amount of the ordinary income realized by the participant. If the participant is an employee, the participant will be subject to Social Security and Medicare taxes at the time the units vest, even though the recipient of units has not received payment with respect to such units at such time. However, no additional Social Security or Medicare taxes will be due when such payment is made (even if the market value of the underlying shares has increased). If the recipient receives shares of common stock upon settlement then, upon disposition of such shares, appreciation or depreciation after the settlement date is treated as either short-term or long-term capital gain or loss, depending on how long the shares have been held.

•Unrestricted Stock Grants. The tax consequences of receiving common stock pursuant to a share award under the Amended Plan is similar to receiving cash compensation from the Company, unless the common stock awarded consists of restricted shares (i.e., subject to a substantial risk of forfeiture). If the shares of common stock are unrestricted (i.e., not subject to a substantial risk of forfeiture), the participant must recognize ordinary income equal to the fair market value of the common stock received, less any amount paid for common stock. The Company generally is entitled to a tax deduction for compensation paid to a participant at the same time and in the same amount as the participant recognizes ordinary income.

•Consequences of a Change in Control. If a change of control of the Company causes awards under the Amended Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received "excess parachute payments," which could subject participants to a 20% excise tax on the excess parachute payments and result in a disallowance of the Company's deductions under Section 280G of the Code.

•Potential Deferred Compensation. Section 409A of the Code ("409A") applies to compensation that individuals earn in one year but that is not paid until a future year. This is referred to as nonqualified deferred compensation. If deferred compensation covered by 409A meets the requirements of 409A, then 409A has no effect on the individual's taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by 409A. If such a deferred compensation arrangement does not meet the requirements of 409A, the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest and penalties, including a 20% additional income tax. Awards of stock options, stock appreciation rights, restricted stock units and performance awards under the Amended Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of 409A. Awards under the Amended Plan are intended to comply with 409A, the regulations issued thereunder or an exception thereto. Notwithstanding, 409A may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on the Company and does limit the Company's deduction with respect to compensation paid to a participant.

•Section 162(m) Limitations on the Company's Tax Deduction. In general, whenever a recipient is required to recognize ordinary income in connection with an award, the Company will be entitled to a corresponding tax deduction. However, Section 162(m) of the Code limits the deductibility of compensation paid to "covered employees" (as defined under Section 162(m) of the Code, but generally each of the Company's chief executive officer, chief financial officer and the three other highest compensated officers) in any one year to $1,000,000.

Allocation of Awards; Plan Benefits. It is not presently possible to determine the dollar value of award payments that may be made or the number of options, shares of restricted stock, restricted stock units, performance stock units or other awards that may be granted under the Amended Plan in the future, or the individuals who may be selected for such awards because awards under the Amended Plan are granted at the discretion of the Compensation Committee.

Equity Compensation Plan Information

The following table sets forth equity compensation plan information as of December 31, 2021 with respect to shares of the Company's common stock that may be issued under the Company's existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Amended and Restated 2003 Equity Incentive Plan (1)	51,986	$9.69	—
Amended and Restated 2013 Equity Incentive Plan (2)	11,539,051	17.13	6,620,626
Equity compensation plans not approved by security holders	—	—	—
Total	11,591,037	$26.82	6,620,626

(1)In May 2013, our Board of Directors adopted a resolution that prohibited further grants under the Amended and Restated 2003 Equity Incentive Plan. The number of securities to be issued upon exercise of outstanding stock options, warrants and rights issued under the Amended and Restated 2003 Equity Incentive Plan includes 1,616 shares issuable under RSUs and DSUs. These units are excluded from the weighted average exercise price calculation above because such units do not have an exercise price.
(2)The number of securities to be issued upon exercise of outstanding stock options, warrants and rights issued under the Amended and Restated 2013 Equity Incentive Plan includes 3,273,436 shares issuable under RSUs and DSUs. Additionally, this number includes 4,760,634 PRSUs which reflects a maximum payout of the awards granted. These units are excluded from the weighted average exercise price calculation above because such units do not have an exercise price.

    For information regarding the material features of each of the above plans see Note 11, "Stock-based Compensation," in our Consolidated Financial Statements included in Part II, ITEM 8 of our Annual Report on Form 10-K for the year ended December 31, 2021.

Vote Required to Approve the Amended and Restated 2013 Equity Plan

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify such appointment.

Board of Directors' Recommendation on Proposal No. 4

    THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AMENDED AND RESTATED 2013 EQUITY PLAN.

Other Information

Stockholder Proposals for 2023 Proxy Statement

Under Rule 14a-8 of the Exchange Act, to submit a proposal for inclusion in our Proxy Statement for the 2023 Annual Meeting, stockholder proposals must be submitted in writing and received by the Company no later than 11:59 p.m., local time, on November 24, 2022, at the following address:

Corporate Secretary Tempur Sealy International, Inc. 1000 Tempur Way Lexington, Kentucky 40511

In addition, a stockholder may bring business before the 2023 Annual Meeting, other than a proposal included in the Proxy Statement, or may submit nominations for directors pursuant to the advance notice and proxy access provisions of the Company's By-Laws, if the stockholder complies with the requirements specified in Article II, Sections 2.12 and 2.13 of the By-Laws. The requirements include:

•providing written notice that is received by Tempur Sealy International's Corporate Secretary between December 6, 2022, and January 5, 2023 (subject to adjustment if the date of the 2023 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the 2022 Annual Meeting, as provided in Article II, Section 2.12 and 2.13 of the By-Laws); and

•supplying the additional information listed in Article II, Sections 2.12 and 2.13 of the By-Laws.

In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Tempur Sealy nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2023.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2021, is available without charge to each stockholder, upon written request to the Corporate Secretary of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 and is also available on our investor website at http://investor.tempursealy.com under the caption "Company Information - SEC Filings."

Stockholders Sharing an Address

Only one copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials is being delivered to multiple stockholders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

We will deliver promptly upon written or oral request a separate copy our Annual Report on Form 10-K, the Proxy Statement or Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials, or to receive separate copies in the future, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write to the Investor Relations Department of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 or call the Investor Relations Department of Tempur Sealy International at (800) 805-3635.

Cost of Solicitation

Tempur Sealy International will pay the costs of soliciting proxies from stockholders. Certain of our officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies, either personally or by telephone, on behalf of Tempur Sealy International. We will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Tempur Sealy International stock. Tempur Sealy International has retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated approximate cost of $15,000 plus reasonable out-of-pocket expenses. Other proxy solicitation expenses that Tempur Sealy International will pay include those for preparing, mailing, returning and tabulating the proxies.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company's executive officers, Directors, and persons who own more than 5% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on the information made available to us during the year ended December 31, 2021, we believe that all required reports were timely filed, except for the inadvertent failure to timely file a Form 4 for each of Mr. Thompson, Mr. Rao, Mr. Buster, Mr. Montgomery, Mr. Murray, Mr. Rusing and Mr. Vollet relating to performance restricted stock units ("PRSUs") granted to each of them on January 3, 2020, subject to a performance condition and otherwise as described below. On February 4, 2021, the Compensation Committee determined that the maximum performance condition had been satisfied relating to the following grants: the grant of 1,402,536 PRSUs to Mr. Thompson; the grant of 217,392 PRSUs to each of Messrs. Rao, Buster, Montgomery and Vollet; the grant of 91,176 PRSUs to Mr. Murray and the grant of 140,256 PRSUs to Mr. Rusing. Once the Compensation Committee determined that the performance condition had been satisfied for each of these awards, each award became subject only to time vesting restrictions. Accordingly, on January 3, 2022, the first annual installment of each grant vested, and these vested installments were reported on the same Form 4s that were filed on January 5, 2022 reporting the acquisition of these performance equity awards.
.

APPENDIX A

Non-GAAP Financial Information

We provide information regarding adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share and operating income (expense) as a measure of operating performance. We believe these non-GAAP financial measures provide investors with performance measures that better reflect our underlying operations and trends, providing a perspective not immediately apparent from net income, earnings per share and operating income (expense). The adjustments we make to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which we do not consider to be the fundamental attributes or primary drivers of our business.

We believe that exclusion of these items assists in providing a more complete understanding of our underlying results from continuing operations and trends, and we use these measures along with the corresponding GAAP financial measures to manage our business, to evaluate our consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with our results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

 Adjusted Net Income and Adjusted EPS

    The following table sets forth the reconciliation of our reported net income to adjusted net income and the calculation of adjusted EPS for the years ended December 31, 2021 and 2020.

	Year Ended December 31,
(in millions, except per common share amounts)	2021	2020
Net income	$624.5	$348.8
Loss from discontinued operations, net of tax (1)	0.7	—
Loss on extinguishment of debt (2)	23.0	5.1
Acquisition-related costs (3)	6.2	—
Overlapping interest expense (4)	5.2	—
Aspirational plan amortization (5)	—	49.4
Customer-related charges (6)	—	11.7
Incremental operating costs (7)	—	7.2
Asset impairments (8)	—	7.0
Restructuring costs (9)	—	3.8
Accounting standard adoption (10)	—	3.6
Aspirational plan employer costs (11)	—	2.3
Facility expansion costs (12)	—	0.6
Other income (13)	—	(2.3)
Tax adjustments (14)	(7.9)	(31.5)
Adjusted net income	$651.7	$405.7

Adjusted earnings per share, diluted	$3.19	$1.91

Diluted shares outstanding	204.3	212.3

(1)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from our adjusted financial measures for covenant compliance purposes.

(2)	In the year ended December 31, 2021, we recognized $23.0 million of loss on extinguishment of debt associated with the redemption of the 2026 and 2023 senior notes. In the year ended December 31, 2020, we recognized $5.1 million of loss on extinguishment of debt associated with the redemption of the 2023 senior notes and the early repayment of the 364-day term loan.
(3)
In the year ended December 31, 2021, we recognized $6.2 million of acquisition-related costs, primarily related to legal and professional fees and stamp taxes associated with the acquisition of Dreams.

(4)
In the year ended December 31, 2021, we incurred $5.2 million of overlapping interest expense during the period between the issuance of the 2029 Senior Notes and the redemption of the 2026 Senior Notes.

(5)
In the year ended December 31, 2020, we recognized $49.4 million which represented the cumulative catch-up adjustment for the long-term aspirational awards that became probable of vesting during the third quarter of 2020 and the remaining requisite service period in the fourth quarter of 2020.

(6)	In the year ended December 31, 2020, we recorded $11.7 million of customer-related charges in connection with the bankruptcy of Art Van Furniture, LLC and affiliates to fully reserve trade receivables and other assets associated with this account.
(7)
In the year ended December 31, 2020, we recorded $7.2 million of incremental operating costs and charges associated with the global pandemic. Cost of sales included $4.5 million of costs for relief efforts, increased sanitation supplies and services and other items. Operating expenses included $2.7 million of charges related to increased sanitation supplies and services.

(8)	In the year ended December 31, 2020, we recorded $7.0 million of asset impairment charges related to the write-off of certain sales and marketing assets.
(9)	In the year ended December 31, 2020, we incurred $3.8 million of restructuring costs associated with International headcount reductions driven by the macro-economic environment.
(10)	In the year ended December 31, 2020, we recorded $3.6 million of charges related to the adoption of ASU No. 2016-13, "Financial Instruments - Credit Losses (Topic 326)". As permitted by the 2019 Credit Agreement, we elected to eliminate the effect of this accounting change within its covenant compliance calculation.
(11)	In the fourth quarter of 2020, we recognized $2.3 million of employer-related tax costs related to the aspirational plan compensation.
(12)	In the year ended December 31, 2020, we recorded $0.6 million of costs related to the opening of a Sealy manufacturing facility.
(13)	In the fourth quarter of 2020, we recorded $2.3 million of other income related to the sale of a manufacturing facility.
(14)	Adjusted income tax provision represents the tax effects associated with the aforementioned items and discrete income tax events. In the fourth quarter of 2020, we recorded a $9.5 million discrete income tax benefit upon the vesting of our long-term aspirational plan awards.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The following table sets forth the reconciliation of our reported net income to the calculation of EBITDA and adjusted EBITDA for the years ended December 31, 2021, and 2020:

(in millions)	2021	2020
Net income	$624.5	$348.8
Interest expense, net	61.1	77.0
Overlapping interest expense (1)	5.2	—
Loss on extinguishment of debt (2)	23.0	5.1
Income tax provision	198.3	102.6
Depreciation and amortization	176.6	154.9
Aspirational plan amortization (3)	—	49.4
EBITDA	$1,088.7	$737.8
Adjustments:
Loss from discontinued operations, net of tax (4)	0.7	—
Acquisition-related costs (5)	6.2	—
Earnings from Dreams/Sherwood prior to acquisition (6)	40.3	0.3
Customer-related charges (7)	—	11.7
COVID-19 charges (8)	—	7.9
Incremental operating costs (9)	—	7.2
Asset impairments (10)	—	7.0
Restructuring costs (11)	—	3.8
Accounting standard adoption (12)	—	3.6
Aspirational plan employer costs (13)	—	2.3
Facility expansion costs (14)	—	0.6
Other income (15)	—	(2.3)
Adjusted EBITDA	$1,135.9	$779.9

(1)
In the year ended December 31, 2021, we incurred $5.2 million of overlapping interest expense during the period between the issuance of the 2029 Senior Notes and the redemption of the 2026 Senior Notes.

(2)	In the year ended December 31, 2021, we recognized $23.0 million of loss on extinguishment of debt associated with the redemption of the 2026 and 2023 senior notes. In the year ended December 31, 2020, we recognized $5.1 million of loss on extinguishment of debt associated with the redemption of the 2023 senior notes and the early repayment of the 364-day term loan.
(3)
In the year ended December 31, 2020, we recognized $49.4 million which represented the cumulative catch-up adjustment for the long-term aspirational awards that became probable of vesting during the third quarter of 2020 and the remaining requisite service period in the fourth quarter of 2020.

(4)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from our adjusted financial measures for covenant compliance purposes.

(5)
In the year ended December 31, 2021, we recognized $6.2 million of acquisition-related costs, primarily related to legal and professional fees and stamp taxes associated with the acquisition of Dreams.

(6)	We completed the acquisition of Dreams on August 2, 2021 and designated this subsidiary as restricted under the 2019 Credit Agreement. For covenant compliance purposes, we included $40.3 million of EBITDA from this subsidiary for the seven months prior to acquisition in our calculation of adjusted EBITDA for the year ended December 31, 2021. We completed the acquisition of Sherwood Bedding on January 31, 2020 and designated this subsidiary as restricted under the 2019 Credit Agreement. For covenant compliance purposes, we included $0.3 million of EBITDA from this subsidiary for the one month prior to acquisition in our calculation of adjusted EBITDA for the trailing twelve months ended December 31, 2020.
(7)	In the year ended December 31, 2020, we recorded $11.7 million of customer-related charges in connection with the bankruptcy of Art Van Furniture, LLC and affiliates to fully reserve trade receivables and other assets associated with this account.
(8)	In the year ended December 31, 2020, adjusted EBITDA excluded $7.9 million of COVID-19 charges associated with temporarily closed company-owned retail stores and sales force retention costs.
(9)
In the year ended December 31, 2020, we recorded $7.2 million of incremental operating costs and charges associated with the global pandemic. Cost of sales included $4.5 million of costs for relief efforts, increased sanitation supplies and services and other items. Operating expenses included $2.7 million of charges related to increased sanitation supplies and services.

(10)	In the year ended December 31, 2020, we recorded $7.0 million of asset impairment charges related to the write-off of certain sales and marketing assets.
(11)	In the year ended December 31, 2020, we incurred $3.8 million of restructuring costs associated with International headcount reductions driven by the macro-economic environment.
(12)	In the year ended December 31, 2020, we recorded $3.6 million of charges related to the adoption of ASU No. 2016-13, "Financial Instruments - Credit Losses (Topic 326)". As permitted by the 2019 Credit Agreement, we elected to eliminate the effect of this accounting change within its covenant compliance calculation.
(13)	In the fourth quarter of 2020, we recognized $2.3 million of employer-related tax costs related to the aspirational plan compensation.
(14)	In the year ended December 31, 2020, we recorded $0.6 million of costs related to the opening of a Sealy manufacturing facility.
(15)	In the fourth quarter of 2020, we recorded $2.3 million of other income related to the sale of a manufacturing facility.

APPENDIX B
TEMPUR SEALY INTERNATIONAL INC.
2013 EQUITY INCENTIVE PLAN
(As Amended and Restated Effective May 5, 2022)
1.Purpose
The purpose of the Plan, as amended and restated as set forth herein, is to promote the success and enhance the value of the Company by linking the personal interests of employees, consultants and directors of the Company and its Affiliates to those of the Company’s shareholders, and by providing flexibility to the Company in its ability to motivate, attract and retain their services by providing them with additional incentives to promote the success of the Company’s business through the grant of Awards of or pertaining to shares of the Company’s Stock.
2.Definitions
As used in the Plan, the following terms shall have the respective meanings set out below, unless the context clearly requires otherwise:
2.1    Affiliate means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.
2.2    Award means any grant or sale pursuant to the Plan of Options, Stock Appreciation Rights, Performance Units, Restricted Stock, Restricted Stock Units, or Stock Grants.
2.3    Award Agreement means an agreement between the Company and the recipient of an Award, or other notice of grant of an Award, setting forth the terms and conditions of the Award.
2.4    Board means the Company’s Board of Directors.
2.5    Change of Control means the occurrence of any of the following, unless otherwise defined in the applicable Award Agreement:
a.the consummation of a Transaction (as defined in Section 8.4), unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities in substantially the same proportions possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction, or
b.any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under said Exchange Act) of securities possessing more than 30% of the total combined voting power of the Company’s outstanding securities unless pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board recommends such stockholders accept, other than (i) the Company or any of its Affiliates, (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities; or
c.over a period of twenty-four (24) consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) at the beginning of such period ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period (“Incumbent Directors”), or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) who were still in office at the time that election or nomination was approved by the Board; provided that any director elected as provided in clause (ii) shall thereafter be deemed to be an Incumbent Director.

Notwithstanding the foregoing, the Board may, within forty-five (45) days after public disclosure of the occurrence of the event that would otherwise constitute a Change of Control pursuant to clause (b) above, determine that such event will not constitute a Change of Control for purposes of the Plan. Notwithstanding the foregoing or any provision of the Plan to the contrary, if an Award is subject to Section 409A of the Code (and not excepted therefrom) and a Change of Control is a distribution event for purposes of that Award, the foregoing definition of Change of Control shall be interpreted, administered, limited and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event also qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. Section 1.409A-3(i)(5).
2.6    Code means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.
2.7    Committee means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 5 of the Plan and, to the extent deemed appropriate by the Board, shall be composed of not less than two individuals who are “non-employee directors” within the meaning of Section 16 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and “independent directors” within the meaning of Section 303A of the New York Stock Exchange Listing Company Manual. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.
2.8    Company means Tempur Sealy International, Inc., a corporation organized under the laws of the state of Delaware.
2.9    Effective Date means the date the Plan, as amended and restated hereby, is approved by the Company’s stockholders at the Annual Meeting of Stockholders scheduled to be held on May 5, 2022 (or, if the vote on the Plan is accelerated or postponed, such other date on which a stockholders’ meeting to vote to approve the Plan occurs).
2.10    Employee, employment, termination of employment and cease to be employed, and other words or phrases of similar import, shall mean the continued provision of substantial services to the Company or any of its Affiliates (or the cessation or termination of such services) whether as an employee, consultant or director.
2.11    For Cause shall mean, unless otherwise provided in an Award Agreement, any of the following with respect to any Participant: (i) Participant’s willful and continued failure to substantially perform the reasonably assigned duties with the Company or any Affiliate which are consistent with Participant’s position and job description, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to the Participant by the Chief Executive Officer or Chief Human Resources Officer (or such other officer responsible for the Company’s human resources department) of the Company, which specifically identifies the manner in which the Participant has not substantially performed the assigned duties, (ii) Participant’s willful engagement in illegal conduct which is materially and demonstrably injurious to the Company or any Affiliate, Participant’s conviction by a court of competent jurisdiction of, or pleading guilty or nolo contendere to, any felony, or Participant’s commission of an act of fraud, embezzlement, or misappropriation against the Company or any Affiliate, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the business of the Company or any Affiliate.
2.12    Full Value Award means an Award other than an Option or Stock Appreciation Right.
2.13    Good Reason shall mean, unless otherwise provided in an Award Agreement, with respect to any Participant the relocation of such Participant’s principal workplace over sixty (60) miles from the existing workplaces of the Company or any Affiliate of the Company without the consent of such Participant (which consent shall not be unreasonably withheld, delayed or conditioned).
2.14    Grant Date means the date as of which an Award is approved by the Committee, or such later date specified by the Committee in authorizing the Award.
2.15    Incentive Option means an Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

2.16    Market Value means, (a) with respect to any property other than a share of Stock, the fair market value of such property determined by such methods or procedures as may be established from time to time by the Committee, and (b) with respect to a share of Stock, (i) if the Stock is listed on a securities exchange, the closing price for the Stock as reported on the New York Stock Exchange (or on any other principal securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the first date for which a closing price is reported, preceding that date, or (ii) in the event there is no public market for the Stock, the fair market value as determined by the Committee in its sole discretion.
2.17    Nonstatutory Option means any Option that is not intended to be an Incentive Option.
2.18    Option means any right granted to a Participant allowing such Participant to purchase shares of Stock at such price or prices and during such period or periods as the Committee shall determine.
2.19    Optionee means an eligible individual to whom an Option shall have been granted under the Plan.
2.20    Participant means any holder of an outstanding Award under the Plan.
2.21    Performance Criteria and Performance Goals have the meanings given such terms in Section 7.5(d).
2.22    Performance Period means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals or other business objectives will be measured for purposes of determining a Participant’s right to, and the payment of, an Award.
2.23    Performance Unit means a right granted to a Participant under Section 7.5, to receive cash, Stock or other Awards, the payment of which is contingent on achieving Performance Goals or other business objectives established by the Committee.
2.24    Plan means this 2013 Equity Incentive Plan of the Company, as amended or amended and restated from time to time, and including any attachments or addenda hereto.
2.25    Restricted Stock means a grant or sale of shares of Stock to a Participant subject to a Risk of Forfeiture.
2.26    Restricted Stock Units means rights to receive shares of Stock at the close of a Restriction Period, or, if provided in the applicable Award Agreement, an amount in cash based on the value of shares of Stock, subject to a Risk of Forfeiture.
2.27    Restriction Period means the period of time, established by the Committee in connection with an Award of Restricted Stock or Restricted Stock Units, during which the shares of Restricted Stock or Restricted Stock Units are subject to a Risk of Forfeiture described in the applicable Award Agreement.
2.28    Risk of Forfeiture means a limitation on the right of the Participant to retain Restricted Stock or Restricted Stock Units, including a right of the Company to reacquire shares of Restricted Stock at less than its then Market Value, arising because of the occurrence or non-occurrence of specified events or conditions.
2.29    Separation from Service and Separate from Service mean the Participant’s death, retirement or other termination of employment or service with the Company or its Affiliates that constitutes a “separation from service” within the meaning of Section 409A of the Code. A Participant shall be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A of the Code.
2.30    Specified Employee means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with Section 409A of the Code and the procedures established by the Company.
2.31    Stock means common stock, par value $0.01 per share, of the Company, and such other securities as may be substituted for Stock pursuant to Section 8.

2.32    Stock Appreciation Right (or “SAR”) means a right to receive any excess in the Market Value of shares of Stock over a specified exercise price.
2.33    Stock Grant means the grant of shares of Stock not subject to restrictions or other forfeiture conditions.
2.34    Stockholders’ Agreement means any agreement by and among the holders of at least a majority of the outstanding voting securities of the Company and setting forth, among other provisions, restrictions upon the transfer of shares of Stock or on the exercise of rights appurtenant thereto (including but not limited to voting rights).
2.35    Subsidiary means any corporation, limited liability company, partnership or other entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the relevant time each of the entities other than the last entity in the unbroken chain owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.
2.36    Substitute Awards means Awards granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
2.37    Ten Percent Owner means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code).
3.Term of the Plan
Unless the Plan shall have been earlier terminated by the Board, Awards may be granted under the Plan, as amended and restated hereby, at any time in the period commencing on the Effective Date and ending immediately prior to the tenth anniversary of the Effective Date. Awards granted pursuant to the Plan prior to the tenth anniversary of the Effective Date shall not expire solely by reason of the termination of the Plan.
4.Stock Subject to the Plan
4.1    Plan Share Limitations.
a.Subject to adjustment as provided in Section 8 of the Plan, the maximum number of shares of Stock available for issuance under the Plan shall be 44,653,160 shares of Stock. The maximum number of shares that may be issued pursuant to Incentive Options is 44,653,160 shares of Stock.
b.For purposes of determining the number of shares of Stock available for issuance under paragraph (a) above, shares subject to any Option or Stock Appreciation Rights shall reduce the share reserve by one share of Stock for each share of Stock actually subject to the Award and shares subject to any Full Value Award shall reduce the share reserve by two shares of Stock for each share of Stock actually subject to that Award. If and to the extent Options or Stock Appreciation Rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, the shares subject to such grants shall be added back to the share reserve on a one-for-one basis. If any Full Value Awards are forfeited, terminated or otherwise not paid in full, the shares subject to such Awards shall be added to the share reserve on a two-for-one basis. For purposes of applying the limitations in paragraph (a) above and the preceding sentence, if (i) an Award lapses, expires, terminates, or is canceled without the shares of Stock underlying the Award being issued (or any portion thereof), (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the shares of Stock underlying the Award may not be issued on the basis that the conditions for such issuance were not or will not be satisfied, (iii) any Award (or portion thereof) is settled for cash, (iv) shares of Stock to be issued pursuant to an Award are forfeited, or (v) shares of Stock are issued pursuant to an Award and the Company subsequently reacquires such shares of Stock pursuant to rights reserved upon the issuance of such shares of Stock, then, in all such cases, such shares of Stock shall be re-credited to the Plan’s reserve (in the same amount as such shares of Stock depleted the reserve). Notwithstanding the foregoing, in no event shall the following shares of Stock be re-credited to the Plan’s reserve: shares of Stock (i) delivered in payment of the exercise price of an Option, the base price of a Stock Appreciation Right or the other exercise price of an Award; (ii) delivered to or withheld by the Company to satisfy federal, state or local tax withholding obligations; (iii) purchased by the Company using proceeds from Option exercises; or (iv) not issued or delivered as a result of a net settlement of an outstanding Option or Stock Appreciation Right.

c.Substitute Awards shall not reduce the number of shares of Stock authorized for grant under the Plan or the applicable per person limitations for grant to a Participant under Section 4.2, nor shall shares of Stock subject to a Substitute Award again be available for Awards under the Plan as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors prior to such acquisition or combination.
4.2    Per Person Limitations.
a.Directors. The maximum number of shares of Stock subject to Awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year in respect of the non-employee director’s service as a member of the Board (including service as a member or chair of any committee of the Board), shall not exceed $700,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
b.Other Participants. The maximum number of shares of Stock that may be subject to all Awards or any combination thereof granted to any one Participant during any calendar year period shall be 3,000,000.
4.3    Adjustment of Limitations. Each of the share limitations of this Section 4 shall be subject to adjustment pursuant to Section 8 of the Plan.
5.Administration
The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided further, however, that the Committee may delegate to an executive officer or officers the authority to grant Awards hereunder to employees who are not officers of the Company, and to consultants, in accordance with such guidelines as the Committee shall set forth at any time or from time to time. Subject to the provisions of the Plan, and in addition to any other powers granted to the Committee, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan including the employee, consultant or director to receive the Award, the form of Award, the number of Awards to be granted and the terms and provisions of the respective Award Agreements (which need not be identical). In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, consultants, and directors, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan and the Award Agreements, to prescribe, amend and rescind rules and regulations relating to the Plan and Award Agreements, and to make all other determinations necessary or advisable for the administration of the Plan and/or any Award Agreements.
The Committee’s determinations or actions made or taken pursuant to this Section 5 shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.

6.Authorization of Grants
6.1    Eligibility. The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any employee of or consultant to one or more of the Company and its Affiliates or to any non-employee member of the Board or of any board of directors (or similar governing authority) of any Affiliate. However, only employees of the Company, and of any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code, shall be eligible for the grant of an Incentive Option.
6.2    General Terms of Awards. Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including but not limited to any specific terms and conditions applicable to that type of Award set out in the following Section 7), and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant shall have complied with the applicable terms and conditions of such Award (including if applicable delivering a fully executed copy of any agreement evidencing an Award to the Company).
6.3    Effect of Termination of Employment, Etc. Unless the Committee shall provide otherwise with respect to any Award (including, but not limited to, in a Participant’s Award Agreement), if the Participant’s employment or other association with the Company and its Affiliates ends for any reason, including because of the Participant’s employer ceasing to be an Affiliate, any outstanding Award of the Participant shall be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the applicable Award Agreement. Cessation of the performance of services in one capacity, for example, as an employee, shall not result in termination of an Award while the Participant continues to perform services in another capacity, for example as a director. Military or sick leave or other bona fide leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Participant’s reemployment rights, if any, are guaranteed by statute or by contract. To the extent consistent with applicable law, the Committee may provide that Awards continue to vest for some or all of the period of any such leave, or that their vesting shall be tolled during any such leave and only recommence upon the Participant’s return from leave, if ever.
6.4    Non-Transferability of Awards. Except as otherwise provided in this Section 6.4, Awards shall not be transferable, and no Award or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All of a Participant’s rights in any Award may be exercised during the life of the Participant only by the Participant or the Participant’s legal representative. However, the Committee may, at or after the grant of an Award of a Nonstatutory Option, or shares of Restricted Stock, provide that such Award may be transferred by the recipient to a family member; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer shall be valid unless first approved by the Committee, acting in its sole discretion. For this purpose, “family member” means any child, stepchild, grandchild, parent, grandparent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which the foregoing persons have more than fifty (50) percent of the beneficial interests, a foundation in which the foregoing persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty (50) percent of the voting interests.
7.Specific Terms of Awards
In addition to any other limitations set forth in the Plan, and notwithstanding any provisions of the Plan to the contrary, Awards granted to Participants under the Plan shall vest over a period that is not less than one year from the Grant Date (except that this limit need not apply in the event of any Substitute Award or the death or disability of the Participant or as otherwise provided in Section 9). Subject to adjustments made in accordance with Section 8, up to 5% of the aggregate number of shares of Stock authorized for issuance under the Plan may be used for such Awards without regard to the minimum vesting requirements set forth above.
7.1    Options. All Options shall be evidenced by an Award Agreement and all Award Agreements granting Incentive Options shall contain a statement that the Option is intended to be an Incentive Option. If no such statement is included in the Award Agreement, or if the Award Agreement affirmatively states that the Option is intended to be a Nonstatutory Option, the Option will be a Nonstatutory Option. In no event will dividends or other distributions be paid with respect to Options.

a.Exercise Price. The price at which shares of Stock may be acquired under each Option shall be not less than 100% of the Market Value of Stock on the Grant Date (or not less than 110% of the Market Value of Stock on the Grant Date in the case of an Incentive Option granted to a Ten Percent Owner), except in the case of Substitute Awards.
b.Option Period. The period during which the Option may be exercised shall be determined by the Committee and specifically set forth in the Award Agreement, provided that no Option may be exercised on or after the tenth anniversary of the Grant Date (or on or after the fifth anniversary of the Grant Date in the case of an Incentive Option granted to a Ten Percent Owner).
c.Exercisability. An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine. In the case of an Option not otherwise immediately exercisable in full, the Committee may accelerate the vesting of such Option in whole or in part at any time; provided, however, that in the case of an Incentive Option, any such acceleration of the vesting of the Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code or the Optionee consents to the acceleration.
d.Termination of Employment or Service. Except as provided in an Award Agreement, an Option may only be exercised while the Participant is employed by, or providing services to, the Company or any of its Affiliates. The Committee shall have complete discretion, exercisable either at the time an Option is granted or at any time while the Option remains outstanding, to:
i. extend the period of time for which the Option is to remain exercisable following the Participant’s cessation of employment or service from the limited exercise period otherwise in effect for that Option to such greater period of time as the Committee shall deem appropriate, but in no event beyond the expiration of the Option term;
ii. include an automatic extension provision whereby the specified post-service exercise period in effect for any Option shall automatically be extended by an additional period of time equal to the lesser of 30 days and the period during which the exercise of that Option or the immediate sale of the shares acquired under such Option could not be effected in compliance with a blackout policy of the Company applicable to the Participant, or applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such Option beyond the expiration date of the term of that Option; and/or
iii.permit the Option to be exercised, during the applicable post-service exercise period, not only with respect to the number of vested shares of Company Stock for which such Option is exercisable at the time of the Participant’s cessation of service but also with respect to one or more additional installments in which the Participant would have vested had the Participant continued in service.
e.Method of Exercise. An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 17, specifying the number of shares of Stock with respect to which the Option is then being exercised. The notice shall be accompanied by payment in the form of cash or check payable to the order of the Company in an amount equal to the exercise price of the shares of Stock to be purchased or, subject in each instance to the Committee’s approval, acting in its sole discretion, and to such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company:
i. by delivery (including attestation) to the Company of shares of Stock having a Market Value equal to the exercise price of the shares to be purchased,
ii. by surrender of the Option as to all or part of the shares of Stock for which the Option is then exercisable in exchange for shares of Stock having an aggregate Market Value equal to the difference between (1) the aggregate Market Value of the surrendered portion of the Option, and (2) the aggregate exercise price under the Option for the surrendered portion of the Option, or
iii. unless prohibited by applicable law, by delivery to the Company of the Optionee’s executed promissory note in the principal amount equal to the exercise price of the shares of Stock to be purchased and otherwise in such form as the Committee shall have approved.

If the Stock is traded on an established market, payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company). Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option. Within thirty (30) days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his agent a certificate or certificates or shall cause the Stock to be held in book-entry position through the Company’s transfer agent’s direct registration system for the number of shares then being purchased. Such shares of Stock shall be fully paid and nonassessable.
f.Failure to Qualify as an Incentive Option. If an Option that is intended to be an Incentive Option fails to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, the Option shall automatically be treated as a Nonstatutory Option to the extent of such failure. An Incentive Option shall be considered to be an Incentive Option only to the extent that the number of shares of Stock for which the Option first becomes exercisable in a calendar year do not have an aggregate Market Value (as of the date of the grant of the Option) in excess of the “current limit”. The current limit for any Optionee for any calendar year shall be $100,000 minus the aggregate Market Value at the Grant Date of the number of shares of Stock available for purchase for the first time in the same year under each other Incentive Option previously granted to the Optionee under the Plan, and under each other incentive stock option previously granted to the Optionee under any other incentive stock option plan of the Company and its Affiliates. Any shares of Stock which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Nonstatutory Option, otherwise identical in its terms to those of the Incentive Option.
g.Notification of Disposition. Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of the shares of Stock issued upon such exercise prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.
7.2    Stock Appreciation Rights.
a.Tandem or Stand-Alone. Stock Appreciation Rights, or SARs, may be granted in tandem with an Option (at or, in the case of a Nonstatutory Option, after, the award of the Option), or alone and unrelated to an Option. Stock Appreciation Rights in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. In no event will any dividends or other distributions be paid with respect to SARs.
b.Exercise Price. SARs shall have an exercise price of not less than one hundred percent (100%) of the Market Value of the Stock on the date of award, or in the case of SARs in tandem with Options, the exercise price of the related Option, except in the case of any Substitute Award.
c.SAR Period. No SAR may be exercised on or after the tenth anniversary of the Grant Date or, in the case of a Stock Appreciation Right granted in tandem with an Option, the expiration of the Option.
d.Termination of Employment or Service. Except as provided in an Award Agreement, an SAR may only be exercised while the Participant is employed by, or providing services to, the Company or any of its Affiliates. The Committee shall have complete discretion, exercisable either at the time an SAR is granted or at any time while the SAR remains outstanding, to:
i. extend the period of time for which the SAR is to remain exercisable following the Participant’s cessation of employment or service to such greater period of time as the Committee shall deem appropriate, but in no event beyond the expiration of the SAR term; and/or
ii. include an automatic extension provision whereby the specified postservice exercise period in effect for any SAR shall automatically be extended by an additional period of time equal to the lesser of 30 days and the period during which the exercise of that SAR or the immediate sale of the shares acquired under such SAR could not be effected in compliance with any Company blackout policy applicable to the Participant, or applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such SAR beyond the expiration date of the term of that SAR.

7.3    Restricted Stock.
a.Purchase Price. Shares of Restricted Stock shall be issued under the Plan for such consideration, if any, in cash, other property or services, or any combination thereof, as is determined by the Committee.
b.Issuance of Stock. Each Participant receiving a Restricted Stock Award, subject to subsection (c) below, shall be issued a stock certificate in respect of such shares of Restricted Stock or the shares shall be held in book-entry position through the Company’s transfer agent’s direct registration system. If a certificate is issued, such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form:
“The shares evidenced by this certificate are subject to the terms and conditions of the Tempur Sealy International, Inc. 2013 Equity Incentive Plan (as it may be amended or amended and restated from time to time) and an Award Agreement entered into by the registered owner and Tempur Sealy International, Inc., copies of which will be furnished by Tempur Sealy International, Inc. to the holder of the shares evidenced by this certificate upon written request and without charge.”
If the Stock is in book-entry position through the Company’s transfer agent’s direct registration system, the restrictions will be appropriately noted.
c.Escrow of Shares. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award.
d.Restrictions and Restriction Period. During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions related to the performance of services, Company or Affiliate performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.
e.Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan or the applicable Award Agreement but subject to the restriction on dividends and distributions set forth below, the Participant shall have all of the rights of a stockholder of the Company with respect to any outstanding shares of Restricted Stock, including the right to vote, and the right to receive any dividends with respect to, the shares of Restricted Stock (but any dividends or other distributions payable in shares of Stock or other securities of the Company shall constitute additional Restricted Stock, subject to the same Risk of Forfeiture as the shares of Restricted Stock in respect of which such shares of Stock or other securities are paid). The Committee, as determined at the time of Award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock to the extent shares of Stock are available under Section 4. Notwithstanding anything in the Plan or any Award Agreement to the contrary, although the Committee may authorize the accrual of dividends or other distributions during the applicable Restriction Period, in no event will any dividends or distributions be paid with respect to any outstanding shares of Restricted Stock prior to the end of the applicable Restriction Period, and any dividends declared or other distributions made during the Restriction Period will be forfeited if during the Restriction Period the underlying right to Restricted Stock is forfeited or otherwise terminated.
f.Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered.
g.Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Grant Date, a copy of such election with the Company and with the Internal Revenue Service in accordance with the regulations under Section 83(b) of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to an Award under Section 83(b) of the Code.

7.4    Restricted Stock Units.
a.Character. Each Restricted Stock Unit shall entitle the recipient to a share of Stock at a close of such Restriction Period or, if provided in the applicable Award Agreement, an amount in cash based on the value of a share of Stock upon such terms as the Committee may establish and subject to a Risk of Forfeiture arising on the basis of such conditions relating to the performance of services, Company or Affiliate performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.
b.Form and Timing of Payment. Payment of earned Restricted Stock Units, or, if provided in the applicable Award Agreement, an amount in cash based on the value of the applicable shares of Stock, shall be made promptly following the close of the applicable Restriction Period. At the discretion of the Committee and set forth in the applicable Award Agreement, Participants may be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in grants of Restricted Stock Units but only following the close of the applicable Restriction Period and then only if the underlying Stock shall have been earned. Notwithstanding anything in the Plan or any Award Agreement to the contrary, in no event will any dividends or distributions be paid with respect to any outstanding Restricted Stock Units prior to the end of the applicable Restriction Period. The Committee, as determined at the time of Award, may permit or require the payment of cash dividends to be deemed reinvested in additional Restricted Stock Units to the extent shares of Stock are available under Section 4. The Committee may permit or, if it so provides at grant require, a Participant to defer such Participant’s receipt of the payment of earned Restricted Stock Units in accordance with the deferral requirements set forth in Section 409A of the Code. If any such deferral election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals.
7.5    Performance Units.
a.Character. Each Performance Unit shall entitle the recipient to the value of such amount of cash, shares of Stock or other Awards, as may be established by the Committee at the time of grant, at the close of a specified Performance Period to the extent specified business objectives, including but not limited to Performance Goals, shall have been achieved.
b.Earning of Performance Units. The Committee shall set Performance Goals or other business objectives in its discretion which, depending on the extent to which they are met within the applicable Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant. After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive payout on the number and value of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other business objectives have been achieved.
c.Form and Timing of Payment. Payment of earned Performance Units shall be made in accordance with the terms and conditions set forth in the applicable Award Agreement. At the discretion of the Committee and set forth in the applicable Award Agreement, Participants may be entitled to receive any dividends declared with respect to shares of Stock which have been earned in connection with grants of Performance Units which have been earned, but not yet distributed to Participants. Notwithstanding anything in the Plan or any Award Agreement to the contrary, any dividends or dividend equivalents with respect to Performance Units to which a Participant may become entitled under the applicable Award Agreement shall be accumulated, and not paid, until the applicable Award is earned, and such dividends or dividend equivalents shall not be paid if the performance objectives associated with the underlying Performance Unit are not achieved and the Performance Unit is not earned. The Committee may permit or, if it so provides at grant require, a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Stock that would otherwise be due to such Participant by virtue of the satisfaction of any requirements or goals with respect to Performance Units. If any such deferral election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals.
d.Definitions. For purposes of the Plan:
i. Performance Criteria means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals may include, but are not limited to:

•cash flow (before or after dividends), including, without limitation, operating cash flow and free cash flow and cash flow return on invested capital
•stock price
•stockholder return or total stockholder return
•return on investment
•market capitalization
•debt leverage (debt-to-capital)
•net debt
•net debt to EBIT or EBITDA (as defined herein)
•sales or net sales
•income, pre-tax income or net income
•operating profit, net operating profit
•economic profit
•return on operating revenue or return on operating assets
•operating ratio
•market share improvement
•supply chain achievements (including relationships with manufactures or suppliers of component materials and manufacturers of the Company and/or its Subsidiaries’ products)
•achievement of business or operational goals such as market share, business development and/or customer objectives, or debt ratings
•strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, business expansion targets, project milestones, production volume levels, or cost targets
•earnings
•earnings per share
•earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), and any version of the foregoing that includes other exclusions or add-backs determined at the time of the award
•return on equity
•return on capital (including without limitation return on total capital or return on invested capital)
•return on assets or net assets
•economic value added
•revenue
•backlog
•operating income or pre-tax profit
•gross margin, operating margin or profit margin
•cash from operations
•operating revenue
•general and administrative expenses
•cost reduction challenges
•co-development, co-marketing, profit sharing, joint venture or other similar arrangements
•manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities)
•accomplishment of, or goals relating to mergers, acquisitions, dispositions, public offerings or similar business transactions
•cost of capital
•working capital
•ESG related goals
•customer service

ii. Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for a Performance Period, upon one or more of the Performance Criteria. The Performance Goals maybe objective or subjective and quantitative or qualitative and may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from, GAAP, and may be adjusted when established or at any time thereafter to include or exclude any items otherwise includable or excludable under GAAP. The Committee may define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for such Participant, including whether or to what extent to include or exclude the effects of certain events, including, without limitation, any of the following events that occurs during a Performance Period: asset write-downs; litigation, claims, judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganization and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt; impairment of tangible assets; severance, contract termination and other costs relating to certain business activities; foreign exchange gains and/or losses relating to currency fluctuations; the effect of any statements issued by the Financial Accounting Standards Board or its committees; expenses relating to goodwill and other intangible assets, stock offerings, stock repurchases and/or loan loss provisions; and/or any unusual, infrequent or non-recurring items including, but not limited to, such items (A) as described in Accounting Standard Codification Section 22520, or a successor provision thereto, (B) as described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s Annual Report on Form 10-K for the applicable period, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.
7.6    Stock Grants. Stock Grants shall be awarded solely in recognition of significant prior or expected contributions to the success of the Company or its Affiliates, as an inducement to employment, in lieu of compensation otherwise already due and in such other limited circumstances as the Committee deems appropriate. Stock Grants shall be made without forfeiture conditions of any kind.
7.7    Awards to Participants Outside the United States. In order to facilitate the granting of Awards under the Plan, the Committee may, without amending the Plan, provide for special terms for any Award (or modify the terms of any Award under the Plan), in either case, granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States or who provides services to the Company under an agreement with a foreign nation or agency, in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall accommodate differences in local laws, regulations, procedures, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be as comparable as practicable to the value of such an Award to a Participant who is resident or primarily employed in the United States. Moreover, the Committee may establish supplements or sub-plans to, or amendments, restatements, or alternative versions of, the Plan for the purpose of granting and administrating any such Award. No such modification, supplement, sub-plan, amendment, restatement or alternative version may increase the share limit of Section 4 nor include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

8.Adjustment Provisions
8.1    Adjustment for Corporate Actions. All of the share numbers set forth in the Plan reflect the capital structure of the Company as of the Effective Date. If subsequent to that date the outstanding shares of Stock (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of Stock, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such shares of Stock, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares provided in Section 4, (ii) the numbers and kinds of shares or other securities subject to the then outstanding Awards, (iii) the exercise price for each share or other unit of any other securities subject to then outstanding Options and Stock Appreciation Rights (without change in the aggregate purchase price as to which such Options or SARs remain exercisable), and (iv) the repurchase price of each share of Restricted Stock then subject to a Risk of Forfeiture in the form of a Company repurchase right.
8.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action not specifically covered by the preceding Section 8.1, including but not limited to an extraordinary cash distribution on Stock, a corporate separation or other reorganization or liquidation, the Committee may make such adjustment of outstanding Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
8.3    Related Matters. Any adjustment in Awards made pursuant to Section 8.1 or 8.2 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including of Option exercise prices, rates of vesting or exercisability, Risks of Forfeiture, applicable repurchase prices for Restricted Stock, and Performance Goals and other business objectives which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 8. The Committee, in its sole discretion, may determine that no fraction of a share of Stock shall be purchasable or deliverable upon exercise, and in that event if any adjustment hereunder of the number of shares of Stock covered by an Award would cause such number to include a fraction of a share of Stock, such number of shares of Stock shall be adjusted to the nearest smaller whole number of shares. No adjustment of an Option exercise price per share pursuant to Sections 8.1 or 8.2 shall result in an exercise price which is less than the par value of the Stock.
8.4    Transactions.
a.Definition of Transaction. “Transaction” means (i) the consummation of any merger or consolidation of the Company with or into another entity as a result of which the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) the consummation of any sale or exchange of all of the Stock of the Company for cash, securities or other property, (iii) the consummation of any sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions or (iv) stockholder approval of any liquidation or dissolution of the Company.
b.Treatment of Options and Stock Appreciation Rights. In connection with a Transaction, the Committee may take any one or more of the following actions as to all or any (or any portion of) outstanding Options and Stock Appreciation Rights (collectively, “Rights”):
i. provide that such Rights shall be assumed, or substantially equivalent rights shall be provided in substitution therefore, by the acquiring or succeeding entity (or an affiliate thereof);
ii. upon written notice to the holders, provide that the holders’ unexercised Rights will terminate immediately prior to the consummation of such Transaction unless exercised within a specified period following the date of such notice;

iii. provide that outstanding Rights shall become exercisable in whole or in part prior to or upon the Transaction, unless assumed or substituted for as provided in (i) above;
iv. provide for cash payments, net of applicable tax withholdings, to be made to holders equal to the excess, if any, of (A) the acquisition price times the number of shares of Stock subject to an Option (to the extent the exercise price does not exceed the acquisition price) over (B) the aggregate exercise price for all such shares of Stock subject to the Option, in exchange for the termination of such Option; provided, that if the acquisition price does not exceed the exercise price of any such Option, the Committee may cancel that Option without the payment of any consideration therefor prior to or upon the Transaction; and provided further that the Committee may provide for subsequent payout of the excess, if any, described above in accordance with the same exercise/vesting schedule applicable to the unvested Award, but only if such replacement cash program would not result in the treatment of the Award as an item of deferred compensation subject to 409A of the Code. For this purpose, “acquisition price” means the amount of cash, and market value of any other consideration, received in payment for a share of Stock surrendered in a Transaction but need not take into account any deferred consideration unless and until received;
v. provide that, in connection with a liquidation or dissolution of the Company, Rights shall convert into the right to receive liquidation proceeds net of the exercise price thereof and any applicable tax withholdings; and
vi. any combination of the foregoing.
For purposes of subparagraph (i) above, a Right shall be considered assumed, or a substantially equivalent right shall be considered to have been provided in substitution therefor, if following consummation of the Transaction the Right confers the right to purchase or receive the value of, for each share of Stock subject to the Right immediately prior to the consummation of the Transaction, the consideration (whether cash, securities or other property) received as a result of the Transaction by holders of Stock for each share of Stock held immediately prior to the consummation of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if the consideration received as a result of the Transaction is not solely common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof), the Committee may provide for the consideration to be received upon the exercise of the Right to consist of or be based solely on the common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof) equivalent in value to the per share consideration received by holders of outstanding shares of Stock as a result of the Transaction.
c.Treatment of Other Awards. As to outstanding Awards other than Options or Share Appreciation Rights, unless otherwise provided in an Award Agreement, upon the occurrence of a Transaction other than a liquidation or dissolution of the Company which is not part of another form of Transaction, the Award shall apply, and the repurchase and other rights of the Company under each such Award shall inure to the benefit of the Company’s successor and shall apply, to the cash, securities or other property which the Stock was converted into or exchanged for pursuant to such Transaction in the same manner and to the same extent as they applied to the Award. Upon the occurrence of a Transaction involving a liquidation or dissolution of the Company which is not part of another form of Transaction, except to the extent specifically provided to the contrary in the instrument evidencing any Award or any other agreement between a Participant and the Company, all Risks of Forfeiture and Performance Goals or other business objectives, where otherwise applicable to any such Awards, shall automatically be deemed terminated or satisfied, as applicable.
d.Related Matters. In taking any of the actions permitted under this Section 8.4, the Committee shall not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Any determinations required to carry out the foregoing provisions of this Section 8.4, including but not limited to the market value of other consideration received by holders of Stock in a Transaction and whether substantially equivalent Rights have been substituted, shall be made by the Committee acting in its sole discretion. In connection with any action or actions taken by the Committee in respect of Awards and in connection with a Transaction, the Committee may require such acknowledgements of satisfaction and releases from Participants as it may determine.
9.Change of Control
Except as otherwise provided below, upon the occurrence of a Change of Control:
a.In the case of Options:

i. with respect to Options that are assumed, converted or replaced by a successor organization following a Change of Control, if the Participant’s employment is terminated by the Company or any of its Affiliates other than For Cause or if the Participant resigns for Good Reason, in either case within twelve (12) months after the occurrence of a Change of Control, all of the Participant’s Options which have not become vested Options pursuant to the applicable Award Agreement as of the date of such termination of employment shall immediately become vested Options and the Options shall remain outstanding and exercisable until the date that is the one (1) year anniversary of the date of such termination of employment; and
ii. if the Options are not assumed, converted or replaced by a successor organization following such Change of Control, all of the Participant’s Options which have not become vested Options as of the date of such Change of Control shall immediately become vested Options and the Options shall remain outstanding and exercisable until the date that is the one (1) year anniversary of the date of such Change of Control.
b.In the case of any Award other than an Option:
i. with respect to Awards that are assumed, converted or replaced by a successor organization following a Change of Control, if the Participant’s employment is terminated by the Company or any of its Affiliates other than For Cause or if the Participant resigns for Good Reason, in either case within twelve (12) months after the occurrence of a Change of Control, all of the Participant’s Awards subject to vesting which have not become vested Awards pursuant to the applicable Award Agreement as of the date of such termination of employment shall immediately become vested Awards, and if such Award is a Performance Unit, any remaining Performance Goals with respect to such Award shall be deemed to have been met at the target performance level; and
ii. with respect to Awards that are not assumed, converted or replaced by a successor organization following such Change of Control, all of the Participant’s Awards subject to vesting which have not become vested Awards as of the date of such Change of Control shall immediately become vested Awards and if such Award is a Performance Unit, any remaining Performance Goals with respect to such Award shall be deemed to have been met at the target level of performance, if applicable.
None of the foregoing shall apply, however, (i) in the case of any Award pursuant to an Award Agreement requiring other or additional terms upon a Change of Control (or similar event), including without limitation any changes to the definitions used in this Section 9, or (ii) if specifically prohibited under applicable laws, including Section 409A of the Code, or by the rules and regulations of any governing governmental agencies or national securities exchanges.
10.Settlement of Awards
10.1    In General. Options and Restricted Stock shall be settled in accordance with their terms. All other Awards may be settled in cash, Stock, or other Awards, or a combination thereof, as determined by the Committee at or after grant and subject to any contrary Award Agreement. The Committee may not require settlement of any Award in Stock pursuant to the immediately preceding sentence to the extent issuance of such Stock would be prohibited or unreasonably delayed by reason of any other provision of the Plan. An Award Agreement may provide that, in lieu of issuing any fractional share of stock or settlement of an Award, the Company may elect to round up to the next additional whole share of stock or pay the Participant cash in an amount equal to the Market Value of such fractional share of stock.
10.2    Violation of Law. Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of shares of Stock covered by an Award may constitute a violation of law, then the Company may delay such issuance until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:
a.the shares of Stock are at the time of the issue of such shares effectively registered under the Securities Act of 1933, as amended; or

b.the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such shares does not require registration under the Securities Act of 1933, as amended or any applicable State securities laws.
Furthermore, the inability of the Company to obtain or maintain, or the impracticability of it obtaining or maintaining, authority from any governmental agency having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue such Stock as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Stock, with or without consideration to the affected Participants.
10.3    Corporate Restrictions on Rights in Stock. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company. Whenever Stock is to be issued pursuant to an Award, if the Committee so directs at or after grant, the Company shall be under no obligation to issue such shares until such time, if ever, as the recipient of the Award (and any person who exercises any Option, in whole or in part), shall have become a party to and bound by the Stockholders’ Agreement, if any.
10.4    Investment Representations. The Company shall be under no obligation to issue any shares of Stock covered by any Award unless the shares to be issued pursuant to Awards granted under the Plan have been effectively registered under the Securities Act of 1933, as amended, or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations of any jurisdiction in which Participants may reside or primarily work, including but not limited to that the Participant is acquiring the shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares.
10.5    Registration. If the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended, or other applicable statutes any shares of Stock issued or to be issued pursuant to Awards granted under the Plan, or to qualify any such shares of Stock for exemption from the Securities Act of 1933, as amended, or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of an Award, or each holder of shares of Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose and may require reasonable indemnity to the Company and its officers and directors from that holder against all losses, claims, damage and liabilities arising from use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. In addition, the Company may require of any such person that he or she agree that, without the prior written consent of the Company or the managing underwriter in any public offering of shares of Stock, he or she will not sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any shares of Stock during the 180 day period commencing on the effective date of the registration statement relating to the underwritten public offering of securities. Without limiting the generality of the foregoing provisions of this Section 10.5, if in connection with any underwritten public offering of securities of the Company the managing underwriter of such offering requires that the Company’s directors and officers enter into a lock-up agreement containing provisions that are more restrictive than the provisions set forth in the preceding sentence, then (i) each holder of shares of Stock acquired pursuant to the Plan (regardless of whether such person has complied or complies with the provisions of clause (ii) below) shall be bound by, and shall be deemed to have agreed to, the same lock-up terms as those to which the Company’s directors and officers are required to adhere; and (ii) at the request of the Company or such managing underwriter, each such person shall execute and deliver a lock-up agreement in form and substance equivalent to that which is required to be executed by the Company’s directors and officers.

10.6    Placement of Legends; Stop Orders; etc. Each share of Stock to be issued pursuant to Awards granted under the Plan may bear a reference to the investment representations made in accordance with Section 10.4 in addition to any other applicable restrictions under the Plan, and the terms of the Award and under the Stockholders’ Agreement, if any, and, if applicable, to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect to such shares of Stock. All shares of Stock or other securities issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions, or, if the Stock will be held in book-entry position through the Company’s transfer agent’s direct registration system, the restrictions will be appropriately noted.
10.7    Tax Withholding. Whenever shares of Stock are issued or to be issued pursuant to Awards granted under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local, foreign or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates, held in book-entry position through the Company’s transfer agent’s direct registration system, for such shares. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to a Participant or to utilize any other withholding method prescribed by the Committee from time to time, including the withholding of shares of Stock to satisfy the Participant’s tax obligation. However, in such cases Participants may elect, subject to the approval of the Committee, acting in its sole discretion, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares of Stock to satisfy their tax obligations; provided, however, that no such election shall be permitted to the extent it would cause a violation of Section 409A of the Code. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee deems appropriate. If shares of Stock are withheld to satisfy an applicable withholding requirement, the shares of Stock withheld shall have a Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction (except as otherwise approved by the Committee, provided that such approval does not permit withholding at a rate that would exceed either the maximum rate with respect to the Participant under applicable tax law or regulations or a Participant’s estimated federal state, local and foreign tax obligations attributable to the underlying payment); provided, however, if shares of Stock are withheld to satisfy a withholding requirement imposed by a country other than the United States, the amount withheld may exceed such minimum, provided that it is not in excess of the actual amount required to be withheld with respect to the Participant under applicable tax law or regulations. An Award Agreement may provide that, if shares of stock are withheld as provided above, in lieu of issuing a fractional share of stock as a result of such withholding the Company will pay cash to the Participant in an amount equal to the Market Value of such fractional share.
10.8    Company Charter and By-Laws; Other Company Policies. The Plan and all Awards granted hereunder are subject to the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board and as in effect from time to time regarding the acquisition, ownership or sale of Stock by employees and other service providers, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee conduct, and other similar events.
11.Reservation of Stock
The Company shall at all times during the term of the Plan and any outstanding Awards granted hereunder reserve or otherwise keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and the Awards, and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

12.Limitation of Rights in Stock; No Special Service Rights
A Participant shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Stock subject to an Award, unless and until a certificate shall have been issued therefor and delivered to the Participant or his agent, or the Stock shall be issued through the Company’s transfer agent’s direct registration system. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company. Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other association with the Company or any Affiliate, or interfere in any way with the right of the Company or any Affiliate, subject to the terms of any separate employment or consulting agreement or provision of law or Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other association with the Company and its Affiliates.
13.Unfunded Status of Plan
The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments with respect to Options, Stock Appreciation Rights and other Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.
14.Nonexclusivity of the Plan
Neither the adoption of the Plan by the Board nor any action taken in connection with the adoption or operation of the Plan shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options and restricted stock other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
15.No Guarantee of Tax Consequences
It is intended that all Awards shall be granted and maintained on a basis which ensures they are exempt from, or otherwise compliant with, the requirements of Section 409A of the Code, pertaining non-qualified plans of deferred compensation, and the Plan shall be governed, interpreted and enforced consistent with such intent. However, neither the Company nor any Affiliate, nor any director, officer, agent, representative or employee of either, guarantees to the Participant or any other person any particular tax consequences as a result of the grant of, exercise of rights under, or payment in respect of an Award, including but not limited to that an Option granted as an Incentive Option has or will qualify as an “incentive stock option” within the meaning of Section 422 of the Code or that the provisions and penalties of Section 409A of the Code will or will not apply and no person shall have any liability to a Participant or any other party if a payment under an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment fails to realize such intention or for any action taken by the Board or the Committee with respect to the Award.
16.Termination and Amendment of the Plan
16.1    Termination or Amendment of the Plan. Subject to the limitations contained in Section 16.3 below, including specifically the requirement of stockholder approval, if applicable, the Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment.
16.2    Termination or Amendment of Outstanding Awards; Assumptions. Subject to the prohibition on reducing the exercise price for Options and the other prohibitions contained in Section 16.3 below, including specifically the requirement of stockholder approval, if applicable, the Committee may at any time:
a.amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan;

b.within the limitations of the Plan, modify, extend or assume outstanding Awards or accept the cancellation of outstanding Awards or of outstanding stock options or other equity-based compensation awards granted by another issuer in return for the grant of new Awards for the same or a different number of shares of Stock and on the same or different terms and conditions (including but not limited to the exercise price of any Option); and
c.offer to buy out for a payment in cash or cash equivalents an Award previously granted or authorize the recipient of an Award to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.
16.3    Limitations on Amendments, Etc.
a.Without the approval of the Company’s stockholders, no amendment or modification of the Plan by the Board may (i) increase the number of shares of Stock which may be issued under the Plan (except with respect to any equitable adjustment made pursuant to Section 8), (ii) change the description of the persons eligible for Awards, or (iii) effect any other change for which stockholder approval is required by law or regulation or the rules of any relevant stock exchange.
b.No action by the Board or the Committee pursuant to this Section 16 (including, for the avoidance of doubt, any changes to the Plan pursuant to this amendment and restatement) shall adversely affect the rights of the recipient of any Award outstanding on the date of such amendment or modification of such Award in a material manner, as the case may be, without the Participant’s consent; provided, however, that no such consent shall be required if the Board or Committee, as the case may be, (i) determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, (ii) determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated, or (iii) reasonably determines on or after the date of any Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation.
c.The Committee shall not (i) implement any cancellation or regrant program pursuant to which outstanding Options or Stock Appreciation Rights under the Plan are cancelled and new Options or Stock Appreciation Rights are granted in replacement with a lower exercise price (except in connection with an equitable adjustment under Section 8), (ii) cancel outstanding Options or Stock Appreciation Rights under the Plan with exercise prices in excess of the then current Market Value for consideration payable in cash, equity securities of the Company or in the form of any other Award under the Plan, except in connection with a Change in Control transaction, or pursuant to an equitable adjustment under Section 8, or (iii) otherwise reduce the exercise price in effect for outstanding Options or Stock Appreciation Rights under the Plan (except in connection with an equitable adjustment under Section 8), without, in each such instance, obtaining the approval of the Company’s stockholders.
17.Notices and Other Communications
Any communication or notice required or permitted to be given under the Plan shall be in such form as the Committee may determine from time to time. If a notice, demand, request or other communication is required or permitted to be given in writing, then any such notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to the recipient of an Award, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Chief Financial Officer and Chief Human Resources Officer (or such other officer responsible for the Company’s human resources department), or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.

18.Governing Law
The Plan and all Award Agreements and actions taken hereunder and thereunder shall be governed, interpreted and enforced in accordance with the laws of the state of Delaware, without regard to the conflict of laws principles thereof, and it is the intention of the Company that Incentive Options granted under the Plan qualify as such under Section 422 of the Code.
19.Clawback
By accepting Awards under the Plan, each Participant agrees to reimburse the Company with respect to any Award granted under the Plan to the extent required by any clawback, adjustment or recoupment policy of the Company now in effect or as may be adopted by the Company from time to time as required by Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or as otherwise required by applicable law or regulation. By accepting Awards under the Plan, each Participant agrees that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or Awards.
20.Compliance with Section 409A of the Code
Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award or benefit provided under the Plan is subject to the provisions of Section 409A of the Code, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:
a.If a Participant is a Specified Employee and a payment subject to, Section 409A of the Code (and not excepted therefrom) is due as a result of the Participant’s Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant’s Separation from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period shall be paid immediately following the end of the six-month period in the month following the month containing the six-month anniversary of the date of termination unless another compliant date is specified in the applicable Award Agreement.
b.For purposes of Section 409A of the Code, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A of the Code and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A of the Code, the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A of the Code. Whether a Participant has incurred a Separation from Service shall be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A of the Code.
c.The Committee, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Committee shall determine, in its discretion, in accordance with the provisions of Section 409A of the Code, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Options and other stock rights subject to Section 409A of the Code. An election shall be made by filing an election with the Company (on a form provided by the Company) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Committee to the extent consistent with Section 409A of the Code) and shall be irrevocable for such applicable calendar year (or other applicable service period).
d.The grant of Options and other share rights subject to Section 409A of the Code shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A of the Code.

SCAN TO
VIEW MATERIALS & VOTE

TEMPUR SEALY INTERNATIONAL, INC.
1000 TEMPUR WAY
LEXINGTON, KY 40511

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 4, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 4, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D68147-P66943

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEMPUR SEALY INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Seven Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Evelyn S. Dilsaver	☐	☐	☐
1b. Simon John Dyer	☐	☐	☐
1c. Cathy R. Gates	☐	☐	☐
1d. John A. Heil	☐	☐	☐
1e. Meredith Siegfried Madden	☐	☐	☐
1f. Richard W. Neu	☐	☐	☐
1g. Scott L. Thompson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2022;	☐	☐	☐
3. ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS; AND	☐	☐	☐
4. APPROVAL OF THE AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN.	☐	☐	☐

NOTE: This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by Internet, phone or giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting a later-dated proxy. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur Sealy International, Inc. called for May 5, 2022 and the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021 prior to the signing of this proxy.

Please sign exactly as name appears on this proxy. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D68148-P66943

PROXY CARD

TEMPUR SEALY INTERNATIONAL, INC.
PROXY FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of TEMPUR SEALY INTERNATIONAL, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Bhaskar Rao and Mohammad Vakil, each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2022 Annual Meeting of Stockholders of Tempur Sealy International, Inc. to be held virtually at 8:30 a.m. Eastern Time, on May 5, 2022, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the Annual Meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting a later-dated proxy. The undersigned hereby acknowledges receipt of a hard copy of, or electronic access to, a Notice of Annual Meeting of Stockholders of Tempur Sealy International, Inc. called for May 5, 2022 and the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021 prior to the signing of this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION, FOR THE AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(IMPORTANT - PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE OF THIS CARD)

Continued and to be signed on reverse side